UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

(Name of Registrant as Specified in Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PACIFIC PREMIER BANCORP, INC.

2024 Proxy Statement

ELECTRONIC DELIVERY OF PROXY MATERIALS
We encourage all stockholders to voluntarily elect to receive all proxy materials electronically.

ELECTRONIC DELIVERY
The benefits of e-Delivery are:
•
you receive immediate and convenient access to the materials

•
you can help reduce our impact on the environment

•
you can help us to reduce our printing and mailing costs

SCAN THE QR CODE To vote using your mobile device, sign up for e-delivery or download annual meeting materials. Please have your control number available.	2024 ANNUAL MEETING Monday, May 13, 2024 at 9:00 a.m., Pacific Standard Time

OUR ENVIRONMENTAL IMPACT
Our E-Delivery initiative has helped result in the elimination of many sets of paper proxy materials from being produced and mailed. This helps reduce our environmental footprint in the following ways:

Saving wood and trees	Saving BTU’s	Reducing CO2 emissions	Conserving water	Reducing solid waste	Reducing hazardous air pollutants
For further information about the environmental impacts of saving paper, you can visit www.papercalculator.org.

17901 Von Karman Avenue, Suite 1200
Irvine, California 92614
949-864-8000
April 1, 2024
Notice of 2024 Annual Meeting of Stockholders
Fellow Stockholders:
On behalf of the Board of Directors and management of Pacific Premier Bancorp, Inc. (the “Company”), you are cordially invited to attend the 2024 Annual Meeting of the Company’s Stockholders (“Annual Meeting”). The Annual Meeting will be held in person on Monday, May 13, 2024, at 9:00 a.m., Pacific Time at the Company’s offices located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. There is also an option to attend the Annual Meeting telephonically, using the instructions set forth in the Proxy Statement. Directors and executive officers of the Company plan to participate in the Annual Meeting in person, and will be available to respond to any questions that you may have regarding the business to be transacted.
The stockholders will consider and act upon the following matters at this year’s Annual Meeting:
1.
To elect eleven (11) directors, each for a one-year term, or until their successors are elected and qualified;

2.
To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

3.
To approve, on a non-binding advisory basis, whether the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers should be held every one, two or three years; and

4.
To ratify Deloitte & Touche LLP’s appointment as the Company’s independent auditor for the fiscal year ending December 31, 2024.

In addition, we will transact such other matters as may properly come before the meeting and at any postponement or adjournment thereof. Management is not aware of any other such business.
The attached Proxy Statement describes in greater detail all of the formal business that will be transacted at the Annual Meeting. Additionally, we have included a recap of our recent initiatives regarding environmental, social, and governance (ESG) matters, financial highlights from the most recent fiscal year, and the results of our stockholder engagement efforts.
Your vote is very important. We encourage you to vote via the Internet, telephone, or sign and return your proxy card prior to the Annual Meeting, so that your shares of common stock will be represented and voted at the Annual Meeting regardless of whether, or how, you attend.
The Board of Directors has fixed March 18, 2024 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.
On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued support.
Best Regards,
Steven R. Gardner
Chairman, Chief Executive Officer, and President

2023 PERFORMANCE AND PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in the Proxy Statement of Pacific Premier Bancorp, Inc., referred to as the “Company.” This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire Proxy Statement for more detailed information on each topic prior to casting your vote. The Proxy Statement and form of proxy are first being sent to stockholders on or about April 1, 2024.
GENERAL INFORMATION

Meeting	Date	Time	Location	Record Date	Stock Information
Annual Stockholders Meeting	Monday, May 13, 2024	9:00 a.m., Pacific Time	17901 Von Karman Avenue, Suite 1200, Irvine, California 92614	Close of Business on March 18, 2024	Symbol: PPBI Exchange: NASDAQ Global Select Common Stock Outstanding as of the Record Date: 96,475,096
MATTERS TO BE VOTED UPON:
Items of Business		Board Recommendation	More Information
Proposal 1	Election of Directors	FOR each director nominee	Page 13
Proposal 2	Advisory resolution to approve, on a non-binding basis, the compensation of the Company’s named executive officers as disclosed in the accompanying Proxy Statement	FOR approval	Page 48
Proposal 3	Advisory resolution to approve, on a non-binding basis, the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers	FOR one year	Page 81
Proposal 4	Ratification of Deloitte & Touche LLP’s appointment as our independent auditor for the year ending December 31, 2024	FOR ratification	Page 82
How to Vote Your Shares

Online	www.proxyvote.com	By Phone	Call the number at the top of your proxy card	By Mail	Complete, sign, date, and return your proxy card in the envelope provided
IMPORTANT NOTICE REGARDING ACCESS TO THE ANNUAL MEETING VIA TELEPHONE

We are providing stockholders an opportunity to listen to the Annual Meeting via telephone. You can access this option by dialing 866-290-5977 immediately prior to the start time for the Annual Meeting and asking to be joined into the Pacific Premier Bancorp, Inc. call.
Stockholders accessing the meeting via telephone will not be able to vote their shares of common stock via telephone during the Annual Meeting. As a result, if you plan to listen to the Annual Meeting via telephone, it is important that you vote your proxy prior to the Annual Meeting. For details on how to vote your proxy, please refer to “Meeting and Other Information — How to Vote” on page 86 of this Proxy Statement.

2023 PERFORMANCE HIGHLIGHTS
The following financial performance highlights are qualified by reference to our Annual Report on Form 10-K for the year ended December 31, 2023, which we refer to as our 2023 Annual Report. For more complete information regarding our 2023 performance, please review our 2023 Annual Report.
We Produced Consistent Results Amidst an Uncertain Environment
Our team delivered consistent performance during 2023, which was an extraordinary and challenging year for the banking industry. Rapidly rising interest rates, multiple bank failures in rapid succession, and heightened regulatory scrutiny brought challenging dynamics to the market. Throughout it all, we maintained our focus on prudent and proactive capital, liquidity and credit risk management, and leveraged our best-in-class service to deepen our relationships with existing clients and attract new clients to our franchise to deliver long-term value to our stockholders and the communities we serve.
As evidence of our prudent and proactive approach to risk management, in November 2023, we completed a Board-approved investment securities portfolio repositioning transaction in which we sold approximately $1.26 billion of available-for-sale securities consisting primarily of lower-yielding agency and mortgage-backed debt securities for a net after-tax loss of approximately $182.3 million. A portion of the net proceeds from the securities portfolio repositioning was deployed during the fourth quarter of 2023 into a mix of cash and higher-yielding earning assets, and a portion of the net proceeds was used to repay higher-cost brokered deposits and borrowings. In addition to further enhancing our liquidity and preserving our capital, the securities repositioning produced immediate results by expanding the fourth quarter 2023 net interest margin by 16 basis points, and is anticipated to meaningfully contribute to our earnings in future periods.
Our approach to capital, liquidity, and credit risk management continue to produce results for our stockholders. Our tangible common equity ratio was in the top 10% of the KBW Regional Banking Index (the “KRX”) at December 31, 2023, while our common equity capital ratio (“CET1”) was in the top quartile of the KRX at the same date. For full year 2023, after giving effect to the investment securities portfolio restructuring transaction described above, as well as $1.5 million after-tax additional noninterest expense due to a special FDIC assessment in the fourth quarter of 2023, we had net income of $30.9 million, or $0.31 per diluted share, return on average assets (“ROAA”) of 0.15%, and return on average tangible common equity (“ROATCE”) of 2.09%. Excluding the net after-tax loss resulting from the securities portfolio repositioning transaction and the special FDIC assessment in the fourth quarter of 2023, our full-year adjusted net income was $214.6 million, or $2.26 per diluted share, and our full-year adjusted ROAA and adjusted ROATCE were 1.03% and 11.95%, respectively.* Our adjusted return measures reflected our continued focus on prioritizing capital accumulation over balance sheet growth throughout the year. To add some historical perspective, our tangible book value per share has more than doubled since 2013, reflecting successful execution of our overall growth strategy.
*
Please refer to the “GAAP Reconciliations” included in Annex A to this Proxy Statement. Adjusted ROAA excludes net after-tax loss of $182.3 million resulting from the securities portfolio restructuring transaction and $1.5 million after-tax noninterest expense due to the special FDIC assessment, each in the fourth quarter of 2023. On an unadjusted basis, our full-year ROAA was 0.15%.

Tangible Book Value per Share with Cumulative Dividends*
We Prioritized Capital Accumulation and Risk Management
We emphasized prudent credit risk management throughout 2023 as our allowance for credit losses, at 1.45% of loans held for investment, ranked in the top quartile of the KBW regional banking index. Nonperforming assets remained near historical lows at 0.13% of total assets, ranking in the top 10% of the KRX at year-end 2023. Our regulatory capital ratios have increased meaningfully since 2021, representing our continued focus on capital accumulation. Additionally, we continued to exercise pricing discipline while tightly controlling operating expenses. The strength of our relationship-centric deposit base is evident with our full year total cost of funds of 1.49%, which was better than the peer median. On the expense front, our level of noninterest expenses to average assets of 1.96% was also better than the peer median.
*
Please refer to the “GAAP Reconciliations” included in Annex A to this Proxy Statement.

*
Please refer to the “GAAP Reconciliations” included in Annex A to this Proxy Statement.

Continued Value Creation for Our Stockholders in 2023
We continued to deliver short- and long-term value to our stockholders in 2023. We returned $126 million in capital to our stockholders throughout the year and have returned an aggregate of $507 million in common dividends over the past five years. Our 10-year total shareholder return of 125% exceeded the KBW Regional Bank Total Return Index increase of 81%, over the ten-year period ended December 31, 2023.

10-Year Total Shareholder Return

PPBI-Total Shareholder Return 125%
KBW Regional Banking Total Return Index Price Return-Index Value Change - 81%
125%
81%
12/31/13
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20
12/31/21
12/31/22
12/31/23

OVERVIEW OF VOTING MATTERS
The vote required for each proposal presented at the Annual Meeting and the effect of uninstructed shares and abstentions on each proposal is as follows:
Proposal	Vote Required	Broker Non-Votes Allowed	Abstentions	You May Vote
Proposal 1 Election of Directors	Majority of Votes Cast*	No	No Effect	FOR, AGAINST, or ABSTAIN
Proposal 2 Advisory Vote on Approval of Named Executive Officer Compensation	Majority of Votes Cast	No	No Effect	FOR, AGAINST, or ABSTAIN
Proposal 3 Advisory Vote on Frequency of Stockholder Advisory Votes on Named Executive Officer Compensation	Majority of Votes Cast	No	No Effect	1 YEAR, 2 YEARS, 3 YEARS, OR ABSTAIN
Proposal 4 Ratification of Independent Auditor	Majority of Votes Cast	Yes	No Effect	FOR, AGAINST, or ABSTAIN

*
Voting standard for uncontested director elections.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
Our Notice of Meeting and Proxy Statement and the 2023 Annual Report are available on the Internet at www.proxyvote.com and from our corporate website at www.ppbi.com under the “Investors” section. Information on this website, other than the Proxy Statement, is not a part of the enclosed Proxy Statement.

2023 STOCKHOLDER OUTREACH & ENGAGEMENT CAMPAIGN
During 2023, we actively and directly engaged with our institutional stockholders, with executive management participating in eight investor conferences and holding individual meetings with more than 100 institutional investors.
Additionally, in 2023 the Company continued its formal stockholder outreach and investor engagement campaign, the majority of engagement calls conducted in fall 2023. The outreach campaign targeted Pacific Premier’s largest institutional stockholders, consisting of both active and passive investors. The 2023 stockholder outreach campaign included efforts to connect with holders of approximately 74% of our outstanding shares of common stock (as of September 30, 2023), and direct engagement calls were held with holders accounting for 56% of shares outstanding. Our Lead Independent Director, Board Chair and Chief ESG and Corporate Responsibility Officer participated in the engagement calls, with discussions covering a range of topics related to long-term stockholder value, including our environmental, social and governance (“ESG”) initiatives, corporate governance, data and security, and executive compensation.
74%	56%	Top 25 Institutional Investors
Proactive outreach to stockholders representing 74% of voting shares	Investors holding 56% of outstanding shares engaged in calls with the Lead Independent Director, Board Chair and Chief ESG and Corporate Responsibility Officer	Institutional investors contacted during 2023 Stockholder Outreach Campaign
The table below summarizes the feedback we received from stockholders on the themes of environment and climate; human capital and diversity, equity, and inclusion; corporate governance and data security; executive compensation; and enterprise risk management. We intend to publish our 2023 Corporate Social Responsibility Report (“2023 CSR Report”) during the second quarter of 2024.
FEEDBACK THEMES	ACTIONS IMPLEMENTED
THEME 1: ENVIRONMENT AND CLIMATE
ESG Journey. Investors recognized the Company’s continued disclosure of ESG initiatives aligned with the Sustainability Accounting Standards Board (“SASB”) and the Task Force on Climate-related Financial Disclosures (“TCFD”) frameworks, which are our stockholders’ preferred frameworks.	Enhanced our ESG program with new disclosures in the 2023 CSR Report, building on the previous disclosures and continuing to address elements of the SASB and TCFD frameworks. See the 2023 CSR Report.
GHG Emissions. Investors appreciated the Company’s development of clear ESG disclosures.	We updated our public disclosures of Scope 1 and Scope 2 GHG emissions to include 2023.
Data Integrity. Investors discussed the importance of data integrity and controls around ESG reporting. Investors asked about the ESG data capture process, including the role of automation and the utilization of third-party vendors versus using internal resources.	As part of our efforts to enhance the data capture process, we integrated ESG data capture into our enterprise-wide governance, risk and compliance platform. We utilize third party vendors, and continue to develop internal controls to ensure data integrity. Please see the 2023 CSR Report.
Risk Oversight and Climate. Investors asked about risk oversight in the area of climate risk, including potential lending exposure in industries that are particularly impacted, namely, carbon-intensive industries.
Investors asked about our climate risk evaluation process in commercial underwriting, specifically about natural disasters among California-based customers. An investor asked about exposure to fire and flood.
For a high-level statement regarding the Company’s potential lending exposure to industries that are particularly impacted by climate risk, please see page 17 of our 2023 Annual Report.
For a discussion about the internal climate-related credit risk management process, please see the 2023 CSR Report.

THEME 2: SOCIAL AND HUMAN CAPITAL
Community Outreach and Financial Inclusion. Investors asked about our community outreach programs broadly, and asked about our efforts related to financial inclusion in our communities.	We expanded disclosure related to community outreach and financial inclusion in our 2023 CSR Report.
Employee Engagement. Investors asked about the employee engagement program and its frequency. Investors asked about the results and learnings from the employee engagement survey	Enhanced disclosure around our employee engagement program, including our most recent engagement survey, are included in our 2023 Annual Report and 2023 CSR Report.

FEEDBACK THEMES	ACTIONS IMPLEMENTED
THEME 3: BOARD OF DIRECTORS MATTERS
Board Oversight. Investors asked about the Board’s oversight role in several key areas, including capital management, enterprise risk management, and environmental and social initiatives.	We have expanded our disclosures related to Board oversight in several key areas, including enterprise risk management, cybersecurity and environmental and social initiatives. Please see pages 33-35 and 39-42 of this Proxy Statement. See also page 36 for a summary of director engagement outside of the Board room.
Board Refreshment. Investors inquired about the process for identifying needed skillsets and ensuring those skillsets are reflected in the Board’s composition. Investors asked about board term limitations, succession planning and overall structure of director tenure.	Please see pages 14-15 of this Proxy Statement for an explanation of our process around identifying needed skillsets and efforts to ensure those skills are reflected in the Board’s composition. Our policy regarding term limitations is discussed on page 14 of this Proxy Statement, and our Nominating and Governance Committee regularly reviews this policy.

Best Practices; Education and Training. Investors discussed director over boarding asked about policies related to our directors participating as directors of other public companies.
One investor suggested enhanced disclosures around board education, training, and engagement for new directors.

Our Governance Policy provides that our directors may serve on the board of directors of no more than three additional public companies. Our director skills matrix, on page 13 of this Proxy Statement, includes information on outside public company board service.
We provided additional disclosure about our Director continuing education program and processes on page 15 of this Proxy Statement.

THEME 4: EXECUTIVE COMPENSATION
Peer Weighted Incentives. Investors provided favorable feedback that the Company’s STI metrics, not just LTI metrics, are weighted relative to peers.	We appreciate the positive feedback. For 2023, we maintained return on average assets relative to the KRX index as a performance metric. Please see pages 59-61 of this Proxy Statement.
Incentive Compensation Metrics. Investors asked about possible updates to STI and LTI metrics, particularly whether STI metrics are being updated to have more of a risk mitigation focus given the given unique industry challenges during 2023.	Our Compensation Committee adopted revised STI metrics for 2023, including a strategic objectives element that incorporated elements of risk mitigation and an emphasis on social initiatives including diversity, equity and inclusion. See pages 59-61 of this Proxy Statement.
THEME 5: ENTERPRISE RISK MANAGEMENT
Liquidity, Interest Rate and Credit Risk. Investors asked about the process for managing interest rate, liquidity and credit risk given the challenging industry environment in 2023, including how we approach the tradeoff between growth and risk management given our strong capital position.	For information on our management of liquidity, interest rate and credit risk, please see our Investor Presentations for the fourth quarter of 2023 and the first quarter of 2024. Please also see the description of our business on pages 5-18 of our 2023 Annual Report.

ESG HIGHLIGHTS
In 2023, we achieved important milestones in our ESG efforts, resulting in several noteworthy accomplishments. The table below provides a summary of these key highlights. For a more comprehensive overview of our initiatives and progress, we encourage you to review our annual CSR Report.
2023 ACCOMPLISHMENTS
Relaunched FreshStart checking account to meet the needs of unbanked and underbanked individuals, promoting financial inclusion and accessibility
Disclosed Scope 1 and Scope 2 emissions
Sourced 38% of electricity at a key Headquarters building in Irvine from renewable resources
Achieved the highest level of volunteer and community engagement hours, totaling 10,800+, highlighting dedication to community involvement and social responsibility
Improved employee engagement with Gallup survey surpassing average participation rates at 91%
Formed Women in Leadership group focused on mentoring high-performing future women leaders in the bank, promoting gender diversity and empowerment
Established formal Supplier Diversity Council to explore opportunities for diverse suppliers to participate in our procurement process
Materially reduced purchase of single-use cups, plates, and utensils in our offices

DIRECTOR NOMINEES
Additional details about each of the director nominees can be found beginning on page 18.
				COMMITTEE MEMBERSHIPS AT DECEMBER 31, 2023
Name	Age	Director Since	Independent	Audit	Compensation	Nominating/ Governance	Enterprise Risk
Ayad A. Fargo	63	2016			●	●
Steven R. Gardner, Chair, CEO & President	63	2000
Stephanie Hsieh	55	2022			●		●
Jeffrey C. Jones	69	2006		●	●	●
Rose E. McKinney-James	71	2022				●	●
M. Christian Mitchell, Lead Independent Director	69	2018		●		●	●
George M. Pereira	59	2021		●			●
Barbara S. Polsky	69	2019			●	●	●
Zareh H. Sarrafian	60	2016		●		●
Jaynie M. Studenmund	69	2019			●		●
Richard C. Thomas	75	2020		●			●
●	Committee Chairperson	●	Committee Member

Board of Director and Governance Highlights
Board Independence	Board Practices	Board Accountability	Stockholder Alignment

•
Lead Independent Director provides robust independent oversight

•
All directors are independent except for CEO

•
100% independent Board committees; 50% of Chairs with gender or ethnic diversity

•
Independent directors conduct regular executive sessions led by the Lead Independent Director

•
Board and committee ability to hire outside advisors, independent of management

•
Annual Board, committee, and director assessments

•
Risk oversight and strategic planning by full Board and committees

•
Outside public board service limited to three additional boards

•
Board has direct access to all of our senior executive officers

•
Independent directors evaluate CEO performance and approve CEO and NEO compensation

•
Annual election of all directors

•
Majority vote for uncontested elections

•
Stockholders have the ability to call a special meeting with 10% support

•
Stockholder engagement program with feedback incorporated into Board deliberations

•
One class of outstanding capital stock with equal voting rights

•
Robust stock ownership guidelines for all Directors and Named Executive Officers

•
Clawback policy for both cash and equity incentives refreshed in November 2023

•
Maintain restrictions on hedging and pledging shares of our stocks

•
Double-trigger acceleration of equity vesting provisions in place for change in control

EXECUTIVE COMPENSATION HIGHLIGHTS
The Compensation Discussion and Analysis beginning on page 49 gives a more detailed description of the Company’s compensation policies, which include the following highlights:
Our Compensation Philosophy		2023 Executive Compensation Highlights
Alignment with Stockholder Interests	• Executive compensation is tied to financial performance and achievement of strategic goals • Stock ownership requirements • Disincentives for excessive risk-taking
2023 Say-on-Pay Results: 98% approval of compensation program
Stockholder Outreach: Continued formal stockholder outreach program, which included outreach to institutional holders representing approximately 74% of outstanding shares and meetings held with investors holding 56% of outstanding shares
CEO Variable and “At Risk” Pay: Approximately 82% of CEO’s total compensation
Long-Term Incentives:
•
50% time-based restricted stock

•
50% performance-based RSUs

Maintained disciplined approach to compensation governance and best practices: Our Compensation Committee regularly reviews our compensation practices and policies to ensure they further our executive compensation philosophy and reduce unnecessary risk

Pay for Performance
•
Focus on both short-term and long-term performance

•
Compensation is tied to financial metrics that further our strategic plan

•
Performance is evaluated based on stockholder value, profitability, and risk management

Attract and Retain Key Executives	• Peer group benchmarking ensures pay is competitive in the market • Executives must remain with the Company to earn incentive compensation.
INDEPENDENT AUDITOR MATTERS
As a matter of good corporate practice, we are seeking your ratification of Deloitte & Touche LLP as our independent auditor for the 2024 fiscal year. If our stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.
For 2023, the total fees for services provided by Deloitte & Touche LLP were $2,070,499, all of which represented audit and audit-related fees. For 2023, total fees for services provided by Crowe LLP, our prior independent auditor, were $132,381, of which approximately 40% represented audit and audit-related fees.
IMPORTANT DATES FOR 2025 ANNUAL MEETING
Stockholder proposals for inclusion in our 2025 Proxy Statement pursuant to SEC Rule 14a-8 must be received by us by December 2, 2024. Notice of stockholder proposals for the 2025 annual meeting outside of SEC Rule 14a-8 must be received by us no earlier than January 13, 2025 and no later than February 12, 2025. In addition, stockholders that intend to solicit proxies in support of director nominees other than our nominees for future stockholder meetings must provide notice that sets forth the information required by SEC Rule 14a-19 no later than March 24, 2025.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our Board of Directors Recommends a Vote “FOR” All Nominees.
Our Director Nominees
Based on the recommendation of the Nominating and Governance Committee, we are pleased to propose eleven (11) director nominees for election this year. We believe that our director nominees, individually and together as a whole, possess the requisite skills, experience, and qualifications necessary to maintain an effective Board to serve the best interests of the Company and its stockholders. All nominees are deemed independent, except for our CEO.
At the recommendation of our Nominating and Governance Committee, our Board has approved a decrease in the size of our Board of Directors from 12 to 11 members, effective immediately prior to our Annual Meeting. Mr. Joseph Garrett is not standing for re-election and will retire from the Board effective immediately prior to the Annual Meeting. The Board would like to thank Mr. Garrett for his service and valuable contributions as a director over the past 12 years.
BOARD COMPOSITION
The Right Skills for Our Board
The Nominating and Governance Committee and the Board believe that the director nominees for 2024 provide the Company with the right mix of skills and experience necessary for an effective Board. The chart below denotes the areas of expertise we value and the percentage of director nominees with that expertise or experience.

Core Qualifications and Experience	Fargo	Gardner	Hsieh	Jones	McKinney-James	Mitchell	Pereira	Polsky	Sarrafian	Studenmund	Thomas	%
Banking/ Financial Services Industry	●	●	●	●	●	●	●	●	●	●	●	100%
Leadership	●	●	●	●	●	●	●	●	●	●	●	100%
Public Company Oversight	●	●	●	●	●	●	●	●	●	●	●	100%
Financial Reporting/ Accounting	●	●	●	●	●	●	●	●	●	●	●	100%
Enterprise Risk Management	●	●	●	●	●	●	●	●	●	●	●	100%
Executive Compensation/ Human Capital Management	●	●	●	●	●	●	●	●	●	●	●	100%
Government and Regulatory Compliance	●	●	●	●	●	●	●	●	●	●	●	100%
Cybersecurity		●					●					18%
Additional Qualifications and Information												
Audit Committee Financial Expert (A/C Members)				●		●	●		●		●	100%*
# of Other Public Company Boards	0	0	0	0	2	2	0	0	0	1	0	
Board Tenure												
Tenure (number of completed years of service)	8	24	2	17	2	6	3	4	8	5	4	
Age at 2024 annual meeting	63	63	55	69	71	69	59	69	60	69	75	

* 100% of Audit Committee members are Audit Committee Financial Experts

The Nominating and Governance Committee and the Board have identified skills and experience related to cybersecurity, climate risk and oversight of ESG initiatives as areas of continued short-term focus. The Nominating and Governance Committee considers these skill areas in its ongoing Board refreshment efforts and in offering 2024 training opportunities for current directors.

•
Enterprise Risk and Cybersecurity Oversight. Mr. Pereira, who joined the Board in 2021, was appointed as Chair of the Enterprise Risk Committee in May 2023. He has experience leading cybersecurity oversight teams focused on risks and continuous improvement models within the financial services industry. He also has expertise in building and managing technology and risk control platforms within the financial services industry.

•
ESG Oversight. Ms. McKinney-James, who joined the Board in 2022, has extensive experience in the oversight and development of ESG programs and initiatives. She has served as a business consultant for the past 20 years, advising in the areas of sustainable economic development, energy policy, and community outreach. She has served on the Nominating and Governance Committee and Enterprise Risk Committee since joining the Board in 2022.

Refreshment and Retention
The Board is committed to thoughtful and appropriate board refreshment. Four new independent directors joined the Board during the four-year period ending December 31, 2023. As of March 18, 2024, the average tenure of our independent director nominees was 6.1 years, helping ensure fresh perspectives. Our director nomination process reflects our growth as a Company and our focus on having a Board composed of directors who contribute to the evolving needs of the Company, while maintaining the invaluable knowledge brought by more tenured directors.
While we do not have a policy that mandates term limits or director retirement at a certain age, the Nominating and Governance Committee reviews Board refreshment and director tenure on an ongoing basis.
Key Statistics about our Director Nominees
Selecting and Nominating Director Candidates
The identification and evaluation of director candidates takes place in the context of an ongoing board renewal and refreshment process. The Nominating and Governance Committee is responsible for selecting and nominating director candidates and for carrying out the Board’s commitment to maintaining a balanced and diverse composition of well-qualified directors. The Nominating and Governance Committee discusses Board refreshment regularly and identifies candidates for potential nomination to the Board based on their ability to diversify and complement the Board’s existing strengths. Below is a brief outline of the process:
1.
Ongoing Assessment of Board Composition and Evaluation of Priorities
The Nominating and Governance Committee periodically reviews the appropriate size, composition, skills and diversity of the Board of Directors. The Committee utilizes its skills matrix to determine its priorities in seeking out new director candidates for continuous, healthy Board refreshment. Specifically, over the past several years, the Nominating and Governance Committee has focused its efforts on identifying new director candidates who would add knowledge in the areas of cybersecurity, technology, and ESG oversight, as well as depth in financial services expertise, while contributing to the Board’s diversity.

2.
Solicit and Source a Diverse Pool of Candidates
Working with the Board Chair, the Nominating and Governance Committee regularly seeks out and evaluates a diverse pool of candidates using multiple sources, including a third-party search firm and receiving input from directors and other stakeholders. The third-party search firm assists in identifying director prospects, performs candidate outreach, provides information about candidates, and performs other related services.

3.
Evaluation of Director Candidates
The Nominating and Governance Committee takes a comprehensive approach to the evaluation of director candidates, taking into consideration the makeup of the entire Board, including tenure, experience, skillset, and diversity considerations. The Committee identifies and recommends the Board nomination of well-qualified candidates, based on the candidates’ ability to diversify and complement the Board’s existing strengths.

Director Onboarding and Continuing Education
All directors joining the Board participate in a director onboarding process, which involves informational sessions regarding our business, strategy, and governance with key members of Board leadership and members of executive management. The Board believes that ongoing director education is important for maintaining an effective Board. Our Nominating and Governance Committee regularly reviews training opportunities, including an education program prepared by a third party that is tailored to topics of current focus and priority, and skillsets and matters pertinent to committee-specific service on the Board. Overall, continuing education is achieved utilizing a number of resources and means, including participation in formal education programs, conferences, and seminars (the expenses of which are reimbursable by the Company) or through independent study and outside reading. In addition, from time to time, management may also bring education opportunities to the Board through outside speakers, management presentations, and additional educational materials.
Board Diversity
We embrace diverse perspectives, which we believe lead to better business performance, decision making, and understanding of the needs of our diverse clients, employees, stockholders, business partners, and other stakeholders. Our Board believes that its members must reflect a balanced mix of skills, experience, backgrounds and attributes applicable to our business, strategy, and stakeholder interests. While we did not onboard any new directors in 2023, the Nominating and Governance Committee continues its focus on Board diversity, including its commitment to gender, racial and ethnic representation in ongoing refreshment efforts. In addition, the Nominating and Governance Committee broadly considers other components of diversity, such as geographic diversity, professional background and industry-specific experience.
Our Board takes a multi-dimensional approach to diversity and considers whether director candidates would enhance the diversity of the Board in terms of a variety of skills and attributes such as:

➢
Industry experience, particularly in banking and our client industries;

➢
Functional, technical, or other professional expertise;

➢
Gender and age;

➢
Racial/ethnic background; and

➢
Geographic diversity.

Our stockholders may propose director candidates for consideration by the Nominating and Governance Committee by submitting the individual’s name and qualifications to our Corporate Secretary at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614 in accordance with, and with such other information as may be required by, our Bylaws. Our Nominating and Governance Committee will consider all director candidates properly submitted by our stockholders in accordance with our Bylaws and Governance Policy.

The matrix below summarizes the self-identified gender and ethnically diverse composition of our Board.
BOARD DIVERSITY MATRIX (AS OF MARCH 18, 2024)*
Total Number of Directors	12
	Male	Female	Non-Binary	Undisclosed Gender
Number of Directors based on gender identity	7	4	—	1
Number of Directors who identify in any of the categories below:
African American or Black	—	1	—	—
Asian	—	1	—	—
Hispanic or Latinx	1	—	—	—
White	6	2	—	1

*
Per Nasdaq’s board diversity requirements, inapplicable categories omitted.

Director Qualifications
In light of our business, the primary areas of experience, qualifications, and attributes typically sought by the Nominating and Governance Committee in director candidates include, but are not limited to, the following primary areas:
➢
Banking/Financial Services Expertise: Experience with the commercial banking or financial services industry, to help support and grow our core business.

➢
Leadership: Experience holding significant leadership positions, particularly as a CEO or head of a significant business line, to help us drive business strategy, growth, and performance.

➢
Public Company Oversight: Experience in public company governance, including Board leadership positions, corporate governance best practices and policies, and managing relations with key stakeholders.

➢
Finance/Accounting: Experience in financial management and capital allocation to oversee our financial position and to assess our strategic objectives from a financial perspective.

➢
Audit Committee Financial Expert Qualifications: Experience in accounting, financial reporting or audit processes, to oversee our financial position and reporting.

➢
Enterprise Risk Management: Knowledge of or experience with key risk oversight or risk management functions, including cybersecurity and climate risk, to help oversee the dynamic risks we face.

➢
Executive Compensation and Human Capital Resource Management: Knowledge of or experience with executive compensation and human capital resource management strategies and oversight.

➢
Government and Regulatory Compliance: Knowledge of or experience in regulated industries or governmental organizations to oversee our highly regulated business that is affected by regulatory and governmental actions.

➢
Cybersecurity/Information Security: Experience with cybersecurity, information security, and data privacy, and related oversight to help secure our operations, assets, and data.

➢
Information Technology: Experience and/or oversight involving innovative technology, including investment in and development of innovative technology.

➢
ESG: Experience in providing oversight of ESG-related initiatives, including efforts to assess and manage potential risks.

Additionally, the Nominating and Governance Committee may consider other areas relevant to the Company’s strategic growth and business needs, as it determines necessary, including important attributes, such as: strong strategic, critical, and innovative thinking; sound business judgment; high ethical standards; collegial spirit; ability to debate and challenge constructively; and availability and commitment to serve.
Voting for Director Nominees
Majority Vote Standard. Because the election of directors to occur at the Annual Meeting is not contested, the vote required for the election of each of the eleven (11) director nominees by the stockholders is the affirmative vote of a majority of the votes cast in favor of or against the election of such director nominee. If the election of directors was a contested election, which it is not, director nominees would be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. There is no cumulative voting for our directors.

Voting of Proxies. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR each of the nominees listed below. If you indicate “abstain” for a particular nominee on your proxy card, your vote will not be considered in determining whether a nominee has received the affirmative vote of a majority of the votes cast in an uncontested election or a plurality of the votes cast in a contested election. The election of directors is considered a “non-routine” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Therefore, broker “non-votes” will not be considered in determining whether a nominee has received the affirmative vote of a majority of the shares in an uncontested election or a plurality of the shares in a contested election.

BIOGRAPHIES OF DIRECTORS
The biographies of each of our current directors and director nominees are set forth below. Each of our directors also serves as a director of Pacific Premier Bank.
Steven R. Gardner
Age: 63 Director Since: 2000 Chairman, CEO, and President of Pacific Premier Bancorp, Inc. Chairman and CEO of Pacific Premier Bank
Biography:
Mr. Gardner has served as President, Chief Executive Officer and a director of the Company and as the Chief Executive Officer and a director of the Bank since 2000. In addition, he served as the Bank’s President from 2000 until 2016. Mr. Gardner became Chair of the Boards of Directors of the Company and the Bank in May 2016. He has more than 35 years of experience as a commercial banking executive, and has extensive knowledge of all facets of financial institution management. Having completed 11 acquisitions of whole banks, specialty finance lines of business and FDIC failed banks, Mr. Gardner is an expert in all areas of mergers and acquisitions as well as capital market transactions.
Prior to joining the Company, Mr. Gardner was an executive officer of Hawthorne Financial Corporation since 1997, responsible for all credit administration and portfolio management. He has served in senior management positions at both commercial banks and thrift institutions.
Other Directorships and Positions
•
Director, Federal Reserve Bank of San Francisco (2013-2019)

•
Director and Chairman of the Finance Committee, Federal Home Loan Bank of San Francisco (2014-2017; Chairman of Finance Committee 2015-2016)

•
Vice Chairman, Federal Reserve Bank of San Francisco’s Community Depository Institutions Advisory Council (2011-2013)

•
Director and Member, Executive Committee of the Independent Community Bankers of America (“ICBA”) (2011-2013)

•
Director, ICBA Holding Company and ICBA Securities, a registered broker-dealer (2009-2014)

Education
•
Bachelor’s degree from California State University, Fullerton

•
Graduate school at California State University, Long Beach

Director Qualification Highlights
•
Extensive leadership experience as the Company’s current Chairman, CEO, and President and prior executive management roles

•
Expert experience in areas of mergers and acquisitions as well as capital market transactions

M. Christian Mitchell

Biography:
Mr. Mitchell was appointed to serve as a member of the Boards of Directors of the Company and the Bank in 2018, and currently serves as the Lead Independent Director. Mr. Mitchell serves as a Senior Advisor to Marshall & Stevens, a national valuation and financial advisory firm. Mr. Mitchell is a retired Deloitte senior partner, where he served as the national managing partner for the firm’s Mortgage Banking/Finance Companies practice and was a founding member of the board of directors of Deloitte Consulting USA, among other leadership roles. Prior to the acquisition of Grandpoint Capital, Inc., Mr. Mitchell served as Lead Independent Director and chaired the Audit and Risk Committees for Grandpoint Capital, Inc.
Mr. Mitchell taught as an adjunct Accounting Professor at the University of Redlands from 2006 through May 2010 and a guest lecturer from 2010 to 2017. Mr. Mitchell is a member of the Board of Visitors for the University of Alabama Culverhouse College of Business.
Other Directorships and Positions
•
Director, AG Mortgage Investment Trust, Inc. (NYSE: MITT), a residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. MITT is externally managed by an affiliate of Angelo, Gordon & Co., L.P. (TPG Angelo Gordon), a diversified credit and real estate platform within TPG (2023-present)

•
Director, Parsons Corporation (NYSE: PSN), a global technology-enabled solutions provider to the defense, intelligence, and critical infrastructure markets, Chair of the Audit & Risk Committee, and member of the Corporate Governance & Responsibility Committee (2013-present)

•
In addition, Mr. Mitchell sits on the Board of Directors of Huntington Health Systems, an affiliate of Cedars Sinai Health Systems, where he serves as Chair of the Audit and Compliance Committees and sits on the Executive and Finance Committees (2018-present)

Education
•
Bachelor’s degree in accounting from University of Alabama, graduating summa cum laude

Director Qualification Highlights
•
Named to 2011 and 2012 NACD Directorship 100 for “exemplary board leadership, oversight and courage”

•
Extensive experience as a director of multiple public and private companies

•
Career-long audit and financial expertise in numerous industries

Independent Lead Director Board Committee(s): Audit (Chair) Enterprise Risk Nominating and Governance
Age: 69 Director Since: 2018 Retired Senior Partner of Deloitte
Ayad A. Fargo

Biography:
Mr. Fargo has served as the President of Biscomerica Corporation, a food manufacturing company based in Rialto, California, since 1980. Biscomerica serves all classes of trade globally within the food industry, manufacturing and co-packing a wide range of products for various Fortune 500 companies. Mr. Fargo was appointed to serve as a member of the Boards of Directors of the Company and the Bank in January 2016, in connection with the Company’s acquisition of Security California Bancorp, a California corporation (“SCAF”) and its banking subsidiary Security Bank of California, a Riverside, California based state-chartered bank (“SBOC”).
Other Directorships and Positions
•
Director, SCAF and SBOC (2005-2016)

•
Chairman of the Board, RPG, a leading global packaging company headquartered in Germany (2008-2016)

•
Chairman of the Board, Bossar Packaging S.A., headquartered in Spain (2010-2015)

Education
•
Bachelor’s degree from Walla Walla University

Director Qualification Highlights
•
Career-long management experience in executive leadership roles

•
Public company oversight experience

Independent Board Committee(s): Compensation Nominating and Governance
Age: 63 Director Since: 2016 President of Biscomerica Corporation

Joseph L. Garrett

Biography:
Since 2003, Mr. Garrett has been a principal at Garrett, McAuley & Co., which provides advisory services to commercial banks, thrifts, mortgage banking companies, Government Sponsored Enterprises, and private equity firms. He has been published widely on banking and finance and also advised one of the world’s largest pension funds on structured debt instruments. Each year he and his firm advised over fifty such entities, both private and public.
Other Directorships and Positions
•
President, Chief Executive Officer, a member and chairman of the Board of Directors for both American Liberty Bank and Sequoia National Bank (1989-1994 and 2000-2004)

•
Director, Hamilton Savings Bank (1984-1989)

•
Member, the California State Controller’s Advisory Commission on Public Employee Retirement Systems (1988-1994)

•
Member, the National Advisory Council for the Institute of Governmental Studies at the University of California (Berkeley) (2016-present)

•
In addition, Mr. Garrett previously served as Chairman, Berkeley Housing Authority (1977-1979); and Member, Berkeley Redevelopment Agency (1975-1977) and Berkeley Planning Commission (1978-1980)

Education
•
Bachelor’s degree from the University of California (Berkeley)

•
Master of Business Administration from the University of California (Berkeley)

•
Master’s degree from the University of Washington (Seattle)

Director Qualification Highlights
•
Extensive experience in the commercial banking and financial services industry

•
Executive leadership experience, including prior president and CEO roles at multiple commercial banks

Independent Board Committee(s): Compensation Nominating and Governance
Age: 75 Director Since: 2012 Former Chairman, President and Chief Executive Officer of American Liberty Bank
Stephanie Hsieh

Biography:
Ms. Hsieh currently serves as the CEO of Waban Advisors, Inc., a life science consultancy she founded in 2023, which focuses on regional economic development. Previously, Ms. Hsieh served as Executive Director of the Los Angeles office of Biocom California, the state’s leading non-profit trade association for the life science industry from 2020 to 2023. From 2012 to 2020, she was CEO of Meditope Biosciences, Inc., a privately-held, preclinical-stage oncology company, which she co-founded and where she currently serves as a non-executive director. Ms. Hsieh began her career as an intellectual property attorney, specializing in patent prosecution and litigation, and actively practiced law for a combined fifteen years. She served in a variety of legal and business roles in the biotechnology and biopharmaceutical industries, including as a senior executive at Impax Laboratories, Inc. from 2007 to 2011.
Ms. Hsieh is active in the community, serving on the Board of Directors of several non-profits. She was recognized in 2021 through 2023 by the LA Business Journal as one of Los Angeles’ “most influential leaders.”
Other Directorships and Positions
•
Director, Sydecar, Inc. (2021-present)

•
Director, Meditope Biosciences, Inc. (2012-present)

•
Director, Girls, Inc., a non-profit organization (2022-present)

•
Director and President-Elect, Wellesley College Alumnae Association (2019-present)

Education
•
Bachelor’s degree from Wellesley College, magna cum laude and Phi Beta Kappa

•
Juris Doctorate from Columbia University School of Law, Harlan Fiske Stone Scholar

•
Master of Business Administration from Stanford University, Graduate School of Business

Director Qualification Highlights
•
Enterprise risk management

•
Significant legal advisory and regulatory experience

Independent Board Committee(s): Compensation Enterprise Risk
Age: 55 Director Since: 2022 Chief Executive Officer of Waban Advisors, Inc.

Jeffrey C. Jones

Biography:
Mr. Jones was appointed to serve as a member of the Boards of Directors of the Company and the Bank in 2006. He previously served as Chairman of the Board of the Company and of the Bank from August 2012 to May 2016, and served as the Company’s Lead Independent Director from May 2017 to October 2020. Mr. Jones is the former Managing Partner and Executive Committee member of the regional accounting firm Frazer, LLP, where he first began working in 1977. Currently Mr. Jones is consulting with Frazer, LLP, having retired in December, 2020. Mr. Jones has over 40 years of experience in servicing small and medium sized business clients primarily within the real estate, construction, and agricultural industries. Mr. Jones is a Certified Public Accountant in California.
Other Directorships and Positions
•
Advisory Board Member, John E. and Susan S. Bates Center for Entrepreneurship and Leadership, Lewis and Clark College (January 2021-present)

•
Principal, Mariners Capital LLC, which syndicates commercial industrial real estate projects (2009-present)

•
President, Inland Exchange, Inc., an accommodator corporation (1989-1993)

Education
•
Bachelor’s degree in Business Administration from Lewis and Clark College in Portland, Oregon

•
Masters of Business Taxation from Golden Gate University

Director Qualification Highlights
•
Career-long finance, accounting and audit experience

•
Extensive finance and management experience in the finance and real estate industries

Independent Board Committee(s): Audit Compensation Nominating and Governance
Age: 69 Director Since: 2006 Former Managing Partner and Executive Committee Member of Frazer, LLP

Rose E. McKinney-James

Biography:
Ms. McKinney-James is an accomplished small business leader, clean energy advocate and independent corporate director with an extensive background in private sector corporate social responsibility, public service, and community and non-profit volunteerism. Ms. McKinney-James currently serves as the Managing Principal of Energy Works LLC (since 2003) and McKinney-James & Associates (since 2005), both of which provide business consulting services and advocacy in public affairs, energy policy, strategy, community outreach and sustainable economic development. She previously served as a Commissioner with the Nevada Public Service Commission and as a Director of the Nevada Department of Business and Industry. As the former CEO of the Corporation of Solar Technology and Renewable Resources, a solar and renewable energy company, she is credited with authoring the strategy to fast track the integration of renewable resources into utility energy portfolios. As a registered lobbyist with the Nevada Legislature, Ms. McKinney-James has represented the interests of Fortune 500 companies, local governments and small businesses.
Ms. McKinney-James is a frequent public speaker, including at corporate governance events and conferences focused on the environment.
Other Directorships and Positions
•
Director, MGM Resorts International (NYSE: MGM), a casino, hotel and entertainment resort owner-operator, where she currently chairs the Corporate Social Responsibility and Sustainability Committee and serves on the Compensation Committee (2005-present)

•
Director, Ioneer Ltd. (ASX:INR), an emerging lithium-boron supplier (2021-present)

•
In addition, Ms. McKinney-James currently sits on the Board of Directors of non-public companies and nonprofit organizations, Toyota Financial Savings Bank (2006-Present), National Association of Corporate Directors, and Pacific Southwest Chapter (2017-Present)

Education
•
Bachelor’s degree from Olivet College

•
Juris Doctorate from Antioch School of Law

Director Qualification Highlights
•
Two decades of independent corporate director experience with public and private companies

•
Extensive experience relating to oversight of environmental, social and governance matters

•
Seasoned experience in risk management, government affairs, legislation and utility regulatory proceedings

•
Chair Emerita for the American Association of Blacks in Energy

•
2019 recipient of the DirectWomen Sandra Day O’Connor Award for Board Excellence

•
2018 GreenBiz Verge VANGUARD Award

Independent Board Committee(s): Enterprise Risk Nominating and Governance
Age: 71 Director Since: 2022 Managing Principal, Energy Works Consulting LLC and McKinney-James & Associates

George M. Pereira

Biography:
Mr. Pereira retired from Charles Schwab Investment Management Inc. in 2020, having served as Chief Operating Officer from 2010 to 2020 and Chief Financial Officer from 2004 to 2020. He also served as Head of Financial Reporting for Charles Schwab & Co., Inc. from 2000 to 2004. Earlier in his career, Mr. Pereira gained valuable regulatory experience and perspective while serving as Managing Director at the New York Stock Exchange. Mr. Pereira has developed extensive expertise in building and managing financial, operational, technology and risk control platforms for growth and scale within the financial services industry. He also has significant experience leading cybersecurity oversight teams, focused on risks and continuous improvement models.
Other Directorships and Positions
•
Director, Pave Finance, Inc. (2023-present)

•
Director, State Street Global Advisors (SSGA) Mutual Funds (2022-present)

•
Director, Charles Schwab Asset Management (Ireland) Ltd. (2004-2020)

•
Director, Charles Schwab Worldwide Funds plc (2004-2010)

•
Member, Latino Corporate Directors Association (2021-present)

•
Director, Rotaplast International, Inc., a non-profit organization that provides free medical services to children worldwide (2012-2018)

Education
•
Bachelor’s degree in Economics from State University of New York at Albany

•
Master of Business Administration from Saint John’s University

Director Qualification Highlights
•
Long-term executive management experience with financial institutions

•
Cybersecurity oversight experience

•
Extensive experience relating to financial reporting, operations, and enterprise risk management

Independent Board Committee(s): Enterprise Risk (Chair) Audit
Age: 59 Director Since: 2021 Retired Chief Operating Officer and Chief Financial Officer of Charles Schwab Investment Management Inc.
Barbara S. Polsky

Biography:
Ms. Polsky serves as an attorney/consultant to financial technology companies with respect to regulatory, acquisition, lending and payment matters. In 2022, Ms. Polsky served as a senior advisor to Jiko Group, Inc., a financial technology company, where she previously served as General Counsel and Chief Legal Officer since 2020. Prior to that, Ms. Polsky was a partner at the law firm of Manatt, Phelps & Phillips, LLP in Los Angeles. Through her 40+ years of law firm practice and her years as General Counsel at both publicly traded bank and specialty finance companies, Ms. Polsky has extensive knowledge concerning domestic and foreign banks, financial holding companies, savings associations, mortgage, other specialty finance and financial technology companies, as well as lending and securities transactions, mergers and acquisitions, governance and regulatory and compliance matters. Ms. Polsky frequently lectures at investment banking and commercial banking seminars on mergers and acquisitions, bank capital augmentation and compliance matters.
Other Directorships and Positions
•
Executive Vice President and General Counsel, City National Corporation and City National Bank (1999-2001)

•
Executive Vice President and General Counsel, Aames Financial Corporation and Aames Home Loan (1996-1999)

•
Prior service as Director of ConnexPay, LLC (2018-2022), and Mid-Central National Bank (2022-2023)

Education
•
Bachelor’s degree from the University of Michigan

•
Juris Doctorate from the University of Michigan Law School, magna cum laude

Director Qualification Highlights
•
In-depth experience in investment banking and commercial banking

•
Unique legal advisory experience relating to lending and securities transactions, mergers and acquisitions, governance and regulatory and compliance matters

Independent Board Committee(s): Enterprise Risk Compensation Nominating and Governance
Age: 69 Director Since: 2019 Former Partner at Manatt, Phelps & Phillips, LLP

Zareh H. Sarrafian

Biography:
Mr. Sarrafian’s significant experience and leadership in the healthcare industry spans over 25 years. In 2015 Mr. Sarrafian assumed the role of Chief Executive Officer for Riverside University Health System. Mr. Sarrafian oversees the delivery of healthcare to over 2.4 million residents within Riverside County. The healthcare system includes a major academic Medical Center, 14 Outpatient Care Clinics, Department of Public Health, and the Department of Behavioral Health. Prior to joining Riverside County, Mr. Sarrafian served as Chief Administrative Officer for Loma Linda University Medical Center, which included 4 hospitals with over 1,000 patient beds. Prior to that, he served as Administrator for Loma Linda University Children’s Hospital and Chief Executive Officer of the Loma Linda University Behavioral Medicine Center. Mr. Sarrafian’s many years of service to the healthcare industry includes the positions of Chief Financial Officer for Kaiser Permanente Medical Center, Riverside, for 10 years, as well as Morris & Grayson, Inc., La Quinta, CA.
Other Directorships and Positions
•
Director, Switch, Inc., member of the Audit and Nominating and Governance Committees (2018-2022)

•
Director, SCAF and SBOC (2005-2016)

•
In addition, Mr. Sarrafian sits on the Board of Directors of additional non-public companies and nonprofit organizations, including as Trustee, Loma Linda University Health (2019-Present), where he serves as a member of Finance, Audit and Investment Committees; Director, Urban Promise International (2016-present); Director, Riverside County Chamber of Commerce (2017-present); and Director, La Sierra University Foundation (2010-present)

Education
•
Bachelor’s degree from California State Polytechnic University, Pomona

•
Master of Business Administration from California State University, San Bernardino

Director Qualification Highlights
•
Career-long management experience in executive leadership roles

•
In-depth experience in public company oversight

Independent Board Committee(s): Nominating and Governance (Chair) Audit
Age: 60 Director Since: 2016 Chief Executive Officer of Riverside University Health System

Jaynie M. Studenmund

Biography:
Ms. Studenmund is a seasoned independent director who brings significant executive experience across a number of industries, including financial services, digital, health care and consumer businesses. Ms. Studenmund began her career as a management consultant with Booz, Allen & Hamilton. Next, Ms. Studenmund was a banking executive for 20 years, serving as Executive Vice President and head of retail business banking at First Interstate of California (now Wells Fargo) and also at Great Western Bank and Home Savings of America (now part of JP Morgan Chase). Following her banking career, Ms. Studenmund pivoted to the internet, where she was the President and Chief Operating Officer for PayMyBills.com and Chief Operating Officer of then-publicly traded Overture Services.
Other Directorships and Positions
•
Director, ExlService Holdings, Inc. (Nasdaq: EXLS), Chair of the Compensation Committee and member of the Audit Committee (2018-present)

•
Director, select funds for Western Asset Management, member of the Contract, Audit and Nominating and Governance Committees (2004-present)

•
In addition, Ms. Studenmund sits on the Board of Directors of additional non-public companies and nonprofit organizations, including as board chair and life trustee of Huntington Health — Cedars Sinai Health System (1997-present), co-founder and executive committee member of the Enduring Heroes Foundation (2014-present) and trustee for the J. Paul Getty Trust (2021-present)

Education
•
Bachelor’s degree from Wellesley College, Phi Beta Kappa

•
Master of Business Administration from Harvard Business School

Director Qualification Highlights
•
Recently recognized as one of NACD’s Top 100 Corporate Directors

•
Significant executive experience across a number of industries, including financial services, digital technologies, health care and consumer related businesses

•
Long-term executive management experience with financial institutions in the Company’s market

•
Extensive experience as a director of multiple public and private companies, including prior service as Chair of the Compensation Committee at the following public companies: CoreLogic, Inc. (Nasdaq: CLGX) (2012-2021), Pinnacle Entertainment Group (Nasdaq: PNK) (2012-2018), and LifeLock (NYSE: LOCK) (2015-2017)

Independent Board Committee(s): Compensation (Chair) Enterprise Risk
Age: 69 Director Since: 2019 Former Executive Vice President and Head of Retail & Business Banking, First Interstate Bank and Great Western Bank

Richard C. Thomas

Biography:
Mr. Thomas served as a director of Opus Bank from August 2017 until it was acquired by the Company in June 2020. His professional career spans over 35 years within the financial services and accounting and audit industries. He most recently served as Executive Vice President and Chief Financial Officer of CVB Financial Corp. and its principal subsidiary, Citizens Business Bank, from 2010 until his retirement in 2016. From 2009 to 2010, Mr. Thomas served as Executive Vice President and Chief Risk Officer of Community Bank in Pasadena, where he developed a risk-based audit program and oversaw internal audits, including the documentation and testing of internal controls in operations, regulatory compliance and credit reviews. Prior to Community Bank, Mr. Thomas was an audit partner at Deloitte & Touche LLP for 22 years, leading teams in auditing financial statements and internal controls certifications, consulting in accounting, regulatory compliance, cost reduction strategies, and public filings, including registration statements, and mergers and acquisitions. Mr. Thomas is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants.
Other Directorships and Positions
•
Director and Chairman of the Audit Committee, Opus Bank (2017-2020)

Education
•
Bachelor of Business degree in Accountancy from Western Illinois University

Director Qualification Highlights
•
Career-long management experience in the financial services and accounting and audit industries

•
Extensive finance, accounting and auditing experience

Independent Board Committee(s): Audit Enterprise Risk
Age: 75 Director Since: 2020 Former Executive Vice President and Chief Financial Officer of CVB Financial Corp. and Citizens Business Bank

EXECUTIVE OFFICERS WHO ARE NOT SERVING AS DIRECTORS
Below is information regarding each of our executive officers who are not directors of the Company or the Bank.
Edward E. Wilcox
Age: 57 Year of Hire: 2003 President and Chief Operating Officer of the Bank B.A., New Mexico State University
Mr. Wilcox has served as President and Chief Operating Officer of the Bank since May 2016. He oversees several business lines and operational units critical to the successful execution of the Bank’s strategies. He is also Chairman of the Bank’s Operations Committee. Mr. Wilcox previously served in key leadership positions with the Bank since 2003, including Chief Credit Officer, Chief Lending Officer, and Chief Banking Officer. His professional career spans 30 years with an extensive background in commercial banking, real estate lending, credit administration, secondary marketing, depository services, and regulatory oversight.
Relevant Prior Experience:
•
Loan Production Manager, Hawthorne Savings Bank

•
Secondary Marketing Manager, First Fidelity Investment & Loan

•
Asset Manager, REO Manager and Real Estate Analyst at various financial institutions

Ronald J. Nicolas, Jr.
Age: 65 Year of Hire: 2016 Senior Executive Vice President, Chief Financial Officer of the Company and Chief Financial and Administration Officer of the Bank B.S. and M.B.A., Canisius College
Mr. Nicolas oversees all finance, accounting and treasury functions as well as investor relations, human resources and loan servicing administration of the Company and the Bank. He serves as Chairman of the Bank’s Asset Liability and Financial Disclosure Committees. He has successfully led four mergers and acquisitions since joining the Company and the Bank, and many critical projects, most recently the adoption of CECL in 2020. In addition, throughout his career, he has led many capital raising endeavors, including an initial public offering and recapitalization. Mr. Nicolas has over 30 years of leadership experience with publicly-held banks. He has served as Chief Financial Officer of both the Company and the Bank since May 2016 and as Chief Financial and Administration Officer of the Bank since February 2023.
Relevant Prior Experience:
•
Executive Vice President and Chief Financial Officer at each of the following financial institutions:

➢
Banc of California

➢
Carrington Holding Company, LLC

➢
Residential Credit Holdings, LLC

➢
Fremont General and Fremont Investment & Loan

➢
Aames Investment/Financial Corp

•
Served in various capacities with KeyCorp, a $60 billion financial institution, including the following:

➢
Executive Vice President Group Finance, KeyCorp

➢
Executive Vice President, Treasurer and Chief Financial Officer, KeyBank USA

➢
Vice President of Corporate Treasury, KeyBank USA

•
Various financial and accounting roles at HSBC-Marine Midland Banks

Michael S. Karr
Age: 55 Year of Hire: 2006 Senior Executive Vice President and Chief Risk Officer of the Bank B.A., cum laude, Claremont McKenna College M.B.A., University of California, Irvine
Mr. Karr oversees the Bank’s enterprise risk management and credit functions. He was appointed Chief Risk Officer of the Bank in March 2018, and is also the Chairman of the Bank’s Enterprise Risk Management Committee. Mr. Karr previously served twelve years as the Chief Credit Officer of the Bank and was responsible for overseeing the Bank’s credit functions, including all lending and portfolio operations, prior to and through the Great Financial Crisis. He also led credit due diligence and integration through 10 of our 11 acquisitions. Outside the Bank, Mr. Karr serves as a Director for the Small Business Development Corporation of Orange County, a public benefit corporation that focuses on the economic development of underserved communities in California, targeting minority, woman, disabled, and veteran-owned businesses, as well as industries of greater need.
Relevant Prior Experience:
•
Vice President, Manager of Commercial Real Estate Asset Management Department, Fremont Investment & Loan

Thomas E. Rice
Age: 52 Year of Hire: 2008 Senior Executive Vice President and Chief Innovation Officer of the Bank B.S., DeVry University
Mr. Rice began his journey with Pacific Premier Bank in 2008 with extensive financial technology consulting experience. Mr. Rice was appointed Chief Innovation Officer of the Bank in 2018. In this capacity he leads with a client-first mindset overseeing the development of innovative technology focused on seamless digital experiences for commercial clients. Mr. Rice leads the Bank’s Information Technology functions as well as Treasury Management and Digital Banking. Mr. Rice previously served as the Chief Operating Officer, responsible for overseeing the deposit operations of the Bank, and prior to that Chief Information Officer. Mr. Rice is responsible for overseeing acquisition-related systems conversions and technology platform consolidations. He currently serves as Vice Chairman of the Bank’s Operations Committee.
Prior to joining the Bank, Mr. Rice was a founding partner at Compushare Inc. for twelve years. He oversaw the firm’s expansion and technology consulting, specializing in M&A, security and compliance services for financial institutions.
Relevant Prior Experience:
•
Senior Vice President, Information Technology Director, Vineyard Bank

•
Partner and Director of Operations, Compushare, Inc.

Steven R. Arnold
Age: 53 Year of Hire: 2016 Senior Executive Vice President and General Counsel of the Bank B.A., Brigham Young University J.D., George Mason University School of Law
Mr. Arnold oversees our corporate governance, legal support, and regulatory compliance functions. He has more than 20 years’ experience in the industry and has advised financial institutions of all sizes on a variety of topics, including corporate governance, loan documentation, deposit operations, treasury management services, BSA/ AML/OFAC, consumer compliance, fair lending, privacy, vendor management, and contract negotiation. Mr. Arnold has also served as the Corporate Secretary of the Company since May 2017.
Relevant Prior Experience:
•
Partner in the Financial Services Group, Manatt, Phelps & Phillips, LLP

•
Managing Counsel, Toyota Financial Services

Donn B. Jakosky
Age: 70 Year of Hire: 2017 Senior Executive Vice President and Chief Credit Officer of the Bank B.A. and M.B.A., University of California, Los Angeles
Mr. Jakosky is responsible for overseeing our credit functions, including all lending and portfolio operations. He was appointed Executive Vice President and Chief Credit Officer of the Bank in March 2018 and was promoted to Senior Executive Vice President in December 2018. He is also Chairman of the Bank’s Credit and Portfolio Review Committee. Prior to his appointment as Chief Credit Officer, he served as Deputy Chief Credit Officer of the Bank, during which time he assisted in the oversight of all of the Bank’s credit and lending functions.
Relevant Prior Experience:
•
Executive Vice President and Chief Credit Officer, Blue Gate Bank

•
Executive Vice President and Chief Credit Officer, Community Bank

•
Executive Vice President and Chief Credit Officer, 1st Century Bank

•
Senior Vice President/Senior Credit Administrator and Asset Based Lending Manager, Mellon 1st Business Bank

•
Senior credit officer roles at the following financial institutions:

➢
Bank of America

➢
Sanwa Bank

Peggy Ohlhaver Ed.D.
Age: 67 Year of Hire: 2016 Senior Executive Vice President and Chief Human Resources Officer of the Bank B.S., Indiana University M.S. and Ed.D., Chapman University
Ms. Ohlhaver is responsible for leading the Bank’s overall human capital resource management strategy and supports the Compensation Committee of the Board of Directors. As Chief Human Resources Officer, Ms. Ohlhaver develops and oversees the execution of the Bank’s human resource management strategy, including talent acquisition, leadership development, employee relations, performance management, DE&I, employee well-being, human resource technology systems, and compensation and benefits. She has transformed the function, culture, and impact of human resources across the Company to support our business goals and strategies as well as the needs and aspirations of our employees. She currently serves as the Chair of the Bank’s Human Capital and Benefits Committee.
Relevant Prior Experience:
•
Vice President, Human Resources Business Partner, JP Morgan Chase & Co.

•
First Vice President, Sr. Human Resources Manager, Washington Mutual

•
Sr. Compensation Consultant, American Savings Bank

Sherri V. Scott
Age: 61 Year of Hire: 2013 Senior Executive Vice President and Chief ESG & Corporate Responsibility Officer B.S., University of California, Los Angeles
Ms. Scott heads up the Bank’s Environmental, Social and Corporate Governance (“ESG”) program as well as the Bank’s CRA compliance functions. She plays a pivotal role in shaping corporate responsibility strategies, community reinvestment, and championing environmental initiatives. Under her leadership, the Bank has consistently received highly positive feedback and superior CRA ratings from examiners, auditors and community partners. Her leadership and efforts resulted in the Bank receiving highly coveted letters of support from community advocates, facilitating the Bank’s merger and acquisition activities without a formal community agreement. Ms. Scott currently serves on the Board of Directors of For the Child and Clearinghouse Community Development Financial Institution.
Relevant Prior Experience:
•
CRA Officer, Hawthorne Savings

•
First Vice President, CRA Officer, Nara Bank

•
First Vice President, CRA Officer, Community Bank

•
First Vice President, CRA Officer, OneWest Bank

•
First Vice President, CRA and Fair Lending Officer, Luther Burbank Savings

Tamara B. Wendoll
Age: 53 Year of Hire: 2021 Senior Executive Vice President and President — Pacific Premier Trust B.A., University of California, San Diego M.B.A., University of Pennsylvania, The Wharton School
Ms. Wendoll is responsible for the strategic development and operational oversight of Pacific Premier Trust’s services across the United States. Ms. Wendoll joined the Bank in November 2021 and currently serves as President of Pacific Premier Trust. Pacific Premier Trust focuses on the custody of retirement account assets, with a specialty in alternative assets. She is also Chair of the Bank’s Fiduciary Committee. Ms. Wendoll brings 25 years of experience in financial services, including oversight of end-to-end operations of asset management, trust and wealth management businesses. Ms. Wendoll serves as Director-at-Large for the Retirement Industry Trust Association (RITA).
Relevant Prior Experience:
•
Chief Operating Officer, Dunham & Associates Investment Counsel Inc.

•
Chief Operating Officer and Assistant Secretary, Dunham Trust Company

•
Secretary and AML Compliance Officer, Dunham Funds Trust

•
Senior Executive Vice President, Marketing & Operations, Kelmoore Investment Company

•
Vice President, Investment Advisory Services, Josephthal & Co.

•
Vice President, Investment Advisory Services, First Allied Securities, Inc.

Lori R. Wright, C.P.A.
Age: 44 Year of Hire: 2016 Senior Executive Vice President and Deputy Chief Financial Officer of the Bank B.S., Central Washington University M.B.A., Washington State University
Ms. Wright is responsible for the corporate accounting, financial reporting, accounting and tax policy, and accounts payable functions. She has served as Senior Executive Vice President and Deputy Chief Financial Officer since 2020. She also serves as the Company’s principal accounting officer. Previously, Ms. Wright served as the Bank’s Executive Vice President and Chief Accounting Officer, and prior to that Senior Vice President and Controller of the Bank.
Relevant Prior Experience:
•
Controller, California Republic Bank

•
Controller, San Diego County Credit Union

•
Chief Financial Officer, Solarity Credit Union

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance
We value strong corporate governance principles and seek to manage the Company in a manner that reflects integrity and high ethical standards. We also seek to cultivate an inclusive environment at all levels of the organization where diverse perspectives and ideas can be represented effectively. To foster strong corporate governance and business ethics, our Board of Directors reviews our corporate governance practices and principles on a regular basis, looking for opportunities to strengthen and enhance them. We have adopted certain corporate governance guidelines, which are embodied in our Governance Policy that the Board has approved to achieve the following goals:
•
promote the effective functioning of the Company’s Board of Directors;

•
ensure that the Company conducts all of its business in accordance with high ethical and legal standards; and

•
enhance long-term stockholder value.

The full text of our Governance Policy is available on our website at www.ppbi.com under the “Investors” section. Our stockholders may also obtain a written copy of the Governance Policy at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000.
The Nominating and Governance Committee of our Board of Directors administers our Governance Policy, reviews performance under the guidelines and the content of the guidelines annually and, when appropriate, recommends that our Board approve updates and revisions to our Governance Policy.
Board Independence and Leadership
The Board of Directors has determined that, with the exception of Mr. Gardner, the Company’s Chairman of the Board, President and CEO, all of our current directors are “independent” within the meaning of the director independence standards of NASDAQ and the SEC.
Lead Independent Director
Our Governance Policy provides that our Board of Directors must have either a non-executive Chairperson or a Lead Independent Director to ensure independent Board leadership and that the Company is managed for the long-term benefit of its stockholders. Each year, the Board evaluates its leadership structure to ensure that it remains appropriate. Currently, the offices of Chairman of the Board of Directors and CEO are jointly held, and the independent directors have elected Director M. Christian Mitchell as our Lead Independent Director.
The specific responsibilities of the Lead Independent Director are defined in our Governance Policy, and include:
•
ensuring active participation of the independent directors in setting agendas and establishing priorities for the Board;

•
presiding at all meetings of the Board at which the Chairperson is not present, including executive sessions of the independent directors;

•
coordinating administration of the annual Board evaluation, together with the Nominating and Governance Committee;

•
serving as a liaison between the Chairperson and the independent directors;

•
being available for consultation with stockholders, regulators, third parties, and other key stakeholders, as appropriate; and

•
performing such other duties as the Chairperson or the Board may from time to time delegate or request.

Mr. Mitchell performs these duties and provides leadership in numerous additional ways. He is accessible to the CEO, who frequently consults with Mr. Mitchell on matters of corporate governance and Board oversight, among other matters. He fosters dialogue among the directors and between the Board and management. Mr. Mitchell takes an active role in outreach efforts with various constituents, including investors during the Company’s annual stockholder outreach campaign. Mr. Mitchell has been recognized by the National Association of Corporate Directors as a leader in promoting governance best practices. The Lead Independent Director receives an annual cash retainer and annual equity award in recognition of the role’s significant responsibilities and time commitment.
Executive Sessions
Typically, the Company’s independent directors meet in executive session without management at each regularly scheduled board meeting. In addition, the Company’s independent Committees regularly meet in executive session.

Annual Board and Board Committee Evaluations
The Nominating and Governance Committee of the Board, in coordination with the Lead Independent Director and full Board, conducts an annual evaluation of the Board’s performance and effectiveness at the Board, committee, and individual director levels. The Nominating and Governance Committee develops and implements a process for such evaluation and review, which is designed to encourage open and candid feedback on both the effectiveness of the Board as a whole, as well as the effectiveness of each of its members. The scope of assessments includes elements of Board effectiveness, such as Board size, meeting frequency, quality and timing of information provided to the Board, director communication, director skills and qualifications, director independence, and Board strategy.
Additionally, each Board committee conducts an evaluation of its effectiveness annually. The review includes an evaluation of various areas such as committee size, composition, performance, and coordination among committee members and among the standing committees. The results of the committee performance assessments are reviewed by each committee, as well as by the Nominating and Governance Committee, and discussed with the full Board.
Annual CEO Performance Evaluation
Each year, the Nominating and Governance Committee reviews a process to solicit feedback from each director, other than our CEO, regarding the CEO’s performance over the past year. Our Lead Independent Director, in coordination with our Nominating and Governance and Compensation Committees, leads this process.
CEO and Executive Succession Planning
Succession planning for the CEO and other key executive officer positions is one of the Board’s key responsibilities. Typically, on an annual basis, the CEO presents a management succession plan to the Nominating and Governance Committee, which reviews and recommends the succession plan to the full Board for approval. The management succession plan describes the process by which the executive management of the Company will continue if the current CEO is unwilling or unable to serve, including an unexpected departure of the CEO. Succession plans for other key executive officers are also addressed.
Communications with the Board
Individuals may submit communications to any individual director, including our presiding Chairman, our Board as a group, or a specified Board committee or group of directors, including our non-management directors, by sending the communications in writing to the following address: Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. The Company’s Corporate Secretary will sort the Board correspondence to classify it based on the following categories into which it falls: stockholder correspondence, commercial correspondence, regulatory correspondence, or customer correspondence. All stockholder correspondence will then be forwarded to the Board members to whom it is directed.
Board Oversight of Strategy and Direct Contact with Management
Our Board is actively engaged in overseeing the Company’s strategic planning and initiatives. Each year, the Board conducts an in-depth, multi-day set of meetings to discuss the current strategic landscape, as well as strategic and organic growth plans, and to review our overall business. Discussion topics may include new or expanded lines of business, products, and services; clients and market share; financial outlook; competition; environmental sustainability; human capital management; regulatory environment; and updates in corporate governance and stockholder relations. Discussions about the Company’s strategic priorities and goals, as well as execution on those priorities and goals, also are held during the Board’s regular meetings.
All of our directors have access to our CEO and our senior executive officers at any time to discuss any aspect of our business. In addition, there generally are frequent opportunities for directors to meet with other members of our management team.
Board Risk Oversight
Our Board’s Role in Risk Oversight
Our Board believes that understanding, identifying, and managing risk is essential to our Company’s success. Our entire Board is responsible for overseeing the Company’s risk management processes and regularly discusses the Company’s risk profile and how best to manage the Company’s most significant risks. Each of the

Board committees is engaged in overseeing the Company’s risks as they relate to that committee’s areas of oversight, and has the responsibility for ensuring that overall risk awareness and risk management is appropriate. For example, the Compensation Committee performs periodic risk assessments to review and evaluate compensation program-related risks. The Board also specifically delegates certain risk oversight functions to the Audit and Enterprise Risk Committees.
•
The Audit Committee is responsible for monitoring business risk practices, as well as legal and ethical programs, which helps the Board fulfill its risk oversight responsibilities relating to the Company’s financial statements, financial reporting process, and regulatory requirements. The Audit Committee also oversees the internal audit function.

•
The Enterprise Risk Committee oversees the design and implementation of our enterprise risk management program. Our Enterprise Risk Committee’s primary purposes are to (i) monitor and review our enterprise risk management framework and risk appetite for credit, market, liquidity, operational, information technology and information security, compliance and legal, strategic, and reputation risks, and (ii) monitor and review the adequacy of our enterprise risk management functions.

As a general matter, except for cases where a particular committee may choose to meet in executive session, all Board members are invited (but not required) to attend the regular meetings of all Board committees. We believe that this transparent and collaborative structure provides for a more informed Board, and helps the Board understand and monitor internal and external risks.
Risk Appetite Statement
The Board oversees, and approves on at least an annual basis, the Company’s Risk Appetite Statement, which sets forth qualitative and quantitative tolerance levels with respect to the amount and types of key risks underlying the Company’s business. Key risk indicator limits and thresholds are measured and reported quarterly to the Board. Suggested changes to the Company’s Risk Appetite Statement or related risk indicator limits and thresholds received from management are reviewed and challenged by the second line of defense, principally Enterprise Risk Management, after which changes are reviewed, challenged, and ultimately approved by the Enterprise Risk Committee of the Board. The Enterprise Risk Committee is responsible for overseeing the Company’s compliance with the Risk Appetite Statement. Our other Board committees and the full Board share responsibility for the Risk Appetite Statement by overseeing and approving applicable risk metrics that are contained in significant enterprise-wide policies, for example, concentration limits in the Credit Policy.
Risk & Controls
With oversight from our Board and its committees, we are focused on, and continually invest in, our risk management and control environment. Our business teams, supported by our risk, compliance, legal, finance, and internal audit functions, work together to identify and manage risks applicable to our business, as well as to enhance our control environment. Particular areas of focus include, among other things, financial reporting, credit, concentrations, fraud, data management, privacy, bank regulatory requirements, and as further discussed below, cybersecurity.
We have adopted a three lines of defense model to control risk-taking. Our first line of defense, our business lines and support functions, identifies, assesses, monitors, and manages risk in these areas in accordance with established policies and procedures. Our second line of defense, independent risk management, including enterprise risk management, information security, internal loan review, compliance, and Bank Secrecy Act/ AML functions, coordinates and oversees the implementation of the enterprise risk management framework, including monitoring the risk management activities of the first line of defense, and provides effective challenge to management’s decisions. Our third line of defense, Internal Audit, provides independent assurance to the Audit Committee of the Board on the design and effectiveness of our internal controls.
Cybersecurity
Information security is essential to our mission and our institutional strategic goal. Under the leadership of our Chief Information Security Officer (CISO), we have developed and implemented a comprehensive risk-based information security program that meets regulatory requirements and encompasses a cybersecurity program that is based upon the Cybersecurity Assessment Tool (CAT) developed by the Federal Financial Institutions Examination Council (FFIEC), as well as the National Institute of Standards and Technology (NIST) Cybersecurity Framework. This framework enables identification and evaluation of cybersecurity risks, enabling risk management decisions, and responding to emerging threats. The Information Security Program and all applicable cybersecurity policies, processes, and controls apply to all of our operations and all of our employees.
As part of our cybersecurity risk management strategy, we employ an in-depth, layered, and defensive approach that leverages people, processes, and technology to manage and maintain cybersecurity controls. As such, our cybersecurity risk management program includes, but is not limited to: regular (at least annual) employee cybersecurity training and communications; the use of preventative, detective, alerting, and defensive in-depth technologies; internal and third-party program oversight; policies and procedures regularly reviewed and designed with regulatory and industry guidance; an incident response plan to respond to cybersecurity incidents; and a threat intelligence program designed to assess the latest changes to the threat landscape. In addition, cybersecurity policies, procedures and controls have been developed and implemented to protect against unauthorized access to consumer and customer information and to safeguard the information that is exchanged with third parties in accordance with applicable laws and regulations.
Cybersecurity Strategy
Integration with Overall Risk Management. Cybersecurity is a major component of our overall risk management approach. The Company’s cybersecurity risk management program is integrated into our overall enterprise risk management processes. This integration helps ensure that cybersecurity considerations are an integral part of our decision-making processes across the organization. Our risk management team works closely with our Information Security and Information Technology departments to continuously evaluate and address cybersecurity risks in alignment with our business objectives and operational needs.
We continually evaluate cybersecurity risks as part of our overall risk management strategy. Cybersecurity risks are assessed, identified, and managed through various ongoing and scheduled processes, technologies, and techniques, including, but not limited to periodic IT Risk Assessments, vulnerability scanning, penetration testing, employee cybersecurity awareness testing, and threat intelligence analysis.

Employee Education and Training. We also consider employee education paramount and conduct regular cybersecurity education through a security awareness, training, and education program that provides consistent and focused training to educate employees, raise awareness, and change behaviors. All employees are trained at least annually about the importance of information security and data privacy. Security campaigns are launched to test the effectiveness of the training provided and corporate communication bulletins are sent to employees on a periodic and as-needed basis.
Incident Response Plan. We have created and regularly update our Incident Response Plan, which guides our response to a cybersecurity incident and outlines processes for forensic analysis, crisis communications and required notifications. Disclosure of significant cybersecurity incidents are reported promptly to senior leadership and the Board of Directors. We test our Incident Response Plan through tabletop exercises. The Bank also maintains a business continuity program that addresses crisis management, business impact, and data and systems recovery.
Board Oversight
The Board of Directors maintains oversight responsibility over the enterprise risk management program, including risks related to cybersecurity threats and incidents, and approves the information security program. The Enterprise Risk Committee of the Board of Directors assists the Board in evaluating enterprise risks and performing the Board’s oversight responsibilities. As part of our integrated enterprise risk management process, cybersecurity risks and key metrics are evaluated by the Enterprise Risk Committee quarterly and reviewed by the full Board quarterly, and the Enterprise Risk Committee and the Board actively participate in discussions with management and amongst themselves regarding cybersecurity risks and the overall risk management strategy. Our CISO, in coordination with our Chief Risk Officer, briefs the Enterprise Risk Committee on a quarterly basis concerning cybersecurity risks, the effectiveness of our cybersecurity risk management efforts, and updates and changes to our cybersecurity risk management program. In addition, the CISO briefs the entire Board concerning the cybersecurity risk management program on an annual basis and as requested.
For further information, please refer to our 2023 Annual Report, Item 1C, available from our website at www.ppbi.com under the “Investors” section.
Climate-Related Risk
We recognize the significant potential impact climate change may have on us, our clients, employees, shareholders, and the communities we serve. We are cognizant of our responsibility to better understand the impact of our operations on global climate change and are taking steps to help ensure our organization operates in a manner consistent with responsible environmental stewardship.
Climate-related Risk Oversight. Emerging risks such as climate risks are identified and assessed by our enterprise risk management team. Climate-related risks are incorporated in our enterprise-wide Risk and Control Self-Assessment (“RCSA”), which is a process we use to identify, assess, and report on risk exposures and the strength of controls. The RCSA also provides the basis for prioritizing risks and risk mitigation activities across business areas and risk categories. Results of the RCSA are used to drive management action plans and report key risks to executive management, the Enterprise Risk Committee, and the Board.
Climate-Related Financial Risk Management. We have established a cross-functional climate risk working group to oversee the organization’s approach to manage climate-related risks. This cross-functional team includes representation from our credit team and our ESG & corporate responsibility team. A senior officer from the portfolio management and underwriting group, who reports to the Chief Credit Officer, leads and coordinates all climate-related credit risk efforts, and the group is actively monitored and advised by both the Chief Risk Officer and the Chief Credit Officer.
For additional information regarding climate-related risk, including Physical Risk, Transition Risk, and Credit Risk, please refer to our 2023 CSR Report.
Commitment of Our Board
Outside Directorships
We encourage all directors to carefully consider the number of other company boards of directors on which they serve, taking into account the time required for board attendance, conflicts of interests, participation, and effectiveness on these boards. Pursuant to our Governance Policy, no director may serve on more than three (3) public company boards of directors, in addition to the Board. Directors are asked to report all directorships, including advisory positions, accepted, as well as to notify the Nominating and Governance Committee in advance of accepting any invitation to serve on another public company board.
2023 Meetings
Our Board of Directors met eleven times during 2023, including five special meetings that were held to discuss and oversee risk management strategy and balance sheet management during an extraordinary year for the banking industry. Typically, our Board of Directors holds at least five regularly-scheduled Board meetings annually, plus any special meetings that may be necessary or appropriate. Each director attended in person or via teleconference at least 75% of the Board and applicable Board committee meetings during 2023.

It is the Board’s policy that each director employs his or her best efforts to attend our annual stockholder meeting. All of our then-serving Board members attended our 2023 Annual Meeting of Stockholders.
Director Engagement Outside of Meetings
Engagement beyond the boardroom provides our directors with additional insights into our business, risk management, industry and stakeholders, as well as valuable perspectives on the performance of our Company and members of senior management.
The commitment of our directors extends beyond preparation for, and participation at, regular and special meetings.

ENGAGEMENT WITH STOCKHOLDERS
Governance Discussions
Engagement with stockholders included M. Christian Mitchell (Lead Independent Director)
DIRECTOR EDUCATION
Ongoing Functional
Deep Dives
Periodic sessions with insurance and legal teams
New Director Orientation
Orientation program for new directors

ENGAGEMENT WITH THE BUSINESS
Ongoing Dialogue with CEO
Active and transparent dialogue among CEO, Lead Independent Director, and all directors
Business and Strategy Review Sessions
Director participation at annual strategy sessions

ENGAGEMENT WITH REGULATORS
Lead Independent Director and Committee Chairs, as appropriate, engage directly with our regulators.
ENGAGEMENT WITH INDEPENDENT AUDITOR
Lead Independent Director and Audit Committee Chair meet quarterly with our independent public accounting firm, outside of Audit Committee meetings.

Corporate Code of Business Conduct and Ethics
We have implemented a Code of Business Conduct and Ethics applicable to our directors, CEO, and all of our officers and employees. Our Code of Business Conduct and Ethics provides fundamental ethical principles to which these individuals are expected to adhere. Our Code of Business Conduct and Ethics operates as a tool to help our directors, officers, and employees understand and adhere to the high ethical standards required by the Company and the Bank.
Our directors are expected to avoid any action, position, or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. As a result, our directors must disclose all business relationships with the Company and any other outside business relationships that present actual or potential conflict of interest for review by the Nominating and Governance Committee, and to recuse themselves from discussions and decisions affecting those relationships. In addition, each director is subject to the Company’s Related Party Transactions Policy, pursuant to which transactions between the Company or the Bank and any of our directors or certain of their affiliates need to be approved or ratified by disinterested members of the Nominating and Governance Committee, if not otherwise pre-approved under the terms of the policy. For more information, see “Related Party Transaction Policy” under “Certain Relationships and Related Transactions.”
Our Code of Business Conduct and Ethics is available on our website at www.ppbi.com under the “Investors” section. Our stockholders may also obtain written copies at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000.

Any future changes or amendments to our Code of Business Conduct and Ethics and any waiver that applies to one of our senior financial officers or a member of our Board of Directors will be posted to our website.
Board Committees
We believe our Board has created a sound committee structure designed to help the Board carry out its responsibilities in an effective and efficient manner. While the Board may form from time to time ad hoc or other special purpose committees, there are four (4) standing Board committees: Audit, Compensation, Nominating and Governance, and Enterprise Risk.
As a general matter, except for cases where a particular committee may choose to meet in executive session, all Board members are invited (but not required) to attend the regular meetings of all Board committees. We believe that this transparent and collaborative structure provides for a more informed Board.
Committee Membership, Responsibilities, and Meetings
All chairpersons of our four (4) standing committees are independent and appointed annually by the Board. Each chairperson presides over committee meetings; oversees meeting agendas; serves as liaison between the committee members and the Board, as well as between committee members and management; and works closely with executive and senior management on appropriate committee matters.
Each committee meets regularly, on at least a quarterly basis. The committees, typically through their committee chairpersons, routinely report their actions to, and discuss their recommendations with, the full Board. In addition, certain committees periodically hold extended meetings dedicated to discussing key strategic matters or other business items that are relevant or subject to the committee’s oversight responsibilities on a more in-depth basis.

The Board has determined that each of the current members of the four (4) standing Board committees is “independent” within the meaning of applicable SEC rules, NASDAQ director independence standards and other regulatory requirements, to the extent applicable. The names of the current members and highlights of some of the key oversight responsibilities of the Board Committees are set forth below:
Audit Committee Chair M. Christian Mitchell Other Members Jeffrey C. Jones, George M. Pereira, Zareh H. Sarrafian, and Richard C. Thomas
Key Oversight Responsibilities
•
Selects and communicates with the Company’s independent auditors.

•
Reports to the Board on the general financial condition of the Company and the results of the annual audit.

•
Oversees the Company’s internal controls, accounting, and financial reporting process.

•
Oversees the audits of the Company’s financial statements.

The Board of Directors has determined that each of Messrs. Jones, Mitchell, Pereira, Sarrafian, and Thomas satisfy the requirements established by the SEC for qualification as an “audit committee financial expert,” and is independent under the NASDAQ listing standards and rules of the SEC.

Compensation Committee Chair Jaynie M. Studenmund Other Members Ayad A. Fargo, Joseph L. Garrett, Stephanie Hsieh, Jeffrey C. Jones, and Barbara S. Polsky
Key Oversight Responsibilities
•
Reviews the amount and composition of director compensation from time to time and makes recommendations to the Board when it concludes changes are needed.

•
Oversees the Bank’s compensation policies, benefits and practices.

•
Approves all restricted stock, restricted stock unit, and all other equity awards.

•
Determines the annual salary, short-term and long-term incentive compensation of our NEOs.

•
Approves the compensation structure for other members of our senior management team.

Enterprise Risk Committee Chair George M. Pereira Other Members Stephanie Hsieh, Rose E. McKinney-James, M. Christian Mitchell, Barbara S. Polsky, Jaynie M. Studenmund, and Richard C. Thomas
Key Oversight Responsibilities
•
Monitors and reviews the Company’s enterprise risk management framework and risk appetite for credit, market, liquidity, operational, information security, compliance and legal, strategic, and reputation risks.

•
Monitors and reviews the adequacy of enterprise risk management functions; and reports its conclusions and recommendations to the Board.

•
Reviews the Company’s risk profile for alignment with the Company’s strategic objectives and risk appetite, including compliance with risk limits and thresholds set forth in our Risk Appetite Statement.

•
Reviews all significant policies and contingency plans as frequently as economic conditions or the condition of the Company may warrant, but no less than annually.

•
Reviews cybersecurity threat reports regarding the assessment of current security updates, cyber statistics, core elements and controls, and key IT trends affecting information security.

Nominating and Governance Committee Chair Zareh H. Sarrafian Other Members Ayad A. Fargo, Joseph L. Garrett, Jeffrey C. Jones, Rose E. McKinney-James, M. Christian Mitchell, and Barbara S. Polsky
Key Oversight Responsibilities
•
Reviews qualification criteria for director candidates and nominates candidates as directors.

•
Oversees our Board governance structure and policies.

•
Oversees our Environmental, Social, and Governance initiatives.

•
Conducts annual Board and Board Committee evaluations, in coordination with the Lead Independent Director.

•
Conducts CEO and management succession planning.

Committee Governance
Committee Charters
Each committee is governed by a Board-approved charter, which sets forth each committee’s purpose and responsibilities. The charters provide that each committee has adequate resources and authority to discharge its responsibilities, including appropriate funding for the retention of external consultants or advisers, as the committee deems necessary or appropriate. Each committee charter is reviewed by its committee members and by the full Board on at least an annual basis. The charters of each committee are available on our website, www.ppbi.com under the “Investors” section.
Compensation Committee Interlocks and Insider Participation
For 2023, the Compensation Committee was comprised of Ms. Studenmund, Ms. Hsieh, and Ms. Polsky, as well as Messrs. Fargo, Garrett, and Jones, each of whom was an independent director. None of these individuals is or has been an officer or employee of the Company during the last fiscal year or as of the date of this Proxy Statement, or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee. No executive officer of the Company served as a director of another entity that had an executive officer serving on the Compensation Committee. Finally, no executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a director of the Company.
ENVIRONMENTAL, SOCIAL, AND GOVERNANCE
Board Oversight
Our commitment to sustainability begins at the top of our organization with our Board. The Board has delegated to its Nominating and Governance Committee, which is composed entirely of independent directors, responsibility for overseeing our strategy, policies and initiatives related to our ESG program. The Nominating and Governance Committee reviews and advises on the Company’s ESG policies and disclosures, oversees management’s implementation of ESG initiatives, and advises the Board on significant ESG-related matters. ESG initiatives and risk management efforts are integrated across business lines and functions. Accordingly, while the Nominating and Governance Committee is responsible for overall strategies, policies and initiatives related to ESG, specific aspects of ESG are overseen by other Board and management committees. For example, the Compensation Committee reviews and approves objectives relevant to NEO short-term incentive compensation, including consideration of strategic objectives that may include ESG-related initiatives. Climate and other ESG-related risks are integrated into our enterprise risk management framework, and the Enterprise Risk Committee reviews and discusses the results of our enterprise-wide Risk and Control Self-Assessment, which we use to identify, assess and report on risk exposures and the strength of our controls. The Audit Committee reviews ESG-related disclosures contained in our annual and quarterly reports. In 2023, the Board of Directors updated our Governance Policy to reflect the significance of Board oversight of ESG-related matters. Our Chief ESG and Corporate Responsibility Officer regularly reports to the Nominating and Governance Committee, which discusses the Company’s ongoing ESG initiatives and progress. In addition, the Chief ESG and Corporate Responsibility Officer presents ESG program updates to the entire Board and participates regularly at Enterprise Risk Committee and Audit Committee meetings.
Program Management
Our Chief ESG and Corporate Responsibility Officer reports directly to our Chairman and CEO. The Chief ESG and Corporate Responsibility Officer coordinates the development and execution of strategic initiatives supporting the Company’s focus on ESG-related issues. In these functions, the Chief ESG and Corporate Responsibility Officer engages with a broad range of internal and external stakeholders, including our Board of Directors and Board committees, stockholders, clients, consumer advocates, and community leaders. In addition, the Corporate Social Responsibility Officer, who reports to the Chief ESG and Corporate Responsibility Officer, oversees the ESG reporting and disclosure process, monitors trends and best practices, supports existing ESG projects, and helps develop new sustainability initiatives.

OVERSIGHT

BOARD OF DIRECTORS

BOARD COMMITTEES

MANAGEMENT

ESG EXECUTIVE STEERING GROUP

IMPLEMENTATION

CLIMATE RISK WORKING GROUP	SUSTAINABILITY WORKING GROUP	HUMAN CAPITAL WORKING GROUP	SUPPLIER DIVERSITY WORKING GROUP	GOVERNANCE & DISCLOSURE WORKING GROUP
Climate risk integration in credit analysis	Initiatives to reduce environmental footprint	Diversity and inclusion awareness and training; Employee development and well-being	Increase diverse and small vendor representation	Coordinate non-financial SEC disclosure

An ESG Steering Group has also been established to support the Chief ESG and Corporate Responsibility Officer, Corporate Social Responsibility Officer, and senior management in development, implementation, and management of the Company’s ESG program. The ESG Executive Steering Group is chaired by the Chief ESG and Corporate Responsibility Officer, and its membership includes key members of senior management across the organization, including our President and Chief Operating Officer, Chief Financial and Administration Officer, Chief Risk Officer, Chief Human Resources Officer, Chief Credit Officer, General Counsel, and Director of Investor Relations. The ESG Steering Group oversees the five working groups, including the: Climate Risk Working Group, Sustainability Working Group, Human Capital Working Group, Supplier Diversity Working Group, and Governance & Disclosure Working Group.
Commitment
We are committed to integrating ESG considerations across our business practices and operations. Our priority is to mitigate risk and improve performance, while bringing positive impact on our business, society, and environment. This includes making our operations more sustainable, fostering an inclusive workforce and addressing social and environmental issues in our communities.
For more details regarding our ESG initiatives, you are encouraged to read our 2023 CSR Report, which we intend to publish in the second quarter of 2024.
HUMAN CAPITAL
Our culture and approach to human capital resource management is embodied in our Success Attributes: Achieve, Communicate, Improve, Integrity, and Urgency. We also seek to cultivate an inclusive environment at all levels of the organization where diverse perspectives and ideas can be represented effectively. These principles have been the drivers of our performance as we executed our business strategies and navigated the current health, social, and economic environment. We have managed our organization through significant challenges and delivered strong financial results, while at the same time supporting the well-being of our employees. We expect and encourage employee participation, input, and collaboration. We value accountability because it is essential to our success, and we accept our responsibility to hold ourselves and others accountable for meeting commitments and achieving exceptional standards of performance.
Diversity, Equity, and Inclusion
We believe diversity has contributed to our success. We do not and will not tolerate discrimination in any form with respect to any aspect of employment. Our current initiatives reflect our ongoing efforts as we continue to foster a diverse, inclusive, and equitable workplace and community. We believe that diversity of thought, backgrounds, and experiences result in better outcomes for all of our stakeholders and empowers our employees to make more meaningful contributions within our Company and communities. As individual employees offer their diverse perspectives and unique input, collaboration and teamwork lead to improved outcomes and innovation that can tangibly influence business results. In addition to valuing every unique viewpoint, we are committed to identifying and remediating inequities in compensation outcomes and promotion opportunities.
Diversity Metrics (as of 12/31/2023)

Women in VP Roles and Above	Women in Management Roles(1)	Women in Entire Workforce	Racial/Ethnic Minorities in VP Roles and Above	Racial/Ethnic Minorities in Management Roles(1)	Racial/Ethnic Minorities in Entire Workforce

(1)
Management = Any individual with direct reports.

Premier Inclusion
Our diversity and inclusion strategy, “Premier Inclusion,” is designed to address diversity and inclusion from specific target areas: Data and Metrics, Recruitment, Training and Education, and Career Development. Each area encompasses different on-going activities to measure the progress of overall diversity and inclusion with the goal of continuous improvement. Success of initiatives and activities are measured across four areas:
•
Data and Metrics: We developed a diversity dashboard to gauge improvement on an annual basis across workforce demographics. The diversity dashboard is shared on an annual basis with our Board of Directors.

•
Recruitment: Our recruiting team focuses on building strategies that are designed to identify and attract diverse talent. Pacific Premier ensures recruiters receive and maintain certification as a Certified Diversity Recruiter through the AIRS® program. In 2023, recruiting metrics consistently showed equal distribution among all demographics screened. Additionally, we partner with vendors who specialize in routing all job postings to boards that reach out to diverse populations. Our recruiting outreach efforts are designed to maintain a pipeline of diverse talent through outreach efforts and partnerships with local colleges, non-profit organizations, and other platforms.

•
Training and Education: We measure attendance and evaluate training feedback surveys.

Training: All new employees undergo Conscious Inclusion training that reviews topics such as unconscious bias, allyship, microaggressions, human rights, and more. We also issue this training to all employees on a biennial basis.
Premier Inclusion Newsletters: One component of our DEI training and education is our quarterly newsletters.
Premier Inclusion Webinars/Speaker Series: Our internal events focus on spotlighting various communities represented in our employee base.
•
Career Development: We provide leadership roadmaps that help ensure our leaders have the mindset and critical thinking abilities to support personal development, career goals, and their teams.

Premier Pathways: In 2023, we launched a career development program for all employees, “Premier Pathways.” This program allows employees to access information on roles across the organization, competencies required for various roles, and additional resources on pursuing career development and advancement.
For further information regarding our Premier Inclusion initiatives and other diversity, equality, and inclusion metrics, please refer to our 2023 CSR Report, available on our website at www.ppbi.com under the “Investors” section.
Investing in Our Human Capital
We endeavor to provide our employees with career growth opportunities instead of jobs, and as such, full-time employees comprise the majority of our staff. We encourage professional and personal development and offer our employees professional development and training opportunities as well as generous tuition reimbursement resources.
Employee Engagement
We value the voice of our employees and encourage feedback and continual improvement. Partnering with Gallup, we conduct our annual employee engagement survey, reaffirming our commitment to ongoing assessment and improvement.
Health and Safety
Our Health and Safety Policy outlines our general approach and commitment to employee health and safety. All employees receive Health and Safety Training via our learning management system, which contains information on Office Safety topics such as slips, trips, falls, hazardous chemicals, emergency procedures, and office ergonomics. Employees receive this training on an annual basis.

We also strive to provide each employee with a safe and healthy work environment. Violence and threatening behavior are not permitted. The Company has adopted a formal injury and illness prevention program to conduct business activities in compliance with local, state, and federal safety and health regulations and standards. The program covers all facilities and operations of the organization, and addresses on-site emergencies, injuries and illnesses, and general safety procedures.
Compensation and Benefits
We are committed to offering competitive total compensation packages to our employees. We regularly compare compensation and benefits with peer companies and market data, making adjustments as needed to ensure compensation stays competitive. We also offer a wide array of benefits for our employees and their families. We offer a comprehensive health and well-being program that provides resources supporting health, as well as financial, community, social, emotional, purpose, and career well-being.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Compensation for our non-employee directors is designed to be competitive with other financial institutions that are similar in size, complexity or business models. Our Board of Directors, acting upon a recommendation from the Compensation Committee, annually determines the non-employee directors’ compensation for serving on the Board of Directors and its committees. Our CEO, the only employee director on the Board, does not receive any payment for his services as a director.
2023 Director Compensation
No changes to our non-employee director compensation structure were made in 2023. The Director’s Compensation Table below sets forth the amounts earned or paid to each non-employee member of our Board of Directors during the year ended December 31, 2023. Individual compensation reflects the base cash and equity compensation, as well as incremental committee chairperson and membership fees, as applicable. Each non-employee director serves on at least one committee.
Aggregate Director Compensation in 2023. In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid during 2023 to its non-employee directors.
2023 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Changes in Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Ayad A. Fargo	$77,000	$75,000	$—	$—	$—	$152,000
Joseph L. Garrett	77,000	75,000	—	—	—	152,000
Stephanie Hsieh	77,000	75,000	—	—	—	152,000
Jeffrey C. Jones	87,000	75,000	—	—	—	162,000
Rose E. McKinney-James	77,000	75,000	—	—	—	152,000
M. Christian Mitchell	173,386	100,000	—	—	—	273,386
George M. Pereira	87,000	75,000	—	—	—	162,000
Barbara S. Polsky	97,000	75,000	—	—	—	172,000
Zareh H. Sarrafian	95,000	75,000	—	—	—	170,000
Jaynie M. Studenmund	91,000	75,000	—	—	—	166,000
Richard C. Thomas	81,000	75,000	—	—	—	156,000

(1)
These amounts represent the aggregate grant date fair value of restricted stock granted in 2023, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 16 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2023, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Fair value is based on 100% of the closing price per share of our common stock on the date of grant. At December 31, 2023, each of the non-employee directors named in the above table held 3,011 shares of restricted stock except for Mr. Mitchell, who held 4,014 shares. In addition, at December 31, 2023, Messrs. Garrett and Jones held options to acquire 7,500 shares and 15,000 shares of our common stock, respectively.

Elements of Director Compensation
Compensation for our non-employee directors reflects a combination of cash (annual retainer fees and committee retainer fees) and equity (annual restricted stock awards), as outlined in the Schedule of Director Fees below. The Lead Independent Director is entitled to an additional annual retainer, and chairpersons of each committee are also entitled to annual chairperson fees.

Summary of Annual Director Fees
Director Annual Cash Fee	$65,000
Director Annual Equity Awards	$75,000 in shares of restricted stock
Lead Independent Director Retainer	$75,000 cash $25,000 in shares of restricted stock
Chairperson Fees	$25,000 Audit Committee $20,000 Compensation Committee $20,000 Enterprise Risk Committee $20,000 Nominating and Governance Committee
Committee Member Fees	$10,000 Audit Committee $6,000 Compensation Committee $6,000 Enterprise Risk Committee $6,000 Nominating and Governance Committee
Travel Expenses	Directors are eligible for reimbursement for their reasonable expenses incurred in connection with attendance at meetings or the performance of their director duties in accordance with Company policy.
Stock Compensation
Each non-employee director is eligible for a grant of shares of restricted stock issued from our Amended and Restated 2022 Long-Term Incentive Plan, as amended, as recommended by the Compensation Committee. The shares of restricted stock that the Company awards to its directors fully vest as of the first anniversary of the date of grant, subject to earlier vesting on termination of service in certain circumstances. On March 15, 2023, each of our non-employee directors serving at that time, with the exception of our Lead Independent Director, was granted 3,011 shares of restricted stock, which had a value of approximately $75,000 as of the date of grant, based upon the closing price of the Company’s common stock as of that date. On March 15, 2023, our Lead Independent Director, Mr. Mitchell, was granted 4,014 shares of restricted stock, which had a value of approximately $100,000 as of the date of the grant, based upon the closing price of the Company’s common stock as of that date.
Deferred Compensation Plan
The Bank created a Directors’ Deferred Compensation Plan in September 2006 which allowed non-employee directors to defer Board of Directors’ annual cash fees and provided for additional contributions from any opt-out portion of the long-term care insurance plan in which non-employee directors were entitled to participate at that time. As of December 2016, the Directors’ Deferred Compensation Plan was frozen such that no new contributions may be made and existing balances remain until distribution. The Directors’ Deferred Compensation Plan is unfunded. The Company is under no obligation to make matching contributions to the Directors’ Deferred Compensation Plan. The director’s account balance is payable upon retirement or resignation. The only outstanding balances under the Deferred Compensation Plan for our directors at December 31, 2023 were as follows: Mr. Fargo had a balance of $2,312 and Mr. Jones had a balance of $52,555.
Stock Ownership Guidelines for Directors
The Board of Directors has adopted stock ownership guidelines for non-employee directors, which require that each non-employee director own shares of the Company’s common stock having a value equal to at least five times the director’s annual cash retainer for service on the Board of the Company or the Bank Board (not including committee-related fees). New directors have five years after joining the Board of Directors or the Bank Board to meet the guidelines. Restricted stock, restricted stock units subject only to time-based vesting, and a portion of the shares that may be acquired by exercise of vested in-the-money stock options, are treated as stock ownership for this purpose. As of the date of this Proxy Statement, all directors met or exceeded the ownership guidelines to the extent applicable to them.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table sets forth information as to those persons or entities believed by management to be beneficial owners of more than 5% of the Company’s outstanding shares of common stock on the Record Date or as represented by the owner or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the SEC, in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that beneficially owns more than 5% of the Company’s common stock as of the Record Date.
	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock Inc. 55 East 52nd Street New York, NY 10055	14,100,445(2)	14.62%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,316,980(3)	11.73%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	5,067,763(4)	5.25%

(1)
As of March 18, 2024, there were 96,475,096 shares of Company common stock outstanding on which “Percent of Class” in the above table is based.

(2)
As reported in a Schedule 13 G/A filed with the SEC on January 22, 2024 for the calendar year ended December 31, 2023, BlackRock Inc. has sole voting power over 13,927,994 shares and sole dispositive power over 14,100,445 shares.

(3)
As reported in a Schedule 13 G/A filed with the SEC on February 13, 2024 for the calendar year ended December 31, 2023, The Vanguard Group has sole voting power over 0 shares and sole dispositive power over 11,118,382 shares.

(4)
As reported in a Schedule 13 G/A filed with the SEC on February 9, 2024 for the calendar year ended December 31, 2023, Dimensional Fund Advisors LP has sole voting power over 4,971,177 shares and sole dispositive power over 5,067,763 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date, by (i) our directors, (ii) our named executive officers, and (iii) all of our current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers. Each person has sole voting and investment power with respect to the shares they beneficially own.
					TOTAL BENEFICIAL OWNERSHIP
	Common Stock	Restricted Stock(1)	Restricted Stock Units(2)	Options Exercisable(3)	#(4)	%(5)
Name	A	B	C	D	E	F
Ayad A. Fargo	309,322	3,317	—	—	312,639	*
Joseph L. Garrett	85,426	3,317	—	7,500	96,243	*
Stephanie Hsieh	5,095	3,317	—	—	8,412	*
Jeffrey C. Jones	140,220	3,317	—	7,500	151,037	*
Rose E. McKinney-James	5,124	3,317	—	—	8,441	*
M. Christian Mitchell	29,736	4,423	—	—	34,159	*
George M. Pereira	5,042	3,317	—	—	8,359	*
Barbara S. Polsky	9,990	3,317	—	—	13,307(6)	*
Zareh H. Sarrafian	40,356	3,317	—	—	43,673	*
Jaynie M. Studenmund	14,190	3,317	—	—	17,507	*
Richard C. Thomas	15,744	3,317	—	—	19,061	*
Steven R. Gardner	396,579	127,056	—	—	523,635	*
Edward E. Wilcox	187,923	68,016	—	30,499	286,438	*
Ronald J. Nicolas, Jr.	101,743	60,013	—	—	161,756	*
Michael S. Karr	88,377	34,007	—	—	122,384	*
Thomas E. Rice	73,737	36,007	—	—	109,744	*
Stock ownership of all directors and executive officers as a group (22 persons)	1,566,281	517,219	—	50,499	2,133,999	2.21%

*
Represented less than 1% of outstanding shares.

(1)
In accordance with applicable SEC rules, shares of restricted stock constitute beneficial ownership because the holder has voting power, but not dispositive power.

(2)
In accordance with applicable SEC rules, restricted stock units that will be settled, within 60 days after the Record Date are included in this column.

(3)
In accordance with applicable SEC rules, stock options that are exercisable or will become exercisable, and restricted stock units that will be settled, within 60 days after the Record Date are included in this column.

(4)
The amounts are derived by adding shares, restricted stock and options exercisable listed in columns A, B, C, and D of the table.

(5)
The amounts contained in column F are derived by dividing the amounts in column E of the table by (i) the total outstanding shares of 96,475,096 plus (ii) the amounts in columns C and D for that individual or the group, as applicable.

(6)
An additional 1,200 shares were purchased on March 21, 2024, bringing the total to 14,507 as of the date hereof.

Delinquent Section 16(a) Reports
Pursuant to Section 16(a) of the Exchange Act, and the related rules and regulations, our directors and executive officers and any beneficial owners of more than 10% of any registered class of our equity securities, are required to file reports of their ownership, and any changes in that ownership, with the SEC. To our knowledge and based solely on our review of copies of these reports and on written representations from such reporting persons, we believe that during 2023, all such persons filed all ownership reports and reported all transactions on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transaction Policy
Our Board has adopted a written policy governing the approval of related-party transactions, which we refer to as our RPT Policy. A “related party transaction” means any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) in which (i) the Company or any of its subsidiaries is or will be a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (iii) any “related party” (i.e., an executive officer, director, nominee for director, any stockholder owning more than 5% of any class of the Company’s voting securities, or an immediate family member of the any of these parties) has or will have a direct or indirect material interest. In summary, the RPT Policy provides that, unless a transaction is deemed to be pre-approved (such as compensation-related payments for services provided and routine banking-related services), each related party transaction must be approved by disinterested members of the Nominating and Governance Committee.
Insider Loans
Certain of our officers and directors, as well as their immediate family members and affiliates, are customers of, or have had transactions with us in the ordinary course of business. These transactions include deposits, loans, and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this filing, no related party loans were categorized as nonaccrual, past due, restructured, or potential problem loans.

PROPOSAL NO. 2 — ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION
The Board of Directors Recommends a Vote “FOR” the Approval of the Compensation of our Named Executive Officers, as Disclosed in this Proxy Statement.
Our advisory vote on executive compensation (otherwise known as “Say on Pay”) is held annually. This vote provides our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”) as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement, including the accompanying compensation tables and narrative discussion therein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement.
We ask our stockholders to indicate their support for our executive compensation program for our NEOs and vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee and may not be construed as overruling any decision by the Board or the Compensation Committee. However, the Board and Compensation Committee value the opinion of our stockholders and will take into consideration the outcome of this advisory vote when considering future executive compensation arrangements.
Stockholders are encouraged to carefully review the following “Compensation Discussion and Analysis” and “Compensation for Named Executive Officers” sections for a detailed discussion of our executive compensation program for our NEOs.
Vote Required
Your vote on this proposal is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, the Compensation Committee will consider the vote of our stockholders on this proposal when determining the nature and scope of future executive compensation programs.
The affirmative vote of holders of the majority of the shares for which votes on the proposal are cast at the Annual Meeting is needed to approve this proposal on a non-binding advisory basis. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS
The statements included in this “Executive Compensation Discussion & Analysis” regarding future financial performance, results of operations, expectations, plans, strategies, priorities and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. Readers of this proxy statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
In this Executive Compensation Discussion & Analysis, or CD&A, we explain our 2023 compensation program for our CEO, our CFO, and our three highest paid other executive officers, whom we collectively refer to as our NEOs. The Compensation Committee of our Board of Directors has designed our NEO compensation program to align executive compensation with the Company’s achievement of its strategic objectives, its financial performance and the creation of long-term value for our stockholders. In designing our NEO compensation program, the Compensation Committee is mindful of the perspectives our key stakeholders may have with respect to executive compensation matters.
2023 was an extraordinarily challenging year for the banking industry. Rapidly rising interest rates, high profile bank failures in rapid succession, and heightened regulatory expectations brought challenging dynamics to the market. Throughout it all, we maintained our focus on prudent and proactive capital, liquidity and credit risk management, and leveraged our best-in-class service to deepen our relationships with existing clients and attract new clients to our franchise.
As an example of our proactive approach to risk management, in November 2023, we completed a Board-approved investment securities portfolio repositioning transaction in which we sold approximately $1.26 billion of low-yielding securities for a net after-tax loss of approximately $182.3 million. The transaction significantly improved the Company’s future earnings power, while simultaneously enhancing liquidity along with our already strong capital levels. A portion of the net proceeds from the transaction was deployed during the fourth quarter of 2023 into a mix of cash and higher-yielding earning assets, and was used to reduce higher-cost deposits and borrowings, which resulted in our fourth quarter 2023 net interest margin expanding by 16 basis points. The Board believes the transaction was in the best long-term interests of our stockholders as it is expected to be meaningfully accretive to both our net interest margin and our annual net income in 2024.
For full year 2023, after giving effect to the investment securities portfolio restructuring transaction described above, as well as $1.5 million after-tax additional noninterest expense due to the special FDIC assessment in the fourth quarter of 2023, we had net income of $30.9 million, or $0.31 per diluted share, return on average assets, or ROAA, of 0.15% and return on average tangible common equity, or ROATCE, of 2.09%. Excluding the net after-tax loss resulting from the securities portfolio repositioning transaction and the special FDIC assessment in the fourth quarter of 2023, our full-year adjusted net income was $214.6 million, or $2.26 per diluted share, and our full- year adjusted ROAA and adjusted ROATCE were 1.03% and 11.95%, respectively. Our asset quality remained strong throughout 2023, with nonperforming assets near historical lows at 0.13% of total assets at December 31, 2023, and our capital levels remained among the highest within our peer group and the KBW Regional Bank Index (“KRX”).
In designing our NEO compensation program, our Compensation Committee focused on balancing the desire to compensate, retain, and reward our NEOs for results that align with our strategic objectives with ensuring that our NEO compensation program does not create incentives that promote undue risk-taking for our organization or reward short-term actions that are not in our long-term interests. The Compensation Committee believes that tying a significant portion of our NEOs’ overall compensation to our long-term profitability and the long-term performance of our stock as compared to our peers provides a meaningful balance between these objectives. The following graphic highlights the key factors and outcomes with respect to our NEO compensation program for 2023.

Company Highlights & Executive Compensation At-A-Glance
2023 Financial Highlights	2023 Company Highlights

Net Income of  $31 Million; Adjusted Net Income of
$215 million*
Earnings per Common Share of  $0.31; Adjusted Earnings per Common Share of  $2.26*
ROAA of 0.15%; Adjusted ROAA
of 1.03%*
ROATCE of 2.09%; Adjusted ROATCE
of 11.95%*
TSR and Ranking vs. KBW Regional Bank Total Return Index**
10-year Total Shareholder Return
Outperformed by 44%

Commitment to Prudent Capital, Liquidity and Credit Management
•
Maintained capital levels among the highest of our peers as Tangible Common Equity / Tangible Assets Ratio of 10.72%* as of December 31, 2023

•
Total assets of $19 billion as of December 31, 2023

•
Nonperforming asset levels near historic low: 0.13%

•
Continued cash dividends, returning $126 million to stockholders during 2023

•
Executed Board-approved securities repositioning transaction that was immediately accretive to earnings and expected to meaningfully enhance earnings profile in future periods.

2023 Executive Compensation Highlights	Named Executive Officers

2023 Say-on-Pay Results: 98% approval of compensation program.
Stockholder Outreach: Continued and enhanced stockholder outreach program, including outreach to institutional holders representing approximately 74% of outstanding shares and engagement with investors holding 56% of outstanding shares.
CEO Variable and “At Risk” Pay: 82% of CEO’s total compensation.
2023 Annual Incentive Cash Payments: Paid out below target level.
Long-Term Incentives:
•
50% time-based restricted stock

•
50% performance-based restricted stock units

Steven R. Gardner: Chairman of the Board, President, and CEO of the Company and Chairman of the Board and CEO of the Bank
Edward E. Wilcox: President and COO of the Bank
Ronald J. Nicolas, Jr.: Senior EVP and CFO of the Company, and Chief Financial and Administration Officer of the Bank
Michael S. Karr: Senior EVP and Chief Risk Officer of the Bank
Thomas E. Rice: Senior EVP and Chief Innovation Officer of the Bank

*
Please refer to the “GAAP Reconciliations” included in Annex A to this Proxy Statement. Adjusted amounts exclude net after-tax loss of $182.3 million resulting from the securities portfolio restructuring transaction and $1.5 million after-tax noninterest expense due to the special FDIC assessment, each in the fourth quarter of 2023. On an unadjusted basis, full-year 2023 net income was $30.9 million, or $0.31 per diluted share, and ROAA and ROATCE were 0.15% and 2.09%, respectively.

**
Total shareholder return (TSR) assumes dividends paid during the performance period are reinvested and is relative to the change of the KBW Regional Bank Total Return Index over the same period.

Full Year 2023 Key Risk Management Measures Compared to the KBW Regional Banking Index
*
Please refer to the “GAAP Reconciliations” included in Annex A to this Proxy Statement. Adjusted ROAA excludes net after-tax loss of $182.3 million resulting from the securities portfolio restructuring transaction and $1.5 million after-tax noninterest expense due to the special FDIC assessment, each in the fourth quarter of 2023. On an unadjusted basis, our full-year ROAA was 0.15%.

EXECUTIVE COMPENSATION PHILOSOPHY
Executive Compensation Program Principles. Our Compensation Committee has established three key principles that provide the framework for our executive compensation program:
Alignment with Stockholder Interests. Our executives’ interests should be aligned with the interests of our stockholders.
•
Executive compensation is tied to financial performance and achievement of strategic goals. Key components of NEO and executive officer compensation are earned only if certain financial and non-financial objectives that our Board and Compensation Committee have identified as value-enhancing are achieved.

•
Equity-based compensation comprises over 64% of our CEO’s compensation.

•
Stock ownership requirements. Our executive stock ownership guidelines require our NEOs to accumulate and maintain a meaningful position in shares of Company common stock to strengthen the alignment of their long-term interests with those of stockholders.

•
Disincentives for excessive risk-taking. Our executive compensation program is designed to balance risk and financial results in a manner that does not encourage imprudent risk-taking. Key design features include our “clawback” policy and our restrictions against hedging and pledging of our stock.

•
Reward actions taken for long-term benefit of stockholders, even if short-term results are negative. Our Compensation Committee may exercise discretion in compelling circumstances to reward management for taking actions that we believe will be accretive to stockholders over the long-run, even if those actions generate negative short-term financial results.

Pay for Performance. Executive pay should be linked to achieving our short- and long-term business goals.
•
Compensation reflects financial metrics that further our strategic plan. Both short-term and long-term performance goals are focused on our key financial metrics and strategic plans, which may take several quarters or years to realize.

•
Significant portion of executive pay is variable and performance-based. Approximately 82% of our CEO’s target pay is delivered through annual and long-term incentives.

•
Focus on both short-term and long-term performance. We deliver incentive-based compensation both as annual cash awards and longer-term, equity-based awards predicated on achieving prospective financial goals.

•
Performance is evaluated based on Stockholder Value, Profitability, and Risk Management. The Compensation Committee annually establishes specific performance metrics which are linked to short- and long-term incentive compensation outcomes and how well we perform relative to the industry and our peers.

Attract and Retain Key Executives.
Our executive compensation program should provide competitive pay in order to attract and retain executives who are capable and motivated to help us continue to grow and prudently manage our business.

•
Peer group and financial industry survey data used to ensure pay is competitive in the broader labor market. Our Compensation Committee reviews executive compensation levels paid by members of our peer group based on available data, as well as data for the broader financial industry from our compensation consultant, with the dual goals of paying total compensation at a level commensurate with how well we perform and rewarding our executives for achieving strategic goals while maintaining discipline and prudence.

•
Executives must remain with the Company to receive incentive compensation. Long-term incentive compensation makes up a large portion of executive compensation packages; approximately 66% of the NEOs’ long-term incentive compensation does not vest, if at all, for three years.

Our executive compensation program is designed with these principles in mind. This philosophy guides our Compensation Committee in all decisions regarding executive compensation.
Compensation Governance and Best Practices. Our Compensation Committee regularly reviews our compensation practices and policies to ensure that they further our executive compensation philosophy and reduce unnecessary risk. The following table summarizes our executive compensation plan features and what we believe are “best practices” in terms of designing and administering the program.

WHAT WE DO:	WHAT WE DON’T DO:
Align short-term and long-term incentive plan targets with business goals and stockholder interests	Provide any tax gross-up payments
Conduct annual say-on-pay advisory vote	Reward executives for taking excessive, inappropriate or unnecessary risk
Conduct stockholder outreach to solicit feedback and discuss our compensation practices	Allow the repricing or backdating of equity awards
Retain an independent compensation consultant to advise our Compensation Committee	Provide multi-year guaranteed salary increases or non- performance bonus arrangements
Use performance metrics that compare our performance to external benchmarks	Rely exclusively on total stockholder return as our only performance metric
Maintain a “clawback” policy that applies to NEOs and other senior executives	Award incentives for below-threshold performance
Maintain a robust stock ownership policy for NEOs	Pay cash dividends on unearned or unvested performance-based equity awards
Re-evaluate and update the composition of our peer group annually	Permit hedging and pledging of our stock by executives
Limit vesting of performance-based RSUs in the event the performance results are negative	Have single trigger vesting on our equity and equity-based awards

PAY FOR PERFORMANCE AND PAY AT RISK
We strive to ensure that there is long-term alignment between NEO pay and Company performance, and we monitor NEO pay as it relates to our performance to ensure this alignment.
We believe that a significant portion of our NEOs’ total compensation should be “performance-based” and “at risk,” meaning that its payment or vesting is based upon the achievement of predefined financial and performance metrics. We also believe that a significant portion should be variable, meaning that the actual compensation will increase or decrease based on the achievement of performance metrics and/or the performance of our stock. We believe that equity should comprise the larger component of our variable pay to provide alignment with our stockholders and provide retention through multi-year vesting.
Placing a significant portion of pay at risk motivates our executives to achieve performance goals and create value for our stockholders. The annual incentive bonus rewards are earned by our NEOs for the achievement of short-term performance goals and how well we perform relative to the industry and our peers. The amount paid is tied to the level of achieved performance, with higher payout levels reflecting superior performance. The long-term performance-based, and equity-based awards reward our executives for achieving long-term performance goals and increasing stockholder value. A portion of our long-term incentives are also tied to our performance relative to an industry index.
As reflected in the charts that follow, 82% of our CEO’s target total 2023 compensation was variable or “at risk,” and an average of 79% of our CFO’s and the Bank President’s and 70% of our other NEOs’ target total 2023 compensation was variable or “at risk.”

HOW EXECUTIVE COMPENSATION DECISIONS ARE MADE
Compensation decisions for the NEOs are made by our Compensation Committee, considering input from management, information from the Committee’s independent compensation consultant, and compensation practices of a peer group of similarly-sized companies in our industry and survey data for our industry in general. The role of each in our executive compensation program is described below.
COMPENSATION COMMITTEE

•
Composed entirely of independent directors as determined under NASDAQ rules.

•
Makes all determinations with respect to executive compensation program, with approval from the Board where required (including for approval of CEO pay).

•
Annually reviews executive compensation policies and practices.

•
Determines whether proposed goals or structure of awards might have an inadvertent effect of encouraging excessive risk or other undesirable behavior.

•
Reviews independence and potential conflict of interest of advisors under applicable NASDAQ listing standards and SEC rules on an annual basis.

*
In 2023, based on its review and information provided by Meridian regarding the provision of services, fees, policies and procedures, the presence of any conflicts of interest, ownership of the Company’s stock, and other relevant factors, the Compensation Committee concluded that engaging Meridian raised no conflicts of interest concerns, and Meridian was deemed to be independent for purposes of providing services as an advisor to the Compensation Committee.

2023 Peer Group
The Compensation Committee, with the assistance of Meridian, adopted the Peer Group set forth below during 2021 to reflect (i) industry and business mix (regional banks that are exchange traded), (ii) total assets between $16 and $71 billion, (iii) principal place of business and primary markets, and (iv) other factors including business model and M&A activity. The peer group is reviewed annually, and was retained for the benchmarking process used to set target pay for both 2022 and 2023. The Peer Group consisted of 22 banks (which included six newly added peers for 2023). The Company approximated the median of this Peer Group on the basis of total assets and market capitalization.
2023 PEER GROUP
Ameris Bancorp*	Hilltop Holdings, Inc.
Atlantic Union Bankshares Corporation*	Hope Bancorp, Inc.*
Bank OZK*	Independent Bank Group, Inc.
BankUnited, Inc.*	PacWest Bancorp**
Banner Corporation	Pinnacle Financial Partners, Inc.*
Cathay General Bancorp*	Prosperity Bancshares, Inc.*
Columbia Banking System, Inc.*	Texas Capital Bancshares, Inc.*
Commerce Bancshares, Inc.*	UMB Financial Corporation*
CVB Financial Corp.*	Umpqua Holdings Corporation
First Financial Bancorp.*	Valley National Bancorp*
F.N.B. Corporation*	Western Alliance Bancorporation*

*
Also a member of KRX Index composite as of December 31, 2023.

**
Merger with Banc of California completed during the fourth quarter of 2023.

In September 2023, the Compensation Committee, with Meridian, reviewed and updated our Peer Group to ensure that it remained reflective of our size, business model, and competition for talent. The Compensation Committee adopted a revised Peer Group of 23 banks, which includes two newly-added peers — WaFd, Inc. (f/k/a Washington Federal, Inc.) and Heartland Financial USA, Inc. — and eliminates Umpqua Holdings Corporation, which merged with Columbia Banking System, Inc. in February 2023. The Peer Group otherwise remained the same as the prior Peer Group. The revised Peer Group will be used in making compensation decisions with respect to 2024.

STOCKHOLDER OUTREACH AND “SAY-ON-PAY”
We provide our stockholders the ability to annually cast their advisory vote on the compensation of our NEOs. In 2023, we received a 98.0% affirmative vote for “say on pay,” which is in line with the 98.7% affirmative vote for “say on pay” that we received in 2022 and the 97.7% affirmative vote in 2021. We believe that this level of support shows an endorsement of our NEO compensation practices and governance features, as well as our enhanced stockholder engagement efforts.
During 2023, we continued to review our NEO compensation plan design and governance practices, as well as the composition of our peer group, in order to ensure continued alignment with our compensation philosophy and stockholder interests.
Based in part on our stockholder outreach initiatives over the past few years, we have taken certain actions to make sure our NEO compensation program more closely aligns our performance to stockholder interests, including implementing “double trigger” accelerated vesting provisions for our equity incentive awards and adopting and implementing an incentive compensation “clawback” policy, as well as extending ownership requirements to all of our NEOs. We have received positive feedback with respect to our executive compensation program, particularly with respect to these recent changes.
During the course of 2023, we reached out to our top institutional stockholders, representing in the aggregate approximately 74% of our outstanding shares of common stock, and engaged with investors holding 56% of our outstanding shares of common stock, on a range of topics related to long-term stockholder value, including our ESG initiatives and executive compensation matters. A summary of the feedback we received from these stockholders is included on page 7 of this Proxy Statement.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program consists of the following key components. The Compensation Committee reviews these components and effectiveness of our pay program annually.
Portion of CEO Targeted Direct Compensation	Portion of Other NEO Average Targeted Direct Compensation	Purpose and Key Features
BASE SALARY

•
Purpose: Attraction and Retention of Key Executives.

•
Provides a fixed level of compensation for performing essential job functions.

•
Level of base salary reflects each NEO’s level of responsibility, leadership, tenure, qualifications, and the competitive marketplace for executive talent in our industry.

•
Reviewed annually and adjusted, if appropriate.

ANNUAL CASH INCENTIVE AWARD

•
Purpose: Attraction, Retention, and Competitive Pay for Key Executives /Linkage to Achieving Short-Term Business Goals.

•
Motivates NEOs to achieve our short-term business objectives while providing flexibility to respond to opportunities and market conditions.

•
2023 performance goals under the formula-based annual incentive include relative ROAA (weighted 25%), efficiency ratio (weighted 20%), credit risk (weighted 25%), and strategic objectives (weighted 30%).

•
Annual cash incentive awards range from 0% payout for below threshold performance to 150% for maximum performance achievement.

•
Compensation Committee may exercise discretion.

LONG-TERM INCENTIVES

•
Purpose: Alignment with Stockholder Interests / Linkage to Achieve Long-Term Business Goals / Attraction, Retention, and Competitive Pay for Key Executives.

•
Motivates NEOs to achieve our long-term business objectives by tying incentive to long-term metrics and tying value of incentive to value of stock.

•
50% in the form of Restricted Stock Awards (RSAs) and 50% in the form of Performance-Based Restricted Stock Units (RSUs).

•
RSAs vest based on time, 1/3 on each anniversary of the date of grant.

•
RSUs vest based on the achievement of performance goals at the end of a 3-year performance period.

•
RSU performance goals are based 50% on rTSR percentile compared to the KRX, 25% on average ROAA percentile compared to the KRX, and 25% on average ROATCE percentile compared to the KRX.

•
Payout following the third anniversary of the date of grant ranging between 0% and 200% of a target award. If the Company’s KRX rating is below the 25th percentile for any performance metric, vesting for that portion of the award will be 0%.

•
If the Company’s actual result with respect to the rTSR performance metric is negative at the end of the three-year performance period, the maximum amount of that portion of the RSUs that may vest is the target.

OTHER BENEFITS

•
Purpose: Attraction, Retention, and Competitive Pay for Key Executives.

•
Qualified retirement plan, health and welfare plans, and minimal perquisites.

•
Non-qualified supplemental retirement plan for our CEO and the Bank’s President.

Base Salary
The Compensation Committee considers base salary levels as part of its process of ensuring that each NEO’s overall compensation package is competitive, including annual and long-term incentives, the target amount of which is generally based on a percentage or multiple of base salary. The base salary of each of our NEOs is targeted at the market median of base salaries of our peers, with variation by individual to reflect performance, experience, contribution, and role of the individual.
During 2023, the Compensation Committee, with the assistance of our compensation consultant, examined the pay levels of our NEOs as they relate to other similarly situated executives in our peer group as well as broader financial services industry survey data in order to appropriately compare the compensation of our NEOs to the compensation paid by other companies with which we compete for talent. The Compensation Committee determined that the base salary of Mr. Gardner should remain the same for 2023 as it was for 2022, and that the base salary of the other NEOs, who have not received an increase in base salary since 2021, should be increased to remain in line with the market median. The following table provides information regarding base salaries for our NEOs for 2023:
ANNUAL BASE SALARY	2022	2023	% INCREASE FROM 2022
Steven R. Gardner	$950,000	$950,000	0%
Edward E. Wilcox	$555,000	$585,000	5.4%
Ronald J. Nicolas, Jr.	$525,000	$555,000	5.7%
Michael S. Karr	$400,000	$425,000	6.3%
Thomas E. Rice	$400,000	$425,000	6.3%
Annual Cash Incentive Program
We use a formula-based annual cash incentive program to provide each NEO with a strong incentive to execute our business plan for the year. Our formula-based annual cash incentive program:
•
Applies to our NEOs.

➢
Each executive is assigned an annual target cash incentive, equal to a percentage of base salary.

➢
These target percentages are also based upon the compensation survey data provided by the compensation consultant. For 2023, the target percentages for Messrs. Nicolas, Karr, and Rice were increased in order to bring their annual target cash incentives in line with the 50th percentile of our peer companies and, for Mr. Nicolas, in recognition of his role as both Chief Financial Officer and Chief Administration Officer of the Company. Mr. Nicolas’s target percentage was increased from 75% in 2022 to 85% in 2023, and the target percentage for each of Mr. Karr and Mr. Rice was increased from 50% in 2022 to 65% in 2023.

2023 TARGET ANNUAL CASH INCENTIVE AS A PERCENTAGE OF BASE SALARY
Steven R. Gardner	100%
Edward E. Wilcox	90%
Ronald J. Nicolas, Jr.	85%
Michael S. Karr	65%
Thomas E. Rice	65%

•
Is based on performance goals and targets set by the Compensation Committee each fiscal year.

➢
Performance targets and goals are meant to focus the eligible NEOs on the key elements of our strategic and annual financial plan.

➢
Performance targets are based on the Board-approved annual financial plan.

➢
An array of performance goals are used that broadly and holistically measure Company performance, on an absolute basis and relative to our industry, so as not to encourage undue risk taking or distort management decisions that arise when executives are incentivized to achieve a narrow performance goal.

➢
Each performance goal is given a threshold, target, and stretch performance level, and is weighted relevant to the other performance goals, based on the Company’s Board-approved annual financial plan for the fiscal year to ensure integrity in goal setting

•
Payout is based on year-end actual performance measured against our internal plan targeted performance, and our relative profitability as compared to an industry benchmark.

➢
The Compensation Committee determines the extent to which the year’s performance goals have been achieved and the corresponding payout, which is finalized upon receipt of the Company’s audited financial statements.

➢
Performance below threshold level results in no annual cash incentive payments and performance above stretch is capped at 150% of target.

➢
The Compensation Committee has discretion to exclude certain one-time non-recurring items or events in its determination as to achievement of performance metrics, and to adjust the level of payout based on its assessment of an eligible NEO’s individual performance and other circumstances relating to the Company’s business.

As the Compensation Committee began planning for the 2023 annual cash incentive program, the Compensation Committee recognized that the Company would be navigating a dynamic operating environment, particularly with respect to the magnitude and speed of interest rate increases and their impact on the banking industry and the Company. The Compensation Committee believed that rewarding our leadership through a thoughtful annual cash incentive program during a challenging, unpredictable year, was the right approach to maintaining prudence in our executive compensation practices while also keeping management motivated to execute our strategy. To that end, the Compensation Committee balances the need to avoid encouraging unnecessary risk-taking with the need to appropriately reward management for its performance during challenging times. In order to reach this balance, the Compensation Committee made changes to the financial measurements that we had used in previous years.
➢
The Compensation Committee eliminated goals related to loan and deposit growth in order to align our short-term strategic and operating goals with our annual cash incentive compensation program. Retaining growth-oriented goals would have been contrary to the strategic priorities the Company had been communicating to the market over the course of 2022 and into 2023 — namely that the Company was focused on emphasizing its commitment to disciplined, prudent capital, liquidity and credit risk management.

➢
The Compensation Committee adopted a relative ROAA financial metric in lieu of the diluted earnings per share measurement that the Compensation Committee had used in prior years. This eliminated measuring management against the forecasted budget, and instead focused on the Company’s performance relative to its peers. The Compensation Committee felt that this change was necessary and prudent in an environment in which the Company needed to be nimble and not overly-reliant on forecasts that were built on assumptions and inputs that necessarily were changing frequently.

➢
The Compensation Committee adopted a credit risk metric calibrated to asset quality (NPAs to assets), and a secondary financial metric calibrated to expense management (efficiency ratio). The Compensation Committee felt that these metrics aligned well with the Company’s strategic and operational focuses for 2023 in that maintaining asset quality was critical to prudent capital and credit risk management, and in an unprecedented, rapidly rising rate environment in which the industry expected meaningful NIM compression in the short-term, controlling operating expenses would be important.

➢
The Compensation Committee included a strategic objectives metric to incentivize management’s overall performance for the year towards internal priorities, including risk management and human capital initiatives. For 2023, the Compensation Committee determined satisfaction of the strategic metrics at the end of the year based on its assessment of actions taken by management during the year with respect to risk management and human capital initiatives. With respect to risk management during 2023, the Compensation Committee determined that the strategic goals had been achieved, recognizing that management had prioritized continued and accelerated capital accumulation, enhancing liquidity and borrowing capacity, maintaining pricing discipline with respect to customer deposits, managing loan portfolio growth and proactively managing credit risk. In addition, the Compensation Committee also determined that, for the human capital initiatives, management successfully developed and implemented a career planning tool for the Company’s employees, developed and implemented a women in leadership program, expanded a diversity, equity, and inclusion speaker series, and increased engagement with employees.

As our Compensation Committee was setting these performance goals and metrics, the Compensation Committee considered the potential impact of the confluence of raising interest rates and broader issues in the industry on the annual cash incentive program. The Compensation Committee’s historic practice has been to use the Board-approved annual financial plan to set performance targets for our formula-based annual cash incentive award framework and, in certain limited compelling circumstances, leverage a modified discretionary approach with respect to the ultimate annual cash incentive awards in order to reflect appropriate outcomes for the Company, our NEOs, and our stockholders. With the assistance of Meridian, the Compensation Committee actively monitored the broader environment with respect to executive compensation and the treatment of 2023 annual cash incentive awards by our peers and the market generally.

Our 2023 performance goals and relative weightings were as follows:
Performance Goal/ Weighting	Performance Metric/ Target	Description
RELATIVE ROAA
Weighting: 25% Target: 50th Percentile
•
Comparison to the KRX will align incentive pay with performance as compared to the broader industry, ensuring integrity with our annual goal-setting process.

•
Suited for nimble management in a dynamic and challenging operating environment.

EFFICIENCY RATIO
	Weighting: 20% Target: 54%	• Noninterest Expenses / Revenue • Links performance to control of operating expenses.
CREDIT RISK
	Weighting: 25% Target: 0.50%	• Nonperforming Assets (NPA) / Total Assets • Links performance to asset quality.
STRATEGIC OBJECTIVES
Weighting: 30% Target: Achievement of Objectives
•
Compensation Committee assessment of satisfaction of strategic objectives relating to Risk Management and Human Capital Initiatives.

•
Risk Management: enhancing liquidity, controlling customer deposit costs, managing loan portfolio growth, accelerating capital accumulation, increasing pledged asset borrowing capacity.

•
Human Capital Initiatives: develop and launch career planning tool, launch leadership programs, increase employee engagement

Reinforcing Stockholder Alignment through 2023 Incentive Compensation Payouts
As noted above, in November 2023, the Company completed a Board-approved investment securities portfolio repositioning transaction in which it sold approximately $1.26 billion of available-for-sale securities consisting primarily of lower-yielding agency and mortgage-backed debt securities for an after-tax loss of approximately $182.3 million. A portion of the net proceeds from the securities portfolio repositioning was deployed during the fourth quarter of 2023 into a mix of cash and higher-yielding earning assets, and a portion of the net proceeds was used to repay higher-cost brokered deposits and borrowings. The securities repositioning produced immediate results by expanding our fourth quarter net interest margin by 16 basis points, and is anticipated to meaningfully contribute to our earnings in future periods.
The Compensation Committee believes that the securities portfolio repositioning transaction has significantly improved the Company’s future earnings profile, while simultaneously preserving the Company’s strong capital levels and further enhancing its liquidity. Executing the portfolio repositioning transaction was a logical step in the Company’s continued focus on optimizing its balance sheet and maintaining financial flexibility so that it can capitalize on strategic opportunities to drive long-term stockholder value in 2024 and beyond.
After giving effect to the $182.3 million after-tax loss resulting from the investment securities portfolio repositioning transaction and the $1.5 million after-tax FDIC special assessment in the fourth quarter of 2023, the Company had net income was $30.9 million, or $0.31 per diluted share, for the full-year 2023. As a result, the Company’s full-year 2023 efficiency ratio metric and the relative ROAA metric — both of which, for compensation purposes, reflected the negative effect of the securities portfolio repositioning transaction — were realized below the threshold level and would have resulted in a 0% payout under the formula for each of those components, resulting in a maximum aggregate payout for our NEOs of 55% of the target level.
Looking at the complete picture of successes and challenges during 2023, it was clear to the Compensation Committee that the annual cash incentive for the NEOs that resulted from the application of the pre-approved formula was not appropriate. The pre-approved annual cash incentive formula would have penalized the management team for (i) for executing the Board-approved securities portfolio repositioning transaction that had a significant short-term negative impact on the performance metrics but was anticipated to be accretive to long-term stockholder value and was well-received by the market upon announcement, and (ii) an FDIC special assessment that resulted from circumstances beyond management’s control.
The Compensation Committee, when examining the Company’s achievements and challenges during 2023, determined that each NEO had contributed to financial performance that the Compensation Committee viewed as successful. In particular, the Compensation Committee noted that the securities portfolio repositioning transaction was the culmination of months of extraordinary effort on the part of the management team, including each NEO, to proactively manage the Company’s capital, liquidity and interest rate risk to reinforce alignment with the Company’s Board-approved risk appetite framework in an extraordinarily (and unpredictably) turbulent environment following the bank failures in the Company’s geographic region during the spring of 2023. The Compensation Committee recognized that it could not have predicted the bank failures and the ensuing operational and regulatory environments when establishing performance goals at the beginning of 2023, and also recognized that, notwithstanding the securities portfolio repositioning transaction’s short-term negative impact on performance metrics, management spent a significant amount of time analyzing, planning and executing the transaction and fully supported the transaction as being in the long-term best interests of the Company and its stockholders. The Compensation Committee also recognized the very important positive impacts the transaction had on the Company’s capital, liquidity, interest rate risk profile and earnings profile in future periods which was further validated by the initial positive stock price market reaction.
In light of these factors, the Compensation Committee considered the impact on the annual cash incentive formula if the efficiency ratio metric and relative ROAA performance metrics were adjusted to remove the impact of securities portfolio repositioning transaction and the FDIC special assessment, and at the same time limiting the potential results with respect to the credit risk and strategic metrics to the target level. Under this scenario, the payout would have been at the 93.25% of target level.
Although the Compensation Committee felt strongly that a 55% payout for all NEO’s would not be appropriate, the Compensation Committee also felt that a payout at 93.25% of target — the payout if the securities portfolio repositioning transaction and FDIC special assessment were completely disregarded, and including the cap on credit risk and strategic metrics — did not reflect an appropriate alignment between our NEOs’ annual cash incentive pay and stockholders’ interests given the overall economic, operating, and regulatory environment.
As a result, the Compensation Committee, in consultation with its compensation consultant Meridian, adopted a modified discretionary approach with respect to the 2023 annual cash incentive program. After taking into account the three factors of stockholder value, profitability and risk management, the Compensation Committee determined that it would be appropriate, and in line with our compensation philosophy, to exercise its ability to exclude special and extenuating circumstances, or other unusual and non-recurring items that could not have been contemplated in advance, and therefore to use the adjusted metrics to determine the level of performance (excluding the impact of the securities portfolio repositioning and FDIC special assessment on the financial results for 2023 as they related to the efficiency ratio metric and relative ROAA), place a cap on the credit risk and strategic metrics at the target level, and then exercise negative discretion on the revised results to provide an annual cash incentive amount to the NEOs (other than the CEO) at 85% of the target level.
With respect to the CEO’s annual cash incentive, when considering the CEO’s total compensation as compared to the Company’s stock price relative to the Company’s peer group, and with a view towards reinforcing the alignment between the CEO’s 2023 total compensation and stockholders’ interests, the Compensation Committee determined, as proposed by and with support from the CEO, that additional negative discretion would be appropriate with respect to the CEO’s 2023 annual cash incentive payout. As a result, the Compensation Committee approved a final annual cash incentive for the CEO at 55% of the target level.

The following graphics illustrate the performance metrics subject to the annual incentive bonus program and the NEO incentive compensation payouts pursuant to the application of the results.
*Excludes impact of securities portfolio repositioning and FDIC special assessment.
2023 STI PAYOUTS USING MODIFIED DISCRETIONARY APPROACH
Name	Target Award	Actual Award as % of Target	Actual Award	Award as % of Base Salary
Steven R. Gardner	$950,000	55%	$522,500	55%
Edward E. Wilcox	$526,500	85%	$447,525	77%
Ronald J. Nicolas, Jr.	$471,750	85%	$400,988	72%
Michael S. Karr	$276,250	85%	$234,813	55%
Thomas E. Rice	$276,250	85%	$234,813	55%
The 2023 annual cash incentive awards were paid on March 15, 2024, following the completion of our audit for the fiscal year ended December 31, 2023. The payouts are reflected as 2023 compensation in the Summary Compensation Table on page 69 of this Proxy Statement in the column labeled “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Awards
The Compensation Committee grants long-term incentive awards to our eligible NEOs and to a broader group of employees under our Amended and Restated 2022 Long-Term Incentive Plan in order to align the interests of our management team with the interests of our stockholders and to create substantial incentives for the team to achieve our long-term goals. These awards enable us to provide competitive compensation to help in the recruitment of executives and employees and also, through vesting provisions, help to promote retention and long-term service of executives and key employees.
RESTRICTED STOCK AWARDS

•
50% of the LTIP award for each NEO.

•
Time-based vesting.

•
Vest 1/3 of the award at each of three annual anniversaries of the date of grant.

•
Purpose: Reward and retention of key NEOs and alignment with the interests of stockholders.

PERFORMANCE-BASED RESTRICTED STOCK UNITS

•
50% of the LTIP award for each NEO.

•
Performance-based vesting.

•
Three-year performance period.

•
Vesting is based on performance against pre-defined performance goals over the performance period.

•
Purpose: Reward and retention of key NEOs and alignment with the interests of stockholders.

Details of RSU Awards, 2023-2025 Performance Period
•
Performance Goals. The RSUs, which represent 50% of total target long-term incentive compensation, are 50% subject to a three-year rTSR performance goal, 25% subject to a relative average ROAA performance goal, and 25% subject to a relative average ROATCE performance goal over the performance period.

◦
Each of these performance goals (rTSR, average ROAA, and average ROATCE) are measured relative to the KRX members on a percentile basis over the three-year performance period.

•
Determination of Vesting. At the end of the three-year performance period, the Compensation Committee assesses the Company’s performance and determines whether any RSUs vest and become payable.

◦
RSU vesting can range from 0% to 200% of target based on the achievement of the foregoing performance goals.

◦
If a performance metric falls between two levels, a straight-line interpolation between RSU vesting percentages is used to determine the vested number of such portion of the RSUs for the three-year performance period.

◦
If the Company’s KRX rating is below the 25th percentile for any performance metric, vesting for that portion of the award will be 0%.

•
Cap on Award for Negative Performance. If the Company’s actual result with respect to the rTSR performance metric is negative at the end of the three-year performance period, the maximum amount of that portion of the RSUs that may vest is the target.

The following table provides information on the 2023 long-term incentive awards granted to each NEO.
Name	Restricted Stock Award (# of Shares)	Award Grant Date Fair Value	Restricted Stock Units (# of RSUs at Target)	Award Grant Date Market Value
Steven R. Gardner	70,253	$1,750,000	70,253	$1,750,000
Edward E. Wilcox	34,123	$850,000	34,123	$850,000
Ronald J. Nicolas, Jr.	30,108	$750,000	30,108	$750,000
Michael S. Karr	14,051	$350,000	14,051	$350,000
Thomas E. Rice	14,051	$350,000	14,051	$350,000
Vesting of RSUs from 2021-2023 Performance Period Reinforces Stockholder Alignment
We granted performance-based RSUs in 2021 that vested based on the satisfaction of performance goals over a three-year performance period that ended December 31, 2023, contingent on the Company’s stock performance over the three-year performance period.
These RSUs were 50% subject to a three-year rTSR performance goal, 25% to a relative ROAA performance goal, and 25% subject to a relative average ROATCE performance goal. Each of these performance goals (rTSR, average ROAA, and average ROATCE) are measured relative to the KRX over the three-year performance period. At the end of the three-year performance period, RSU vesting could range from 0% to 200% based on the achievement of the foregoing performance goals. If the Company’s KRX rating for the performance metric is below the 25th percentile (the “threshold level”) at the end of the three-year performance period, that portion of the RSUs will not vest and such portion will be forfeited in their entirety. If the Company’s KRX rating for a performance metric reached the 25th, 50th, 75th or 90th percentiles at the end of the three-year performance period, 50%,100%, 150% or 200%, respectively, of that portion of the RSUs would vest on the third anniversary of the 2020 grant date. Once the Company’s percentile for a performance metric reaches the threshold level, a straight-line interpolation between RSU vesting percentages is used to determine the vested number of such portion of the RSUs for the three-year performance period, which in no event may exceed 200% of that portion of the targeted RSUs. If the Company’s actual results with respect to the rTSR performance metric is negative at the end of the three-year performance period, the maximum amount of that portion of RSUs that may vest is the target.
In March 2023, the Compensation Committee determined that the rTSR compared to the KRX for the 2021-2023 performance period reached the 18th percentile. For the same reasons described above with respect to annual performance-based cash incentive awards, the Compensation Committee utilized an adjusted ROAA and adjusted ROATCE for purposes of determining the extent to which the three-year performance goals were achieved. In doing so, the Compensation Committee compared our adjusted ROAA and adjusted ROATCE to ROAA and ROATCE figures for the KRX, in each case adjusted to account for similar securities portfolio restructuring transactions and FDIC special assessments. Based upon this comparison, our relative ROAA reached the 76.92th percentile, and our relative ROATCE reached the 51.28st percentile. Therefore, only 64.74% of the RSUs from the 2021-2023 performance period vested on March 15, 2023, which the Compensation Committee believes reflects an appropriate alignment of our NEOs’ long-term incentive compensation with stockholder returns during the performance period.

Reinforcing Stockholder Alignment through Adjustments to Target 2024 Long-Term Incentive Awards
The Compensation Committee compared peer data for total shareholder return and CEO total compensation. Based on the relative comparisons, the Compensation Committee approved the CEO’s target 2024 long-term incentive award at $2.75 million. This reflects a significant reduction from the 2023 target long-term incentive award of $3.5 million, reflecting lower shareholder returns and alignment of pay and performance with Company peers.
Retirement Plans
The Company provides a 401(k) Plan to all employees of the Company, which allows employees to defer a portion of their compensation and contribute such amount to the plan on a pre-tax basis. For 2023, the Company matched 100% of employee contributions up to three percent of the employee’s compensation and matched 50% of the employee contributions up to an additional two percent of compensation. In addition, Mr. Gardner and Mr. Wilcox participate in our Salary Continuation Plan, a non-qualified supplemental retirement plan that provides for the annual benefit of $200,000 for Mr. Gardner and $100,000 for Mr. Wilcox upon a normal retirement at or after age 62, payable for 15 years. The Company may also provide nonqualified, deferred compensation plans to NEOs, as designated by the Compensation Committee.
Severance and Change in Control Benefits
The Company has entered into employment agreements with the NEOs that provide certain payments and benefits upon qualifying terminations of employment, and enhanced benefits when such qualifying terminations are in connection with a Change in Control of the Company. The employment agreements are generally standardized across the Company and the Bank, and align to the benefits provided in the employment agreements with similarly situated executives of peers in the market. A detailed description of the terms of the updated and revised employment agreements is set forth in the section titled “Employment Agreements, Salary Continuation Plans, Severance, and Change-in-Control Payments” on page 73 of this Proxy Statement.
Other Benefits
Our compensation process focuses our executives on goals and objectives that are in the best interests of the Company and stockholders. Other than certain perquisites to our executive officers such as an automobile allowance or use of a company vehicle, reimbursement of relocation expenses, reimbursement of club dues for clubs that are used frequently for business purposes, certain financial planning benefits, and life and disability insurance, the Company does not provide any other compensation benefits.
EXECUTIVE COMPENSATION POLICIES
Clawback
In 2023, the Board revised our clawback policy to comply with NASDAQ filed listing standards and SEC rules and to otherwise align with the prevailing market practice with respect to clawback policies. Under the revised policy, if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, the Board shall, subject to limited exceptions, seek to recover “excess incentive-based compensation” from each individual who is a Section 16 officer or was a Section 16 officer during the performance period for such incentive-based compensation. For this purpose, excess incentive-based compensation generally is the amount of incentive-based compensation that is based on a financial performance measure that is in excess of the amount that otherwise would have been received had such incentive-based compensation been determined based on restated amounts in the accounting restatement. The clawback policy applies to incentive-based compensation for which the financial performance metric was attained during the three-year period preceding the date of the accounting restatement.
Stock Ownership Requirements
Our common stock ownership requirement for our CEO and our executive officers is calculated as a multiple of base salary, as noted below:
Position	Minimum Ownership of Common Stock (Multiple of Base Salary)
CEO	5.0x
Other NEOs	3.0x
The Company’s CEO and each of the other NEOs is currently compliant with the ownership requirement. We believe that the Stock Ownership Guidelines result in significant common stock ownership by our executive officers and align the interests of our executive officers with those of our stockholders.
Stock ownership is determined from the totals on Table 1 of Form 4 “Statement of Changes in Beneficial Ownership of Securities,” as filed by the Company with the SEC on behalf of the Company’s executive officers. Qualifying shares that count toward the ownership requirement include:
•
shares owned outright (including shares in existing brokerage accounts, and shares acquired upon stock option exercises or the vesting of RSUs or performance share awards);

•
restricted stock and RSUs issued and held that are subject to time-based vesting only (i.e. excluding any portion that is subject to performance-based vesting), whether or not vested; and

•
shares or share equivalent units deferred.

Unearned and unvested PSUs are specifically excluded from counting toward the ownership requirement. There may be instances where the share ownership policy would place a severe hardship. In such instances, the Compensation Committee will make the final decision that reflects both the intention of the policy and the personal circumstances of the individual seeking relief from the policy.
Anti-Hedging Policy
Our Insider Trading and Disclosure Policy prohibits all directors and executive officers from purchasing financial instruments designed to hedge or offset any decrease in the market value of the Company’s equity securities. We believe that these instruments result in an individual no longer being exposed to the full risks of ownership of our stock and, accordingly, the interests of our directors and executive officers could be different from stockholder objectives. To that end, our directors and officers are prohibited from engaging in the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Finally, directors and officers may not purchase the Company’s securities on margin. The prohibitions in this paragraph do not apply to the exercise of stock options granted as part of a Company incentive plan.
Anti-Pledging Policy
Our anti-pledging policy prohibits all directors and executive officers from pledging the Company’s equity securities. We believe that the pledging of shares by directors and executives is adverse to the interests of our stockholders.
Tax Deductibility of Compensation Expense
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
CEO PAY RATIO DISCLOSURE
Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and set to be competitive in the markets in which we operate. As a result of rules the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing the following disclosure about the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. The paragraphs that follow describe our methodology and the resulting pay ratio for the year ended December 31, 2023.
Measurement Date. We identified the median employee using our employee population on December 31, 2023.
Consistently Applied Compensation Measure (CACM). Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct cash compensation of our employees, which we gathered from payroll data. Specifically, we identified the median employee by looking at annual base pay, inclusive of overtime pay actually received. We did not consider equity awards as part of our CACM because those awards are not distributed widely among our employees. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. We annualized the base salary paid to those full-time employees who commenced work with us during 2023 and therefore did not work for us the entire calendar year.
Methodology and Pay Ratio. We had 1,341 full-time and 8 part-time employees at the measurement date who all reside within the United States and therefore we did not exclude anyone based on the 5% foreign exemption rule. Using the salary plus overtime compensation data, we reviewed data for employees within +/-5% of the median. We then reviewed the total compensation of each of these employees based on Summary Compensation Table disclosure rules Item 402(c)(2)(x) of Regulation S-K and determined the median employee. The median employee earned $93,539 in 2023.
Our CEO’s compensation as reported in the Summary Compensation Table was $4,964,451 for the year ended December 31, 2023. Therefore, our CEO to median employee pay ratio is 53:1.
Our pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC based on our payroll and employment records and the methodology described above. The SEC rules allow for varying methodologies for companies to identify their median employee; and other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement as required by Item 402(b) of Regulation S-K promulgated by the SEC and, based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Jaynie M. Studenmund, Committee Chair
Ayad A. Fargo
Joseph L. Garrett
Stephanie Hsieh
Jeffrey C. Jones
Barbara S. Polsky

SUMMARY COMPENSATION TABLE
The NEOs for 2023 consisted of Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company and Chairman and Chief Executive Officer of the Bank, Edward E. Wilcox, President and Chief Operating Officer of the Bank, Ronald J. Nicolas, Jr., Senior Executive Vice President and Chief Financial Officer of the Company and Chief Financial and Administration Officer of the Bank, Michael S. Karr, Senior Executive Vice President and Chief Risk Officer of the Bank, and Thomas E. Rice, Senior Executive Vice President and Chief Innovation Officer of the Bank. The following table shows the compensation of the NEOs for services to the Company or the Bank during the years ended December 31, 2021, 2022, and 2023.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value (Nonqualified Compensation Contribution)(3)	All Other Compensation(4)	Total
Steven R. Gardner Chairman, Chief Executive Officer, and President	2023	$950,000	$—	$3,380,576	$—	$522,500	$—	$111,375	$4,964,451
	2022	950,000	—	4,318,611	—	594,261	—	111,559	5,974,431
	2021	944,000	—	4,619,149	—	1,394,369	—	96,591	7,054,109
Edward E. Wilcox President and Chief Operating Officer of the Bank	2023	580,000	—	1,642,000	—	447,525	72,925	75,764	2,818,214
	2022	555,000	—	1,707,401	—	312,456	68,688	63,266	2,706,811
	2021	552,900	—	1,611,354	—	733,145	64,748	64,160	3,026,307
Ronald J. Nicolas, Jr. Senior Executive Vice President and Chief Financial Officer	2023	550,000	—	1,448,797	—	400,988	—	71,432	2,471,217
	2022	525,000	—	1,506,521	—	246,305	—	47,445	2,325,271
	2021	523,000	—	1,342,752	—	577,929	—	64,107	2,507,788
Michael S. Karr Senior Executive Vice President and Chief Risk Officer	2023	420,800	—	676,136	—	234,813	—	72,669	1,404,418
	2022	400,000	—	703,004	—	125,108	—	57,143	1,285,255
	2021	398,200	—	563,913	—	293,551	—	59,804	1,315,468
Thomas E. Rice Senior Executive Vice President and Chief Innovation Officer	2023	420,800	—	676,136	—	234,813	—	60,768	1,392,517
	2022	400,000	—	703,004	—	125,108	—	48,082	1,276,194
	2021	398,750	—	563,913	—	293,551	—	60,824	1,317,038

(1)
These amounts represent the aggregate grant date fair value of restricted stock and RSUs granted in 2023, 2022 and 2021, calculated in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718 (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are discussed in Note 15 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2023, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Fair value is based on 100% of the closing price per share of our common stock on the date of grant for all but RSUs subject to rTSR performance goal, the vesting of which are based on the market performance of shares of our common stock as compared to the KRX and the valuation date fair value of which is based on a Monte Carlo simulation used to account for the market condition. The number of awards granted in 2023 is reflected in the “Grants of Plan-Based Awards in 2023” table, below. The fair value of the RSUs granted in 2023, 2022 and 2021 is shown in this table assuming the target level of RSUs will be earned. The fair value of the RSUs granted in 2023, if earned at the maximum performance level, would equal $3,261,148 for Mr. Gardner; $1,583,993 for Mr. Wilcox; $1,397,613 for Mr. Nicolas; $652,251 for Mr. Karr; and 652,251 for Mr. Rice.

(2)
Amounts represent payouts of our annual cash incentive awards in 2024, 2023, and 2022, and related to fiscal years 2023, 2022, and 2021, respectively. See “Executive Compensation Discussion & Analysis — Annual Cash Incentive Program.”

(3)
Amounts in this column represent Company contributions under our Salary Continuation Plan. See “Nonqualified Deferred Compensation,” below.

(4)
All Other Compensation consisted of amounts shown in the “All Other Compensation” table below.

ALL OTHER COMPENSATION
Name	Year	401(k) Contributions	Auto(1)	Insurance(2)	Club Membership	Financial and Tax Planning	Total
Steven R. Gardner	2023	$13,200	$23,520	$35,014	$12,178	$27,463	$111,375
Edward E. Wilcox	2023	13,200	10,800	24,301	—	27,463	75,764
Ronald J. Nicolas, Jr.	2023	13,200	13,276	24,956	—	20,000	71,432
Michael S. Karr	2023	13,200	7,200	24,806	—	27,463	72,669
Thomas E. Rice	2023	9,160	7,200	24,806	—	20,000	60,768

(1)
For Messrs. Gardner, Wilcox, and Nicolas, the amounts represent the cost to the Company to provide the use of a company-leased vehicle. For Messrs. Karr and Rice, the amounts reflect an automobile allowance.

(2)
The amount represents life insurance premiums and health care benefits.

GRANTS OF PLAN-BASED AWARDS IN 2023
The following table includes information about awards granted to the NEOs in 2023. All of the restricted stock and RSU awards shown were granted under the 2022 Amended and Restated Long-Term Incentive Plan.
GRANTS OF PLAN-BASED AWARDS IN 2023
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
Steven R. Gardner		475,000	950,000	1,425,000
	3/15/2023				35,127	70,253	140,506		1,630,574(1)
	3/15/2023							70,253(2)	1,750,002
Edward E. Wilcox		263,250	526,500	789,750
	3/15/2023				17,062	34,123	68,246		791,996(1)
	3/15/2023							34,123(2)	850,004
Ronald J. Nicolas, Jr.		210,900	471,750	627,150
	3/15/2023				15,054	30,108	60,216		698,807(1)
	3/15/2023							30,108(2)	749,990
Michael S. Karr		106,250	276,250	318,750
	3/15/2023				7,026	14,051	28,102		326,126(1)
	3/15/2023							14,051(2)	350,010
Thomas E. Rice		106,250	276,250	318,750
	3/15/2023				7,026	14,051	28,102		326,126(1)
	3/15/2023							14,051(2)	350,010

(1)
Amounts relate to RSUs granted in 2023. Dividends are accrued and paid at the time of vesting. The grant date fair value of RSUs, which may be earned at varying levels based on performance over the period 2023-2025, is shown in this table assuming that the targeted level of RSUs will be earned by performance. Depending on the actual performance achieved, the reporting person may receive between 0% and 200% of such targeted amount. The RSUs will vest, if at all, on March 15, 2026. Details regarding the applicable performance goals are set forth above under the heading “Long-Term Incentive Awards.”

(2)
Amounts relate to RSAs granted in 2023 that vest in equal installments over a three-year period. Dividends are paid on unvested RSAs at the same rate as dividends are paid to stockholders on the Company’s common stock.

OUTSTANDING EQUITY AWARDS
The following table reflects the equity awards that have been previously awarded to each of the NEOs and which remained outstanding as of December 31, 2023.
2023 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Steven R. Gardner Chairman, Chief Executive Officer, and President	3/31/2021	—	—	—	—	—	15,689(3)	456,707	78,810(7)	2,294,159
	3/15/2022	—	—	—	—	—	38,812(4)	1,129,817	55,259(8)	1,608,589
	3/15/2023	—	—	—	—	—	70,253(5)	2,045,065	36,753(9)	1,069,880
Edward E. Wilcox President and Chief Banking Officer	1/28/2015	30,499	—	—	15.16	1/28/2025	—	—	—	—
	3/31/2021	—	—	—	—	—	5,473(3)	159,319	27,492(7)	800,292
	3/15/2022	—	—	—	—	—	15,345(4)	446,693	21,847(8)	635,966
	3/15/2023	—	—	—	—	—	34,123(5)	993,321	17,852(9)	519,672
Ronald J. Nicolas, Jr. Senior Executive Vice President and Chief Financial Officer	3/31/2021	—	—	—	—	—	4,561(3)	132,771	22,909(7)	666,881
	3/15/2022	—	—	—	—	—	13,540(4)	394,149	19,277(8)	561,153
	3/15/2023	—	—	—	—	—	30,108(5)	876,444	15,751(9)	458,512
Michael S. Karr Senior Executive Vice President and Chief Risk Officer	3/31/2020	—	—	—	—	—	6,000(6)	174,660	—	—
	3/15/2021	—	—	—	—	—	1,916(3)	55,775	9,622(7)	280,096
	3/15/2022	—	—	—	—	—	6,318(4)	183,917	8,995(8)	261,844
	3/15/2023	—	—	—	—	—	14,051(5)	409,025	7,352(9)	214,017
Thomas E. Rice Senior Executive Vice President and Chief Innovation Officer	3/31/2020	—	—	—	—	—	8,000(6)	232,880	—	—
	3/15/2021	—	—	—	—	—	1,916(3)	55,775	9,622(7)	280,096
	3/15/2022	—	—	—	—	—	6,318(4)	183,917	8,995(8)	261,844
	3/15/2023	—	—	—	—	—	14,051(5)	409,025	7,352(9)	214,017

(1)
Market value is determined using the December 29, 2023 closing price of the Company’s common stock of $29.11 per share.

(2)
In accordance with SEC regulations, the numbers of shares reported represents performance-based RSUs at threshold performance or if the previous fiscal year’s performance has exceeded the threshold, the next higher performance measure (target or maximum) that exceeds the previous fiscal year’s performance.

(3)
Time-based RSAs scheduled to vest on March 15, 2024.

(4)
Time-based RSAs scheduled to vest in two equal installments on March 15, 2024, and 2025.

(5)
Time-based RSAs scheduled to vest in three equal installments on March 15, 2024, 2025, and 2026.

(6)
Time-based RSAs scheduled to vest in two equal installments on March 31, 2024 and 2025.

(7)
Performance-based RSUs that may vest upon achievement of certain predetermined performance goals and assuming continued employment through the vesting period. Depending on the actual performance achieved, the reporting person may receive between 0% and 200% of such targeted amount. The RSUs will vest, if at all, on March 31, 2024. 50% vesting will be tied entirely to performance, measured by a 3-year average relative total shareholder return percentile range compared to the KRX. 25% vesting will be based on the Company’s average ROAA percentile performance as compared to the KRX companies over the Performance Period. 25% vesting will be based on the Company’s average ROATCE percentile performance as compared to the KRX companies over the Performance Period.

(8)
Performance-based RSUs that may vest upon achievement of certain predetermined performance goals and assuming continued employment through the vesting period. Depending on the actual performance achieved, the reporting person may receive between 0% and 200% of such targeted amount. The RSUs will vest, if at all, on March 15, 2025. 50% vesting will be tied entirely to performance, measured by a 3-year average relative total shareholder return percentile range compared to the KRX. 25% vesting will be based on the Company’s average ROAA percentile performance as compared to the KRX companies over the Performance Period. 25% vesting will be based on the Company’s average ROATCE percentile performance as compared to the KRX companies over the Performance Period.

(9)
Performance-based RSUs that may vest upon achievement of certain predetermined performance goals and assuming continued employment through the vesting period. Depending on the actual performance achieved, the reporting person may receive between 0% and 200% of such targeted amount. The RSUs will vest, if at all, on March 15, 2026. 50% vesting will be tied entirely to performance, measured by a 3-year average relative total shareholder return percentile range compared to the KRX. 25% vesting will be based on the Company’s average ROAA percentile performance as compared to the KRX companies over the Performance Period. 25% vesting will be based on the Company’s average ROATCE percentile performance as compared to the KRX companies over the Performance Period.

EXERCISED OPTIONS AND RESTRICTED STOCK VESTED IN 2023
The following table reflects the number of shares of our common stock acquired by our NEOs upon exercise of outstanding stock options and vesting of restricted stock awards during the fiscal year ended December 31, 2023.
2023 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Steven R. Gardner	—	—	173,171	4,190,802
Edward E. Wilcox	18,892	135,050	72,751	1,759,178
Ronald J. Nicolas, Jr.	—	—	70,936	1,713,966
Michael S. Karr	34,927	358,041	8,074	198,453
Thomas E. Rice	—	—	9,074	222,473

(1)
Amounts do not take into consideration any shares withheld by the Company to satisfy employee income taxes.

(2)
Represents the value realized upon the vesting of RSAs and RSUs, based on the market value of the awards on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION
The Bank implemented our Salary Continuation Plan in 2006 (amended in 2013). The Salary Continuation Plan is an unfunded nonqualified supplemental retirement plan for Mr. Gardner and Mr. Wilcox. The Salary Continuation Plan, as amended, provides for the annual benefit of $200,000 for the CEO and $100,000 for Mr. Wilcox upon a normal retirement at or after age 62, payable for 15 years. Such benefit would be paid in 12 monthly installments commencing the month after normal retirement. The Salary Continuation Plan also provides for a reduced annual benefit (at December 31, 2023, this annual amount was $200,000 for Mr. Gardner and $56,955 for Mr. Wilcox, payable for 15 years), payable upon termination before normal retirement age (including an early retirement or termination due to disability), and provides for accelerated payment of a specified lump sum amount upon the NEO’s termination due to death or a change in control, as that term is defined under Code Section 409A. See “Summary of Potential Termination Payments” below.
The amount expensed in 2023 under the Salary Continuation Plan amounted to an aggregate of $456,164, of which $0 was for Mr. Gardner, and $72,925 was for Mr. Wilcox (the remainder of the aggregate expense was associated with former executives of financial institutions that have been acquired by the Company). The Salary Continuation Plan was accounted for in accordance with FASB ASC Topic 715 as of December 31, 2023.
Name	Aggregate Balance at Fiscal Year-End Prior to Last Fiscal Year-End ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Steven R. Gardner	1,985,192	—	—	—	1,985,192
Edward E. Wilcox	492,410	72,925	—	—	565,335

EMPLOYMENT AGREEMENTS, SALARY CONTINUATION PLANS, SEVERANCE, AND
CHANGE-IN-CONTROL PAYMENTS
We have entered into employment agreements with each of our NEOs. We believe employment agreements serve a number of functions in that they (i) promote retention of our NEOs, (ii) promote complete and consistent documentation and mutual understanding of employment terms, (iii) mitigate uncertainty about future employment and continuity of management in the event of a change in control, (iv) help meet legal requirements under tax laws and other regulations, (v) avoid frequent renegotiation of employment terms, and (vi) protect the Company, the Bank and the Bank’s customers through confidentiality and non-solicitation covenants. The employment agreements with Messrs. Gardner and Nicolas are with the Company and the Bank. The remainder of our NEO employment agreements are between the Bank and the NEO. Set forth below is a summary of the material terms of our NEO employment agreements.
Material Term	Summary
Term	Each of the employment agreements has a specified term — three (3) years for Mr. Gardner, two (2) years for Messrs. Nicolas and Wilcox, and one (1) year for Messrs. Karr and Rice — which will automatically extend for additional one-year periods upon each anniversary of the effective date, unless at least 90 days prior to the relevant anniversary date, the executive or the Company gives written notice to the other party of their election not to extend the term. If there is a Change in Control during the term, then the term will be automatically extended so that the term does not expire prior to the second anniversary of the Change in Control. If the term of a New Employment Agreement with Messrs. Gardner, Nicolas, or Wilcox expires and there is a Change in Control within 90 days following such expiration, the term will be considered to have been extended such that the term does not expire prior to the second anniversary of the Change in Control.
Base Salary	Each NEO employment agreement establishes a minimum base salary, which may be increased from time to time in such amounts as may be determined by either or both of the Company’s and the Bank’s Boards of Directors, as the case may be. The minimum base salaries for Messrs. Gardner, Wilcox, Nicolas, Karr and Rice are $900,000, $555,000, $525,000, $400,000 and $400,000, respectively.
Performance Bonus	Each NEO is eligible for a performance bonus in accordance with the applicable annual incentive plan.
Other Benefits	Each NEO also is entitled to participate in any pension, retirement or other benefit plan or program given to employees and executives of either or both of the Company and the Bank. Messrs. Gardner, Nicolas, and Wilcox are entitled to an automobile or an automobile allowance, and Messrs. Rice and Karr are entitled to an automobile allowance.
Termination	Pursuant to each NEOs employment agreement, either or both of the Company and the Bank have the right, at any time upon prior notice of termination, to terminate the NEOs employment for any reason, including, without limitation, termination for “cause”(1) or disability, and each NEO has the right, upon prior notice of termination, to terminate his employment with either or both of the Company and the Bank, as the case may be, for any reason.
Termination Following Change in Control(2); Termination for Good Reason(3)
In the event that an NEO’s employment is terminated (a) by the Company or the Bank (as applicable) for other than Cause, or (b) by the NEO for Good Reason, and in each case such termination occurs within two (2) years following a Change in Control, or, for Messrs. Gardner, Nicolas, or Wilcox, such termination occurs within six (6) months prior to a Change in Control, then the NEO. will be entitled to receive severance equal to the product of: (x) the sum of his base salary plus the greater of his target incentive bonus for the year of termination or the highest annual incentive bonus paid during the prior three years, (y) multiplied by three (3) for Messrs. Gardner, Nicolas, and Wilcox, or two (2) for Messrs. Karr and Rice, less taxes and other required withholding.
In addition, the NEO will be entitled, for a period ending at the earlier of (i) a period of years equal to the applicable severance multiple or (ii) the date of his full-time employment by another employer, to participate in COBRA at active employee rates (or, to the extent such period extends beyond eighteen (18) months, a cash payment equal to the employer portion of the health insurance premiums for the remaining portion of the period).

Termination Not Following Change in Control(2)
In the event that an NEO’s employment is terminated (a) by the Company or the Bank (as applicable) for other than Cause, or (b) in the case of Messrs. Gardner, Nicolas, and Wilcox, by the NEO for Good Reason, and such termination does not occur during the applicable period prior to or following a Change in Control as described above, then the Executive will be entitled to receive severance equal to the product of: (x) the sum of his base salary plus his target incentive bonus for the year of termination, (y) multiplied by three (3) for Mr. Gardner, two (2) for Messrs. Nicolas and Wilcox, or one (1) for Messrs. Karr and Rice, less taxes and other required withholding.
In addition, the NEO will be entitled, for a period ending at the earlier of (i) a period of years equal to the applicable severance multiple or (ii) the date of his full-time employment by another employer, to participate in COBRA at active employee rates (or, to the extent such period extends beyond eighteen (18) months, a cash payment equal to the employer portion of the health insurance premiums for the remaining portion of the period).

Material Term	Summary
Termination for Cause or by the NEO Other Than for Disability or Good Reason(3)	In the event that an NEO’s employment is terminated by either or both of the Company and the Bank, as the case may be, for cause, or an NEO terminates his employment other than for disability or good reason, the NEO will have no right to compensation or other benefits for any period after the applicable date of termination other than for base salary accrued through the date of termination.
Termination as a Result of Death or Disability	In the event that an NEO’s employment is terminated as a result of disability or death during the term of his employment agreement, the NEO, or his estate in the event of his death, will receive the lesser of (i) one year of his base salary as in effect as of the date of termination or death, or (ii) his base salary for the duration of the term of employment, less taxes and other required withholding. In the event the Company or the Bank (as applicable) makes supplemental long-term disability or supplemental life insurance or similar benefits, as applicable, available to the NEO or the NEO’s estate (as the case may be) will not be entitled to the payment set forth above.
Parachute Payments	If any payments and benefits to an NEO would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits will be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Company or the Bank (as applicable) to the NEO being non-deductible to the Company and the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, except that no such reduction will be applied in the event that the payments and benefits, net of all taxes (including the excise tax), is greater than the reduced amount.
Confidentiality and Non-Solicitation Each	Each of the employment agreements contains certain restrictive covenants, including restrictive covenants related to the use of the Company’s and the Bank’s confidential and proprietary information and misappropriating the Company’s and the Bank’s trade secrets. In addition, the employment agreements for Messrs. Gardner, Nicolas, and Wilcox, include a one-year limited non-competition provision related to certain activities outside of the State of California.

(1)
“Cause” means personal dishonesty or incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any state or federal banking or securities law, or the bylaws, rules, policies or resolutions of the Bank, or the rules and regulations of or any final order issued by the Board of Governors of the Federal Reserve System, the California Department of Business Oversight, or the Federal Deposit Insurance Corporation, or any other law, rule or regulation (other than traffic violations or other misdemeanor offenses), or final cease-and-desist order or material breach of any provision of the NEO’s employment agreement.

(2)
“Change of Control” means the occurrence of any of the following events: (i) any “person” is or becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; other than any acquisition pursuant to a transaction where (A) the stockholders of the Company immediately prior to such transaction own directly or indirectly at least fifty percent (50%) of the combined voting power of the Company’s securities, and (B) the individuals who were members of the Company’s Board of Directors immediately prior to the acquisition transaction constitute at least two-thirds of the members of the board of directors immediately following such transaction; (ii) the sale or other disposition of all or substantially all of the assets of the Company or the transfer or issuance of greater than 25% of the voting securities of the Bank (other than to the Company); (iii) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iv) the consummation of a plan of reorganization, merger or consolidation involving the Company, except for a reorganization, merger or consolidation where (A) the stockholders of the Company immediately prior to such reorganization, merger or consolidation own directly or indirectly at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from such reorganization, merger or consolidation (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the Company’s Board of Directors immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company.

(3)
“Good Reason” means, for Messrs. Gardener, Wilcox, and Nicolas, the NEO resigned based on (i) a material adverse change made by the Company or the Bank (as applicable) which would reduce the NEO’s functions, duties or responsibilities; (ii) a material reduction in base salary; or (iii) a material reduction in the amount of the NEO’s annual cash incentive bonus that is disproportionate to the NEO as compared to other executive officers of the Company in certain circumstances; (iv) the requirement that the NEO be based at a location more than 50 miles from the assigned work location; or (v) the Company’s or the Bank’s material breach of the employment agreement. For Messrs. Karr and Rice, “Good Reason” means the NEO resigned following a Change of Control based on (i) a material reduction in base salary, or (ii) the requirement that the NEO be based at a location more than 50 miles from the assigned work location at the time of the Change of Control.

Salary Continuation Plans. Messrs. Gardner and Wilcox participate in our salary continuation plan (the “Salary Continuation Plan”), which provides continued income for a 15-year period after retirement at or after age 62, in the amount of $200,000 per year for Mr. Gardner and $100,000 per year for Mr. Wilcox. A reduced benefit is payable for a pre-age 62 termination, including termination due to disability. However, in the event of a pre-age 62 termination within 12 months after a change in control (as defined under Code Section 409A) or upon death, Mr. Gardner would receive a lump-sum payment of $1,982,130 and Mr. Wilcox would receive a lump-sum payment of $989,413. No benefits are payable under the plan if the NEO is terminated for cause, as defined in the Salary Continuation Plan. Neither Mr. Gardner’s nor Mr. Wilcox’s employment agreements will have an impact on the benefits they are entitled to receive pursuant to the Salary Continuation Plan.
Accelerated Vesting of Equity Awards. RSAs, RSUs and incentive stock option awards include a “double-trigger” rather than “single-trigger” accelerated vesting, meaning that the award vests in full if an employee is terminated without “cause” or resigns for “good reason” within 24 months of a change of control. “Cause,” “good reason” and “change of control” are each defined in the Amended and Restated 2022 Long Term Incentive Plan.

SUMMARY OF POTENTIAL TERMINATION PAYMENTS
The following table reflects the value of termination payments and benefits that each of Messrs. Gardner, Wilcox, Nicolas, Karr, and Rice, who were the NEOs serving at December 31, 2023, would receive under their employment agreements and the enhanced termination payments and benefits that Mr. Gardner and Mr. Wilcox would receive under the Salary Continuation Plan, as applicable, if they had terminated employment on December 31, 2023 under the circumstances shown. The table does not include accrued salary and benefits, or certain amounts that the executive would be entitled to receive under plans or arrangements that do not discriminate in scope, terms, or operation, in favor of our executive officers and that are generally available to all salaried employees. In addition, the amounts accrued at December 31, 2023 for the account of Mr. Gardner and Mr. Wilcox under the Salary Continuation Plan, as shown above under the heading “Nonqualified Deferred Compensation” and previously reflected as compensation in the current and past Summary Compensation Tables, represents a nonqualified deferred compensation balance, so the table below only shows the extent of any enhancement of that benefit in those termination cases in which an enhancement is provided.
Circumstances or Termination and/or Change in Control	Severance	Insurance Benefits(1)	Salary Continuation Plan(2)	Equity Accelerated Vesting(3)	Total
Steven R. Gardner
Termination for Cause or Resignation without Disability or Good Reason	$—	$—	$—	$—	$—
Death	950,000	—	1,982,130	6,717,365	9,649,495
Disability	950,000	—	3,000,000	6,717,365	10,667,365
Retirement	—	—	3,000,000	—	3,000,000
Change of Control (regardless of termination)	—	—	1,982,130	—	1,982,130
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	5,700,000	54,032	3,000,000	—	8,849,809
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(4)(5)	7,033,107	54,032	1,982,130	9,139,085	18,304,130
Edward E. Wilcox
Termination for Cause or Resignation without Disability or Good Reason	$—	—	$—	$—	$—
Death	585,000	—	989,413	2,804,108	4,378,521
Disability	585,000	—	854,328	2,804,108	4,243,437
Retirement	—	—	1,500,000	—	1,500,000
Change of Control (regardless of termination)	—	—	989,413	—	989,413
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	2,223,000	41,052	854,328	—	3,146,078
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(4)(5)	3,954,435	41,052	989,413	3,898,877	8,945,849
Ronald J. Nicolas Jr.
Termination for Cause or Resignation without Disability or Good Reason	$—	—	$—	$—	$—
Death	555,000	—	—	2,442,009	2,997,009
Disability	555,000	—	—	2,442,009	2,997,009
Retirement	—	—	—	—	—
Change of Control (regardless of termination)	—	—	—	—	—
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	2,053,500	36,625	—	—	2,123,049
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5)	3,398,787	36,625	—	3,406,161	6,909,272
Michael S. Karr
Termination for Cause or Resignation without Disability or Good Reason (not within two years after a change in control)	$—	$—	$—	$—	$—
Death	425,000	—	—	1,288,758	1,713,758
Disability	425,000	—	—	1,288,758	1,713,758
Retirement	—	—	—	—	—
Change of Control (regardless of termination)	—	—	—	—	—
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	701,250	31,489	—	—	737,849
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5)	1,437,102	47,234	—	1,737,256	3,247,555
Thomas E. Rice
Termination for Cause or Resignation without Disability or Good Reason (not within two years after a change in control)	$—	$—	$—	$—	$—
Death	425,000	—	—	1,346,978	1,771,978
Disability	425,000	—	—	1,346,978	1,771,978
Retirement	—	—	—	—	—
Change of Control (regardless of termination)	—	—	—	—	—
Termination by us without Cause, or by NEO for Good Reason (not within two years after change in control)	701,250	36,021	—	—	741,119
Termination by us without Cause or by NEO for Good Reason within two years after a change in control(5)	1,437,102	54,032	—	1,795,476	3,312,315

(1)
Amounts in this column represent the cost to the Company resulting from continuing participation by the individual, at active employee rates, in group insurance for a period equal to the applicable severance multiple for the NEO (or, to the extent such period extends beyond eighteen (18) months, a cash payment equal to the employer portion of the health insurance premiums for the remaining portion of the period).

(2)
The accrual balance under the Salary Continuation Plan, at December 31, 2023, is shown above under the heading “Nonqualified Deferred Compensation.” The enhanced benefit amount is the amount by which a lump-sum payout exceeds the accrual balance; such a lump sum would be payable within a specified period following termination. In the case of a termination at December 31, 2023 for which a non-enhanced annual payment would be made over 15 years, the annual amount of such payments would be $200,000 for Mr. Gardner and $56,955 for Mr. Wilcox.

(3)
Amounts in this column reflect the value, based on the closing price of the Company’s common stock on December 31, 2023, of the RSAs or RSUs that would become vested upon the occurrence of the termination event stated in the left hand column.

(4)
The enhanced amount payable under the Salary Continuation Plan would be payable for any type of termination within 12 months after a change in control, but not for a termination in the second 12 months after a change in control. This amount together with the accrued benefit under the Salary Continuation Plan would be payable in a lump sum within a specified period following termination.

(5)
Payments for events relating to a change in control have been calculated assuming no reduction to cause such payments not to be subject to federal excise taxes under the “golden parachute” provisions under Sections 280G and 4999 of the Code. If aggregate payments would be subject to such “golden parachute” excise taxes, the payments will be reduced in the event that the NEO would be in a better net after-tax position with such reduction.

PAY-VERSUS-PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.
Year	Summary Compensation Table Total for Steven R. Gardner(1) ($)	Compensation Actually Paid to Steven R. Gardner(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment based On(4)		Net Income ($ Millions)	Adjusted Return on Average Assets (ROAA)(5)
					TSR ($)	Peer Group TSR ($)
2023	4,964,451	2,744,565	2,021,592	1,543,453	105.65	115.69	31	1.03%
2022	5,974,431	2,066,457	1,898,383	1,012,067	108.35	116.15	284	1.32%
2021	7,054,109	12,243,954	2,041,650	3,439,847	132.34	124.78	340	1.66%
2020	5,127,540	8,448,740	1,554,372	2,299,152	100.35	91.32	60	0.93%

(1)
Steven R. Gardner was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020-2023
Edward Wilcox
Ronald J. Nicolas, Jr.
Michael S. Karr
Thomas Rice

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Steven R. Gardner ($)	Exclusion of Stock Awards for Steven R. Gardner ($)	Inclusion of Equity Values for Steven R. Gardner ($)	Compensation Actually Paid to Steven R. Gardner ($)
2023	4,964,451	(3,380,576)	1,160,690	2,744,565
2022	5,974,431	(4,318,611)	410,637	2,066,457
2021	7,054,109	(4,619,149)	9,808,994	12,243,954
2020	5,127,540	(3,436,818)	6,758,018	8,448,740
Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,021,592	(1,110,767)	632,628	1,543,453
2022	1,898,383	(1,154,983)	268,667	1,012,067
2021	2,041,650	(1,020,483)	2,418,680	3,439,847
2020	1,554,372	(778,569)	1,523,349	2,299,152

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:
Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Steven R. Gardner ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Steven R. Gardner ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Steven R. Gardner ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Steven R. Gardner ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Steven R. Gardner ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Steven R. Gardner ($)	Total — Inclusion of Equity Values for Steven R. Gardner ($)
2023	3,405,544	(1,166,455)	—	(1,241,689)	—	163,291	1,160,690
2022	3,554,430	(2,996,048)	—	(309,054)	—	161,309	410,637
2021	4,846,074	3,934,106	—	861,517	—	167,297	9,808,994
2020	6,299,013	540,444	—	(207,224)	—	125,785	6,758,018
Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total — Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	1,118,968	(267,021)	—	(270,328)	—	51,009	632,628
2022	950,614	(650,621)	—	(75,243)	—	43,917	268,667
2021	1,142,669	1,016,356	—	215,581	—	44,074	2,418,680
2020	1,398,963	141,348	—	(50,750)	—	33,788	1,523,349

(4)
The Peer Group TSR set forth in this table utilizes the KBW Nasdaq Regional Banking Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the KBW Regional Banking Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Adjusted Return on Average Assets (ROAA) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. Adjusted ROAA is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Annex A This performance measure may not have been the most important financial performance measure for previous years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between NEO Compensation Actually Paid and Company and Peer Group Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and the Company’s and peer group’s cumulative TSR over the fiscal four year period from 2020 through 2023.
Description of Relationship Between NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our net income during fiscal 2020 through 2023.

Description of Relationship Between NEO Compensation Actually Paid and Adjusted Return on Average Assets
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and Adjusted ROAA during fiscal 2020-2023. Adjusted ROAA is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Annex A.
Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to Company performance. The measures in this table are not ranked.
Return on Average Assets*
Return on Average Tangible Common Equity*
Pre-provision Net Revenue on Average Assets*
Tangible Common Equity Ratio
Nonperforming Assets on Total Assets
Efficiency Ratio*

*
Unadjusted and adjusted basis

PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE NAMED EXECUTIVE OFFICER COMPENSATION
The Board of Directors Recommends a Vote “FOR” the “EVERY YEAR” Option as the Frequency for the Advisory Vote on Executive Compensation.
In addition to the Say-on-Pay advisory voting requirements discussed with regard to Proposal 2, above, the Dodd-Frank Act also requires under Section 14A of the Exchange Act that companies provide their stockholders with the opportunity to cast an advisory vote at least once every six years, on the frequency with which the Say-on-Pay vote should be held: once every year, every two, or every three.
This Proposal 3 provides stockholders with the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings (or a special stockholder meeting for which we must include executive compensation information in the Proxy Statement for that meeting). The vote on this proposal is not binding on the Company but will be considered by the Compensation Committee as it administers the Company’s executive compensation program. Stockholders may vote for a frequency of say-on-pay votes of one, two, or three years, or may abstain from voting.
The Company values the opinions expressed by stockholders and will consider the outcome of these votes in making its decisions on executive compensation in the future. We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program.
You may cast your vote on your preferred voting frequency by choosing the option of once every year (“1 year”), once every two years (“2 years”), once every three years (“3 years”), or you may abstain from voting on the following resolution:
“RESOLVED, that the option of once every year, once every two years, or once every three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency for holding an advisory stockholder vote to approve the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
Vote Required
The option of 1 year, 2 years, or 3 years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation recommended by stockholders. While this vote on the frequency of the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will consider the outcome of the vote when determining the frequency of the advisory vote on executive compensation. The Board may determine that it is advisable and in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by stockholders.

PROPOSAL NO. 4 — RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024
The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Auditor for the Fiscal Year Ending December 31, 2024.
Proposal
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent auditor for the fiscal year ending December 31, 2024. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of Deloitte as the Company’s independent auditor for the fiscal year ended December 31, 2024. Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors feels it is sound corporate governance to do so. If the appointment of Deloitte is not ratified by the Company’s stockholders, the Audit Committee may appoint another independent auditor or may decide to maintain its appointment of Deloitte.
Representatives of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Change of the Independent Auditor
On March 15, 2022, following a competitive proposal process at the direction of the Audit Committee, we dismissed Crowe LLP (“Crowe”) as our independent auditor, effective immediately. The decision to change independent auditors was approved by the Audit Committee.
Crowe’s reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2021 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the two fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through March 15, 2022, there were no (i) disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related instructions thereto, with Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe, would have caused Crowe to make reference to the subject matter of the disagreements in connection with its reports; or (ii) reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.
We provided Crowe with a copy of the foregoing disclosures and requested Crowe to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us set forth above and, if not, stating the respects in which is does not agree. Crowe’s letter, dated March 21, 2022, was filed as Exhibit 16.1 to our Current Report on Form 8-K, filed with the SEC on March 21, 2022.
On March 15, 2022, we informed Deloitte that the Audit Committee had approved the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. During our two most recent fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through March 15, 2022, neither we nor anyone acting on our behalf consulted with Deloitte regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Representatives of Crowe will not be present at the Annual Meeting.

Vote Required
The affirmative vote of holders of the majority of the shares for which votes are cast on the proposal at the Annual Meeting is needed to approve this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.
Fees
Fees for professional services rendered to the Company by Crowe and Deloitte for the years ended December 31, 2023 and 2022 were as follows:
	FOR THE YEAR ENDED DECEMBER 31,
	2023		2022
	Deloitte	Crowe	Deloitte	Crowe
Audit fees	$2,028,604	$52,500	$1,8700,750	$56,000
Audit-related fees	41,895	—	45,895	15,000
Total audit and audit-related fees	2,070,499	52,500	1,846,645	71,000
All other fees	—	79,881	—	45,275
Total fees	$2,070,499	$132,381	$1,846,645	$116,275
Audit Fees	Fees are related to the integrated audit of the Company’s annual financial statements for the years ended December 31, 2023 and 2023, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K for those years.
Audit-Related Fees	Fees for 2023 primarily consist of the assurance and related services provided in connection with Uniform Single Attestation Program. Fees for 2022 consist of the assurance and related services provided in connection with the Company’s filing of its Registration Statement on Form S-8 filing and Uniform Single Attestation Program.
All Other Fees	Fees for 2023 are related to Fair Lending and Unfair, Deceptive, or Abusive Acts or Practices compliance reviews as well as accounting advisory services. Fees for 2022 are related to loan modification policies and procedures.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.
In 2023, 100% of Audit Related Fees and All Other Fees were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2023 with management and with the independent auditor. Specifically, the Audit Committee has discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, which includes, among other things:
•
Methods used to account for significant unusual transactions;

•
The effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•
The process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

•
Disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditor, Deloitte, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. Additionally, the Audit Committee has discussed with Deloitte the issue of its independence from the Company. Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
AUDIT COMMITTEE
M. Christian Mitchell, Chair
Jeffrey C. Jones
George M. Pereira
Zareh H. Sarrafian
Richard C. Thomas

MEETING AND OTHER INFORMATION
Notice of Internet Availability of Proxy Materials
In accordance with rules adopted by the SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including the Notice of Meeting and Proxy Statement and the 2023 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Proxy Materials”), at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If you would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to you.
Our Board of Directors provided the Notice of Internet Availability and is making the proxy materials available to you in connection with the Annual Meeting. As a stockholder of record on the Record Date, you are invited to attend the Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement.

Information Contained in Proxy Statement	This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other required information.
Access the Company’s Proxy Materials Electronically	The Proxy Materials are available at www.proxyvote.com and from our corporate website at www.ppbi.com under the “Investors” section. To view this material, you must have available the 16-digit control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.
Stockholders Eligible to Vote	Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.
Shares Eligible to be Voted	As of the Record Date, we had 96,475,096 shares of common stock outstanding. Each outstanding share of our common stock will entitle its holder to one vote on each of the eleven (11) director nominees to be elected and one vote on each other matter to be voted on at the Annual Meeting.
Quorum Requirement	As of the Record Date, 96,475,096 shares of the Company’s common stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the Annual Meeting, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.
Broker Non-Votes	If a broker indicates on its proxy that it submits to the Company that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner and you do not provide instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares for or against “routine” matters such as Proposal No. 4, the ratification of the appointment of our independent auditor. Brokers are not permitted to exercise discretionary voting authority to vote your shares for or against “non-routine” matters. All of the matters on which stockholders will be asked to vote on at the Annual Meeting, with the exception of Proposal No. 4, the ratification of the appointment of our independent auditor, are “non-routine” matters.

How to Vote
If you are the stockholder of record, you may vote by one of the following four methods (as instructed on the Notice of Internet Availability):
•
in person at the Annual Meeting;

•
via the Internet;

•
by telephone; or

•
by mail.

If you would like to vote in person at the Annual Meeting and would like to obtain directions to, or other instructions for attending, the Annual Meeting, please contact Investor Relations, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614 at (949) 864-8000.
If you elect to vote by mail and you requested and received a printed set of the proxy materials, you may mark, sign, date, and mail the proxy card enclosed with the proxy materials you received.
Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.
If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive these Proxy Materials. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to, or otherwise present your proxy at, our Annual Meeting.

Voting Over the Internet or by Telephone
Voting over the Internet: You may use the Internet (www.proxyvote.com) to transmit your vote up until 11:59 p.m., Eastern Time, May 12, 2024 by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials.
Voting by Telephone: If you are a stockholder of record, you may call 1-800-690-6903 and use any touch-tone telephone to transmit your vote up until 11:59 p.m., Eastern Time, May 12, 2024 by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form you received if you requested and received a printed set of the proxy materials. Note: If you intend to take advantage of the opportunity to listen to the Annual Meeting via telephone, you will not be able to revoke or cast a vote over the telephone during the Annual Meeting.
If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Revoking or Changing Your Vote
If you are the record owner of your shares, and you completed and submitted a proxy card, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
•
submitting a new proxy card with a later date;

•
delivering written notice to our Secretary on or before May 13, 2024, stating that you are revoking your proxy;

•
attending the Annual Meeting and voting your shares in person; or

•
if you are a record owner of your shares and you submitted your proxy by telephone or via the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be.

Please note that attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.
If you own your shares in “street name,” you may later revoke your voting instructions by informing the bank, broker or other holder of record in accordance with that entity’s procedures.

The Cost of the Proxy Solicitation	The Company will bear the cost of the solicitation of proxies. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We have retained DF King & Co., Inc. to assist in the solicitation at a cost of approximately $12,000, plus payment of reasonable out-of-pocket expenses incurred by DF King & Co., Inc.
How to Obtain the Company’s Corporate Governance Information	Our Corporate Governance information is available from our website at www.ppbi.com under the “Investors” section. Our stockholders may also obtain written copies at no cost by writing to us at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Investor Relations Department, or by calling (949) 864-8000.

Requesting Electronic or Printed Copies of this and Future Proxy Materials
You may request and consent to delivery of electronic or printed copies of this and future proxy statements, annual reports and other stockholder communications by:
•
visiting www.proxyvote.com;

•
calling 1-800-690-6903; or

•
sending an email to sendmaterial@proxyvote.com.

When requesting copies of proxy materials and other stockholder communications, you should have available the 16-digit control number located on the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

STOCKHOLDER PROPOSALS OR NOMINATIONS
Under the rules of the SEC and our Bylaws, stockholder proposals that meet certain conditions may be included in our Proxy Statement and form of proxy for a particular annual meeting if they are presented to us in accordance with the following:
•
Stockholder proposals intended to be considered for inclusion in next year’s Proxy Statement for the 2025 Annual Meeting of Stockholders must be received by the Company by December 2, 2024, which is one hundred twenty (120) days prior to the anniversary date that we released this Proxy Statement to our stockholders for the Annual Meeting.

•
Stockholders that intend to present a proposal at our 2025 Annual Meeting of Stockholders, but not to include the proposal in our Proxy Statement for that meeting, must give notice of the proposal to our Secretary no sooner than January 13, 2025, which is one hundred twenty (120) days prior to May 13, 2025, which is the one-year anniversary of the Annual Meeting, but no later than February 12, 2025, which is ninety (90) days prior to May 13, 2025 (the one-year anniversary of the Annual Meeting). As set forth in our Bylaws, the stockholder’s notice to the Secretary must contain certain required information.

•
If the date of the 2025 Annual Meeting of Stockholders is held on a date more than thirty (30) calendar days before or sixty (60) days after May 13, 2025 (the one-year anniversary of the Annual Meeting), the stockholder’s notice must be delivered to our Secretary no sooner than the 120th day prior to the 2025 Annual Meeting of Stockholders, and no later than (a) the 90th day prior to the date of the 2025 Annual Meeting of Stockholders, or (b) in the event the first public announcement of the date of the 2025 Annual Meeting of Stockholders is less than one hundred (100) days prior to the date of the 2025 Annual Meeting of Stockholders, the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made by the Company.

•
In the event the Board of Directors increases the number of directors to be elected to the Board of Directors and the public announcement of such increase is not made on or before February 12, 2025, which is one hundred (100) days prior to May 13, 2025 (the one-year anniversary of the Annual Meeting), stockholder nominees for the new directorships will be considered timely if provided to Secretary within ten (10) days of the public announcement.

•
Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by us for the Annual Meeting will have discretionary authority to vote with respect to any proposal received after February 16, 2024, which is forty-five (45) days before the date on which the Company first sent the proxy materials for the Annual Meeting. In addition, our Bylaws provide that any matter to be presented at the Annual Meeting must be proper business to be transacted at the Annual Meeting or a proper nomination to be decided on at the Annual Meeting and must have been properly brought before such meeting pursuant to our Bylaws.

•
Our Secretary must receive notices of stockholder proposals or nominations in writing at the executive offices of the Company at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Secretary.

No notice that a stockholder intends to present a proposal at the Annual Meeting was received by the Company on or before February 22, 2024, which is ninety (90) days prior to the one-year anniversary of the 2023 Annual Meeting of Stockholders.

COMPANY DOCUMENTS AND OTHER MATTERS
Annual Report
A copy of our 2023 Annual Report, including financial statements and schedules, has been made available to stockholders and is posted on our website at www.ppbi.com under the “Investors” section, on the website www.proxyvote.com and on the SEC at its website, www.sec.gov.
Additional copies of our 2023 Annual Report may be obtained without charge by writing to Investor Relations, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614 or by calling (949) 864-8000.
Householding
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, and Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or nominee if your shares are held in a brokerage account or other account or our agent, American Stock Transfer & Trust Company, LLC (“AST”) if you hold registered shares. You can notify AST by sending a written request to: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, or by calling AST at (800) 937-5449.
Other Matters
The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
Whether or not you intend to be present at the Annual Meeting, you are urged to vote via the Internet, by telephone, or, if you received printed materials, by returning your proxy card. If you are present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record-holder to vote personally at the Annual Meeting.

ANNEX A
GAAP TO NON-GAAP RECONCILIATION
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. The non-GAAP measures used herein include net income, as adjusted, return on average assets, as adjusted, diluted earnings per share, as adjusted, return on average common equity, return on average common equity, as adjusted, return on average tangible common equity, return on average tangible common equity, as adjusted, efficiency ratio, efficiency ratio, as adjusted, tangible book value per share, pre-provision net revenue, pre-provision net revenue on average assets, and pre-provision net revenue on average assets, as adjusted.
Management believes that these non-GAAP financial measures provide useful information to gain an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies. A reconciliation of the non-GAAP measures to the GAAP measure is set forth below:
	FOR THE YEAR ENDED DECEMBER 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands)
Net Income	$30,852	$283,743	$339,889	$60,351	$159,718
Less: Net Loss from Investment Securities Repositioning	(254,065)	—	—	—	—
Add: FDIC Special Assessment	2,080	—	—	—	—
Add: Initial CECL-Related ACL Adjustment Related to Acquisition	—	—	—	84,431	—
Add: Merger-Related Expense	—	—	5	49,129	656
Less: Tax Adjustment(1)	(72,387)	—	(1)	(38,170)	(190)
Net Income, as Adjusted	$214,610	$283,743	$339,893	$155,741	$160,184
Average Assets	$20,787,793	$21,513,428	$20,492,402	$16,817,242	$11,546,912
Return on Average Assets	0.15%	1.32%	1.66%	0.36%	1.38%
Add: Net Loss from Investment Securities Repositioning, FDIC Special Assessment, initial CECL-Related ACL Adjustment, and Merger-Related Expense, Net of Tax(1)	0.88%	—%	—%	0.57%	0.01%
Return on Average Assets, as Adjusted	1.03%	1.32%	1.66%	0.93%	1.39%

(1)
Net loss from investment securities repositioning, FDIC special assessment, initial CECL-related ACL adjustment related to acquisition, and merger-related expense are tax effected at respective statutory tax rates.

	FOR THE YEAR ENDED DECEMBER 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands, except per share data)
Net Income	$30,852	$283,743	$339,889	$60,351	$159,718
Less: Dividends and Undistributed Earnings Allocated to Participating Securities	(2,061)	(3,405)	(3,517)	(798)	(1,650)
Net Income Allocated to Common Stockholders	28,791	280,338	336,372	59,553	158,068
Less: Net Loss from Investment Securities Repositioning	(254,065)	—	—	—	—
Add: FDIC Special Assessment	2,080	—	—	—	—
Add: Initial CECL-Related ACL Adjustment Related to Acquisition	—	—	—	84,431	—
Add: Merger-Related Expense	—	—	5	49,129	656
Less: Tax Adjustment(1)	(72,387)	—	(1)	(38,170)	(190)
Net Income Allocated to Common Stockholders, as Adjusted	$212,549	$280,338	$336,376	$154,943	$158,534
Weighted Average Shares Outstanding-Diluted	94,236,875	94,091,461	94,012,137	79,506,274	60,692,281
Diluted Earnings per Share	$0.31	$2.98	$3.58	$0.75	$2.60
Diluted Earnings per Share, as Adjusted	$2.26	$2.98	$3.58	$1.95	$2.61

(1)
Net loss from investment securities repositioning, FDIC special assessment, initial CECL-related ACL adjustment related to acquisition, and merger-related expense are tax effected at respective statutory tax rates.

	FOR THE YEAR ENDED DECEMBER 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands)
Net Income	$30,852	$283,743	$339,889	$60,351	$159,718
Add: Amortization of Intangible Assets Expense	12,303	13,983	15,936	17,072	17,245
Less: Tax Adjustment(1)	(3,491)	(3,987)	(4,556)	(4,892)	(4,986)
Net Income for Average Tangible Common Equity	39,664	293,739	351,269	72,531	171,977
Less: Net Loss from Investment Securities Repositioning	(254,065)	—	—	—	—
Add: FDIC Special Assessment	2,080	—	—	—	—
Add: Initial CECL-Related ACL Adjustment Related to Acquisition	—	—	—	84,431	—
Add: Merger-Related Expense	—	—	5	49,129	656
Less: Tax Adjustment(1)	(72,387)	—	(1)	(38,170)	(190)
Adjusted Net Income for Average Tangible Common Equity	$223,422	$293,739	$351,273	$167,921	$172,443
Average Stockholders’ Equity	$2,844,289	$2,788,543	$2,798,593	$2,419,013	$1,996,761
Less: Average Intangible Assets	(49,643)	(62,833)	(77,817)	(86,740)	(92,339)
Less Average Goodwill	(901,312)	(901,312)	(900,458)	(861,183)	(808,535)
Average Tangible Common Equity	1,893,334	1,824,398	1,820,318	1,471,090	1,095,887
Add: Tax Adjustment(1)	(23,917)	—	—	55,644	—
Average Tangible Common Equity, as Adjusted	$1,869,417	$1,824,398	$1,820,318	$1,526,734	$1,095,887
Return on Average Common Equity	1.08%	10.18%	12.14%	2.49%	8.00%
Return on Average Common Equity, as Adjusted	7.61%	10.18%	12.15%	6.29%	8.02%
Return on Average Tangible Common Equity	2.09%	16.10%	19.30%	4.93%	15.69%
Return on Average Tangible Common Equity, as Adjusted	11.95%	16.10%	19.30%	11.00%	15.74%

(1)
Amortization of intangible assets, net loss from investment securities repositioning, FDIC special assessment, initial CECL-related ACL adjustment related to acquisition, and merger-related expense are tax effected at respective statutory tax rates.

	FOR THE YEAR ENDED DECEMBER 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands)
Total Noninterest Expense	$406,951	$396,670	$380,277	$381,119	$259,065
Less: Amortization of Intangible Assets Expense	(12,303)	(13,983)	(15,936)	(17,072)	(17,245)
Less: Other Real Estate Owned Operations, Net	(215)	—	—	(1)	(160)
Less: Merger-Related Expense	—	—	(5)	(49,129)	(656)
Noninterest Expense, as Adjusted	$394,433	$382,687	$364,336	$314,917	$241,004
Less: FDIC Special Assessment	(2,080)	—	—	—	—
Noninterest Expense, as Adjusted for FDIC Special Assessment	$392,353	$382,687	$364,336	$314,917	$241,004
Net Interest Income	$625,039	$697,112	$662,374	$574,211	$447,301
Add: Total Noninterest (loss) Income	(173,918)	88,748	107,850	71,325	35,236
Less: Net Loss (Gain) from Investment Securities	253,927	(1,710)	(16,906)	(13,882)	(8,571)
Less: Other Income — Security Recoveries	—	—	(10)	(2)	(2)
Less: Net (Gain) Loss from Other Real Estate Owned	(82)	—	—	112	(52)
Less: Net (Gain) Loss from Debt Extinguishment	(793)	—	180	—	612
Revenue, as Adjusted	$704,173	$784,150	$753,488	$631,764	$474,524
Efficiency Ratio	56.0%	48.8%	48.4%	49.8%	50.8%
Efficiency Ratio, as Adjusted for FDIC Special Assessment	55.7%	48.8%	48.4%	49.8%	50.8%
	FOR THE YEAR ENDED DECEMBER 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands, except per share data)
Total Assets	$19,026,645	$21,688,017	$21,094,429	$19,736,544	$11,776,012
Less: Intangible Assets	(944,597)	(956,900)	(970,883)	(984,076)	(891,634)
Tangible Assets	$18,082,048	$20,731,117	$20,123,546	$18,752,468	$10,884,378
Total Stockholders’ Equity	$2,882,581	$2,798,389	$2,886,311	$2,746,649	$2,012,594
Less: Intangible Assets	(944,597)	(956,900)	(970,883)	(984,076)	(891,634)
Tangible Common Equity	$1,937,984	$1,841,489	$1,915,428	$1,762,573	$1,120,960
Tangible Common Equity Ratio	10.72%	8.88%	9.52%	9.40%	10.30%
Basic Shares Outstanding	95,860,092	95,021,760	94,389,543	94,483,136	59,506,057
Book Value per Share	$30.07	$29.45	$30.58	$29.07	$33.82
Less: Intangible Book Value per Share	(9.85)	(10.07)	(10.29)	(10.42)	(14.98)
Tangible Book Value per Share	$20.22	$19.38	$20.29	$18.65	$18.84

	For the Year Ended December 31,
	2018	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Total Assets	$11,487,387	$8,024,501	$4,036,311	$2,789,599	$2,037,731	$1,714,187
Less: Intangible Assets	(909,282)	(536,343)	(111,941)	(58,002)	(28,564)	(24,056)
Tangible Assets	$10,578,105	$7,488,158	$3,924,370	$2,731,597	$2,009,167	$1,690,131
Total Stockholders’ Equity	$1,969,697	$1,241,996	$459,740	$298,980	$199,592	$175,226
Less: Intangible Assets	(909,282)	(536,343)	(111,941)	(58,002)	(28,564)	(24,056)
Tangible Common Equity	$1,060,415	$705,653	$347,799	$240,978	$171,028	$151,170
Tangible Common Equity Ratio	10.02%	9.42%	8.86%	8.82%	8.51%	8.94%
Basic Shares Outstanding	62,480,755	46,245,050	27,798,283	21,570,746	16,903,884	16,656,279
Book Value per Share	$31.52	$26.86	$16.54	$13.86	$11.81	$10.52
Less: Intangible Book Value per Share	(14.55)	(11.60)	(4.03)	(2.69)	(1.69)	(1.44)
Tangible Book Value per Share	$16.97	$15.26	$12.51	$11.17	$10.12	$9.08
	For the Year Ended December 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands)
Interest Income	$887,985	$768,578	$696,739	$630,726	$526,107
Interest Expense	262,946	71,466	34,365	56,515	78,806
Net Interest Income	625,039	697,112	662,374	574,211	447,301
Noninterest (Loss) Income	(173,918)	88,748	107,850	71,325	35,236
Revenue	451,121	785,860	770,224	645,536	482,537
Noninterest Expense	406,951	396,670	380,277	381,119	259,065
Add: Merger-Related Expense	—	—	5	49,129	656
Pre-Provision Net Revenue	44,170	389,190	389,952	313,546	224,128
Less: Net Loss from Investment Securities Repositioning	(254,065)	—	—	—	—
Add: FDIC Special Assessment	2,080	—	—	—	—
Pre-Provision Net Revenue, as Adjusted	$300,315	$389,190	$389,952	$313,546	$224,128
Average Assets	$20,787,793	$21,513,428	$20,492,402	$16,817,242	$11,546,912
Pre-provision Net Revenue on Average Assets (Annualized)	0.21%	1.81%	1.90%	1.86%	1.94%
Pre-Provision Net Revenue on Average Assets, as Adjusted (Annualized)	1.44%	1.81%	1.90%	1.86%	1.94%

PACIFIC PREMIER

BANCORP, INC.

17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614
888.388.5433
ppbi.com

Member FDIC

EQUAL HOUSING LENDER

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateSCAN TOVIEW MATERIALS & VOTE0 0 00 0 00 0 00 0 00 0 00 0 00 0 00 0 00 0 00 0 00 0 00 0 00 0 0 00 0 00000635992_1 R1.0.0.6PACIFIC PREMIER BANCORP, INC.ATTN: CORPORATE SECRETARY17901 VON KARMAN AVESUITE 1200IRVINE, CA 92614VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 P.M. ET on 05/12/2024. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to createan electronic voting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ETon 05/12/2024. Have your proxy card in hand when you call and then follow theinstructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.The Board of Directors recommends you vote FORthe following:1. Election of DirectorsNominees For Against Abstain1a. Ayad A. Fargo1b. Steven R. Gardner1c. Stephanie Hsieh1d. Jeffrey C. Jones1e. Rose E. McKinney-James1f. M. Christian Mitchell1g. George M. Pereira1h. Barbara S. Polsky1i. Zareh H. Sarrafian1j. Jaynie M. Studenmund1k. Richard C. ThomasThe Board of Directors recommends you vote FORthe following proposal: For Against Abstain2. To approve, on a non-binding advisory basis,the compensation of the Company's namedexecutive officers.The Board of Directors recommends youvote 1 YEAR on the following proposal: 3 years 2 years 1 year Abstain3 To approve, on a non-binding advisorybasis, the frequency of future advisoryvotes on the named executive officercompensation.The Board of Directors recommends you vote FORthe following proposal: For Against Abstain4 To ratify the appointment of Deloitte & ToucheLLP as the Company's independent auditor forthe fiscal year ending December 31, 2024.NOTE: Such other business as may properly comebefore the meeting or any adjournment orpostponement thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation orpartnership, please sign in full corporate or partnership name, by authorized officer.

0000635992_2 R1.0.0.6Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and 2023 AnnualReport on Form 10-K is/are available at www.proxyvote.comPACIFIC PREMIER BANCORP, INC.2024 Annual Meeting of StockholdersMay 13, 2024 9:00 AMThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) the official proxy committee of the Board of Directors of Pacific Premier Bancorp, Inc. as proxies, each with the power toappoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stockof Pacific Premier Bancorp, Inc. that the stockholder(s) is/are entitled to vote at the 2024 Annual Meeting of Stockholders to be held at 09:00 AM PDT on May 13,2024, at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordancewith the Board of Directors' recommendations.Continued and to be signed on reverse side